Exhibit 2.1

EXECUTION VERSION

MERGER AGREEMENT

by and among

MOSAIC REAL ESTATE CREDIT, LLC,
a Delaware limited liability company,

MOSAIC REAL ESTATE CREDIT TE, LLC,
a Delaware limited liability company,

MREC INTERNATIONAL INCENTIVE SPLIT, LP,
a Delaware limited partnership,

MOSAIC REAL ESTATE CREDIT OFFSHORE, LP,
a Cayman Islands exempted limited partnership,

MREC CORP SUB 1 (VO), LLC
a Delaware limited liability company,

MREC CORP SUB 2 (LA OFFICE), LLC
a Delaware limited liability company,

MREC CORP SUB 3 (SUPERBLOCK), LLC
a Delaware limited liability company,

MOSAIC SPECIAL MEMBER, LLC,
a Delaware limited liability company,

MOSAIC SECURED HOLDINGS, LLC,
a Delaware limited liability company

MREC MANAGEMENT, LLC,
a Delaware limited liability company,

RC MOSAIC SUB, LLC,
a Delaware limited liability company,

SUTHERLAND PARTNERS, L.P.,
a Delaware limited partnership,

and

READY CAPITAL CORPORATION,
a Maryland corporation

TABLE OF CONTENTS

Page(s)

ARTICLE I DEFINITIONS	2

ARTICLE II TRANSACTIONS	20

ARTICLE III CLOSING	27

ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING SUBJECT COMPANIES	30

-i-

ARTICLE V REPRESENTATIONS AND WARRANTIES OF MOSAIC ENTITIES	52

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES	54

-ii-

Section 6.12	Intellectual Property	62

Section 6.13	Material Contracts	62

Section 6.14	Information Supplied	63

Section 6.15	Business Conduct of Merger Sub	63

Section 6.16	Opinion of Financial Advisor	63

Section 6.17	Broker’s Fees	63

ARTICLE VII COVENANTS	64

ARTICLE VIII CONDITIONS PRECEDENT	79

Section 8.01	Conditions to Each Party’s Obligation to Consummate the Transactions	79

Section 8.02	Additional Conditions to Obligations of Parent Parties	80

Section 8.03	Additional Conditions to Obligations of Mosaic Parties	81

Section 8.04	Frustration of Closing Conditions	82

ARTICLE IX TERMINATION	82

Section 9.01	Termination	82

Section 9.02	Notice of Termination; Effect of Termination	83

-iii-

ARTICLE X MISCELLANEOUS	83

Schedules:

Schedule A:	Example Mosaic Book Value Schedule
Schedule B:	Example Parent Book Value Schedule

Exhibits:

Exhibit A:	Form of Interest Exchange Agreement
Exhibit B:	Form of Contingent Equity Rights Agreement
Exhibit C:	Form of Parent Articles Supplementary

-iv-

MERGER AGREEMENT

This Merger Agreement (as it may be amended from time to time in accordance with the terms hereof, this “Agreement”), dated as of November 3, 2021, is entered into by and among Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership (“MREC Offshore”), MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company (“MREC Corp Sub 1”), MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company (“MREC Corp Sub 2”), MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company (“MREC Corp Sub 3” and with MREC Offshore, MREC Corp Sub 1 and MREC Corp Sub 2, each individually a “Mosaic Offshore Entity” and collectively, the “Mosaic Offshore Entities”), Mosaic Special Member, LLC, a Delaware limited liability company (the “Mosaic Special Member”), Mosaic Secured Holdings, LLC, a Delaware limited liability company (“Mosaic Secured Holdings”), MREC Management, LLC, a Delaware limited liability company (the “Mosaic Manager” and with the Mosaic Offshore Entities, Mosaic Special Member and Mosaic Secured Holdings, each individually a “Mosaic Entity” and collectively, the “Mosaic Entities,” and with the Mosaic Merger Entities, each individually a “Mosaic Party” and, collectively, the “Mosaic Parties”), RC Mosaic Sub, LLC, a Delaware limited liability company (“Merger Sub”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and Ready Capital Corporation, a Maryland corporation (“Parent”).

RECITALS

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes (“REIT”) and the sole general partner of the Operating Partnership, which is a Delaware limited partnership and the operating partnership of Parent, and Merger Sub is a wholly owned Subsidiary of the Operating Partnership;

WHEREAS, the Mosaic Merger Entities collectively own, directly or indirectly, a majority of the equity interests in MREC Shared Holdings General Partnership, a Delaware general partnership (“MREC Shared Holdings”), MREC REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”), MREC TE REIT Pref Holdings, LLC, a Delaware limited liability company (“REIT Pref Holdings”), MREC TE Holdings, LLC, a Delaware limited liability company (“TE Holdings”), and MREC International Holdings, LLC, a Delaware limited liability company (“International Holdings”), and MREC Domestic REIT Holdings, LLC, a Delaware limited liability company (“Domestic REIT Holdings,” and with MREC Shared Holdings, REIT Holdings, REIT Pref Holdings, TE Holdings and International Holdings, each individually a “Mosaic Holding Entity” and, collectively, the “Mosaic Holding Entities”), and, directly and through the Mosaic Holding Entities, all of the interests in MREC Good Asset, LLC, a Delaware limited liability company (“MREC Good Asset”), MREC U Asset Pool, LLC, a Delaware limited liability company (“MREC U”), MREC U2 Asset Pool, LLC, a Delaware limited liability company (“MREC U2”), and MREC NU Asset Pool, LLC, a Delaware limited liability company (“MREC NU” and, together with MREC Good Asset, MREC U and MREC U2, collectively, the “Primary Holding Entities” and each individually a “Primary Holding Entity” and, together with the Mosaic Merger Entities, the Mosaic Holding Entities and the respective direct and indirect Subsidiaries of the Primary Holding Entities and the Mosaic Holding Entities, each individually a “Subject Company” and, collectively, the “Subject Companies”);

WHEREAS, the Parties intend that Parent and the Operating Partnership acquire the Subject Companies by means of the Mergers described herein;

WHEREAS, concurrently with the execution of this Agreement, the Mosaic Manager, Mosaic Special Member, Parent and the Operating Partnership have entered into an agreement, in substantially the form attached as Exhibit A (the “Interest Exchange Agreement”), pursuant to which, among other matters, (i) the Mosaic Manager and Mosaic Special Member have agreed to cause each Organizational Document of the Mosaic Entities and the Subject Companies to be amended, effective immediately prior to the MREC Effective Time, to eliminate the Mosaic Manager’s and Mosaic Special Member’s right to additional manager compensation, including incentive compensation, on the terms and conditions set forth therein (each such amendment in substantially the form annexed to the Interest Exchange Agreement, a “Mosaic Amendment”) and (ii) the Operating Partnership has agreed, effective as of the MREC Effective Time, to issue to the Mosaic Manager the consideration set forth therein (the “Manager Consideration”);

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has unanimously (i) determined that this Agreement, the Mergers and the other transactions contemplated herein (collectively, with the Mergers, the “Transactions”), including the issuance of shares of Parent Common Stock upon conversion of shares of Parent Class B Stock issued as components of the Merger Consideration and the potential issuance of Parent Common Stock pursuant to the CERs or upon redemption of OP Units issued as components of the Manager Consideration (collectively, the “Parent Common Stock Issuance”), are in the best interests of Parent and its stockholders (the “Parent Stockholders”), (ii) approved this Agreement and the Transactions, including the Parent Common Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for consideration at the Parent Stockholders Meeting, and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance;

WHEREAS, Parent, in its capacity as general partner of the Operating Partnership, has (i) determined that this Agreement and the Transactions are in the best interests of the Operating Partnership, (ii) approved this Agreement and declared that the Transactions, including the issuance of OP Units pursuant to the Interest Exchange Agreement and the Services Agreement, are advisable, and (iii) approved this Agreement and the Transactions, including the issuance of OP Units pursuant to the Interest Exchange Agreement and the Services Agreement, and has taken all actions required to be taken by the Operating Partnership for the adoption, approval and due execution of this Agreement by the Operating Partnership and the consummation by the Operating Partnership of the Transactions; and

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also prescribe various terms of and conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“.pdf” has the meaning set forth in Section 10.14.

“Adjustment Amount” means the amount (if any) by which (i) the amount of the updated estimate of Mosaic Transaction Expenses delivered pursuant to Section 2.03(e) either exceeds or is less than (ii) the amount of Mosaic Transaction Expenses included in the computation of the Mosaic Adjusted Book Value that is reflected in the Merger Consideration Announcement.

“Advance” means (i) in respect of any Subject Company Loan in the Covered Portfolio, any disbursement of funds made by (or on behalf of) any of the Subject Companies (it being understood that any interest or fees on a Subject Company Loan that have been capitalized and treated as principal of such Subject Company Loan will be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Subject Company Loan and (ii) in respect of any Subject Company Investment in the Covered Portfolio, the purchase price paid for, or other investment made in respect of, such Subject Company Investment (including any accrued but unpaid dividends or other distributions and all capitalized costs and expenses, such as real-estate-owned marketing and carrying costs and third-party expenses in respect thereof).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Contracts” has the meaning set forth in Section 4.12(a)(ix).

“Agreement” has the meaning set forth in the Preamble hereto.

“Ancillary Document” means each of the CER Agreement, the Parent Articles Supplementary, the Interest Exchange Agreement, the Services Agreement, each Mosaic Amendment and each Employment Agreement.

“Book-Entry Interests” has the meaning set forth in Section 2.04(b)(i).

“Books and Records” has the meaning set forth in Section 3.04(a)(ii).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in the State of New York or the State of Maryland are authorized or required by Law to be closed for business.

“Calculating Party” means (i) Parent, with respect to the Parent Adjusted Book Value Per Share, and (ii) the Mosaic Manager, with respect to the Mosaic Adjusted Book Value.

“CAIS Listing Agreement” means that certain second amended and restated CAIS listing agreement dated as of May 13, 2020 between the Mosaic Manager, Mosaic Special Member, the Mosaic Funds and CAIS Capital, LLC.

“CER” means the contingent equity rights issued pursuant to the CER Agreement.

“CER Agreement” means the Contingent Equity Rights Agreement in the form attached as Exhibit B to be entered into among Parent, the Operating Partnership and the rights agent named therein in connection with the Closing.

“Certificate of Merger” has the meaning set forth in Section 3.02(a).

“Certificates” has the meaning set forth in Section 2.04(b)(i).

“CIP” has the meaning set forth in Section 4.17(f).

“Closing” has the meaning set forth in Section 3.01.

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Incentive Fee Amount” has the meaning set forth in Section 2.06.

“Closing Reimbursement Amount” has the meaning set forth in Section 2.06.

“Code” means the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder.

“Confidentiality Agreement” has the meaning set forth in Section 7.03(b).

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Contributor” has the meaning set forth in Section 4.10(k).

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of works of authorship, that such works of authorship, or other software or Intellectual Property incorporated into, derived from, used or distributed with such works of authorship: (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form); (b) be licensed for the purpose of preparing derivative works; (c) be licensed under terms that allow Subject Company products, services and offerings or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law); or (d) be redistributable at no license fee. Copyleft Licenses include the GNU GPL, GNU AGPL, GNU LGPL licenses, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Covered Persons” has the meaning set forth in Section 7.15(a).

“Covered Portfolio” means the portfolio of Subject Company Loans and Subject Company Investments listed and more particularly described in Sections 4.07(a) and 4.07(b) of the Mosaic Disclosure Schedules.

“Delaware Secretary of State” has the meaning set forth in Section 3.02(a).

“Designated Contracts” has the meaning set forth in Section 4.12(a).

“Determination Date” means September 30, 2021, or such other date as may be mutually agreed by the Parties in their respective sole discretions.

“Disclosure Schedules” means the Mosaic Disclosure Schedules and the Parent Disclosure Schedules, as applicable.

“Discount Amount” means an amount (expressed in Dollars) equal to $98,900,000.

“Dispute Notice” has the meaning set forth in Section 2.03(b).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“Dollars” or “$” means the lawful currency of the United States.

“Domestic REIT Holdings” has the meaning set forth in the Recitals hereto.

“Effective Time” has the meaning set forth in Section 3.02(a)(i).

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other insurance coverage, employment, change in control, retention, employee loan, commission, severance, disability, deferred compensation, profit sharing, bonus, stock options, stock purchase, phantom stock, equity or equity-related incentive, incentive compensation, retirement, pension, post-retirement or material fringe or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, that is maintained, sponsored, or contributed to by any Mosaic Party, any Subject Company, or their respective Subsidiaries for the benefit of any current or former employee, director or individual consultant or pursuant to which any Subject Company has any current or future liability.

“Employment Agreements” has the meaning set forth in the Interest Exchange Agreement.

“Employment Matters” has the meaning set forth in Section 4.14(a).

“End Date” has the meaning set forth in Section 9.01(b)(ii).

“Environmental Claim” means any Proceeding, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement Proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equitable Exceptions” has the meaning set forth in Section 4.01(b).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with a Person or any of its Affiliates as a “single employer” within the meaning of Sections 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 2.04(a).

“Exchange Fund” has the meaning set forth in Section 2.04(a).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Filings” means all registrations, filings and notices with or to Governmental Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“Incentive Party” or “Incentive Parties” has the meaning set forth in the Interest Exchange Agreement.

“Indebtedness” means any existing or contingent (a) indebtedness for borrowed money, (b) indebtedness evidenced by any note, bond, debenture or other debt security or negotiable instrument, (c) obligation for the deferred purchase price of property or services, (d) commitment by which a Person assures a creditor against loss, (e) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, (f) indebtedness of others as described in clauses (a) through (e) above guaranteed by such Person, and (g) indebtedness or liability that is secured by a Lien on such Person’s assets or the assets of such Person’s Affiliates; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course of Business, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course of Business.

“Independent Accounting or Valuation Firm” has the meaning set forth in Section 2.03(c).

“Intellectual Property” means any and all proprietary rights in the following in any jurisdiction throughout the world: (a) invention disclosure statements, issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing; and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, applications for inventor’s certificates, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill symbolized thereby, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain name registrations and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) information and materials not generally known to the public, including trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) all computer programs including operating systems, applications, firmware, application programming interfaces (whether in source code, object code or other form), algorithms, compilations, modules, libraries or other components and all associated documentation (“Software”); (g) rights of publicity; and (h) all other similar intellectual or industrial property and proprietary rights.

“Interest Exchange Agreement” has the meaning set forth in the Recitals hereto.

“Interest Holders” means the holders of membership or partnership interests and units (as applicable) of the Mosaic Merger Entities.

“Interim Balance Sheet Date” means June 30, 2021.

“International Holdings” has the meaning set forth in the Recitals hereto.

“Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

“IRS” means the U.S. Internal Revenue Service.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leases” means all leases, ground leases, subleases or other similar agreements with respect to any of the Subject Company Leased Real Property, including all amendments, extensions, renewals, guarantees or other similar agreements relating thereto.

“Letter of Transmittal” has the meaning set forth in Section 2.04(b)(i).

“Liability” means, with respect to any Person, any liability, expense or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which a Subject Company or its Subsidiaries hold any rights or interests granted by other Persons, including the Mosaic Parties or any of their Affiliates.

“Lien” means any security interest, community or other property interest, pledge, mortgage, option, lien (including environmental and tax liens), charge, encumbrance, right-of-way, easement, right of first refusal or any other restriction of any kind, including any restriction or covenant with respect to, or condition governing, the use, transfer or other exercise of any attributes of ownership, other than solely restrictions imposed by applicable federal and state securities Law.

“Manager Consideration” has the meaning set forth in the Recitals hereto.

“Maryland Courts” has the meaning set forth in Section 10.12(b).

“Maryland SDAT” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” on a Person means any fact, circumstance, occurrence, state of fact, effect, change, event or development that, individually or in the aggregate, materially adversely affects (a) the financial condition, business, assets, properties or results of operations of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person and its Subsidiaries to consummate the Transactions before the End Date; provided, that no effect (by itself or when aggregated or taken together with any and all other effects) resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect,” and no effect (by itself or when aggregated or taken together with any and all other such effects) directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (iii) conditions (or changes in such conditions) in any industry or industries in which the Person operates (including changes in general market prices, changes in real estate values in the markets in which the Person owns an interest in properties, and regulatory changes affecting the industry); (iv) political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism); (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, other natural disasters or other weather conditions; (vi) any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any Law, directive, pronouncement or guideline issued by a Governmental Authority, including the Centers for Disease Control and Prevention, or the World Health Organization or other industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, any pandemic (including the SARS-CoV-2 virus and COVID-19 disease), epidemic, plague or other outbreak of illness or public health event or any change in such Law, directive, pronouncement or guideline or any interpretation thereof following the date of this Agreement or such Person’s or any of such Person’s Subsidiaries’ compliance therewith; (vii) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) any actions taken or failure to take action, in each case, at the written request of the other Party; (ix) compliance with the terms of, or the taking of any action expressly required by, this Agreement; or (x) any changes in such Person’s stock price or the trading volume of such Person’s stock, or any failure by such Person to meet any analysts’ estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); except to the extent such effects resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (vii) disproportionately adversely affect such Person and its Subsidiaries, taken as a whole, as compared to other Persons that conduct business in the regions in the world and in the industries in which such Person and its Subsidiaries conduct business (in which case, the incremental adverse effects (if any) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur solely to the extent they are disproportionate).

“Mergers” means the MREC Merger, the MREC TE Merger and the MREC IIS Merger.

“Merger Consideration” means the sum of the aggregate amount of the MREC Per Unit Merger Consideration, the aggregate amount of MREC TE Per Unit Merger Consideration, and the MREC IIS Merger Consideration.

“Merger Consideration Amount” means the quotient (rounded to the nearest one-hundredth) obtained by dividing (i) the sum of (x) the Mosaic Adjusted Book Value minus (y) the Discount Amount, plus or minus, as applicable (z) the Adjustment Amount by (ii) the Parent Adjusted Book Value Per Share, as such quotient may be adjusted in accordance with Section 2.05.

“Merger Consideration Announcement” has the meaning set forth in Section 2.03(d).

“Merger Sub” has the meaning set forth in the Preamble hereto.

“MGCL” means the Maryland General Corporation Law, as amended.

“Mosaic Adjusted Book Value” means, as of the Determination Date, the aggregate combined consolidated members’ equity of the Mosaic Funds, after reduction for all Mosaic Transaction Expenses that have not been previously paid or accrued (whether or not otherwise includible in members’ equity in accordance with GAAP) and for the book value of any assets of a Mosaic Offshore Entity that are not held in MREC IIS, and after giving pro forma effect to any dividends or other distributions by any Mosaic Merger Entities, in each case that are declared or are anticipated to be declared for which the record date is or will be after the Determination Date and prior to the Effective Time, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of the audited Mosaic Funds Financial Statements. An example calculation of the Mosaic Adjusted Book Value and the associated Proposed Book Value Schedule is set forth on Schedule A.

“Mosaic Amendment” has the meaning set forth in the Recitals hereto.

“Mosaic Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent, the Operating Partnership or any of their Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of any Subject Company or Mosaic Offshore Entity, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of any Subject Company or Mosaic Offshore Entity; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving any Subject Company or Mosaic Offshore Entity and a Person or group pursuant to which such Subject Company’s or Mosaic Offshore Entity’s members or partners immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of any Subject Company and its Subsidiaries (measured by the fair market value thereof).

“Mosaic Consent Solicitation Materials” has the meaning set forth in Section 7.06(a).

“Mosaic Disclosure Schedules” means the Disclosure Schedules delivered by the Mosaic Parties concurrently with the execution and delivery of this Agreement.

“Mosaic Director Designee” has the meaning set forth in Section 7.07.

“Mosaic Entity” or “Mosaic Entities” has the meaning set forth in the Preamble hereto.

“Mosaic Entity Releasor” has the meaning set forth in Section 10.02(a).

“Mosaic Fund” means each of MREC, MREC TE and MREC Offshore.

“Mosaic Funds Consent Solicitations” means the solicitation by the Mosaic Parties of all required consents or approvals of the partners, members and other investors in the Mosaic Funds to the Transactions and, with respect to MREC Offshore, the MREC Offshore Amendment (as defined in the Interest Exchange Agreement), all in accordance with applicable Law and the Organizational Documents of each Mosaic Fund.

“Mosaic Funds Financial Statements” means (a) the audited statements of assets, liabilities and members’ equity, schedules of investments, statements of operations, statements of changes in members’ equity and statements of cash flows of each Mosaic Fund, including the notes thereto, as of and for each of the fiscal years ended December 31, 2018, 2019 and 2020, and (b) the unaudited statements of assets, liabilities and statements of operations, as of and for the interim fiscal period ended on the Interim Balance Sheet Date (the Financial Statements contained in clause (b), the “Mosaic Funds Interim Financial Statements”).

“Mosaic Funds Interim Financial Statements” has the meaning set forth in the definition of Mosaic Funds Financial Statements.

“Mosaic Holding Entity” or “Mosaic Holding Entities” has the meaning set forth in the Recitals hereto.

“Mosaic Investor Consent” or “Mosaic Investor Consents” has the meaning set forth in Section 8.01(b)(iii).

“Mosaic Manager” has the meaning set forth in the Recitals hereto.

“Mosaic Merger Entity” or “Mosaic Merger Entities” has the meaning set forth in the Preamble hereto.

“Mosaic Merger Entity Interests” has the meaning set forth in Section 4.02(a).

“Mosaic Offshore Entity” or “Mosaic Offshore Entities” has the meaning set forth in the Preamble hereto.

“Mosaic Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry (including, if applicable, inquiry of such Person’s executive team member with direct responsibility with respect to the relevant matter), of any of the persons named in Section 1.1 to the Mosaic Disclosure Schedules.

“Mosaic Party” or “Mosaic Parties” has the meaning set forth in the Preamble hereto.

“Mosaic Party Leased Real Property” means any real property leased or subleased to any Mosaic Party at which services on behalf of the Subject Companies are provided or at which any of the potential Transferred Employees are located.

“Mosaic Special Member” has the meaning set forth in the Preamble hereto.

“Mosaic Tax Contest” has the meaning set forth in Section 7.17(e).

“Mosaic Transaction Expenses” means (i) all fees, expenses, costs, charges, commissions and other payments (including any bonus or success fee), including fees and expenses for services rendered by any financial, legal or accounting adviser, consultant, or virtual data room provider, incurred or otherwise payable by any Subject Company (either for its own account or for the account of any of the Mosaic Parties or any of their respective members, partners or managers, or any of their respective Affiliates) in connection with the drafting, negotiation, execution and delivery of this Agreement or any of the Ancillary Documents or the consummation of the transactions contemplated herein or therein or otherwise in connection with the process by which the Mosaic Parties or their respective members, partners or managers, or their respective Affiliates, solicited or negotiated acquisition proposals from third parties prior to the execution and delivery of this Agreement, in each case regardless of whether such amounts have been invoiced by any applicable service provider, (ii) all severance, retention, “change of control,” “success” or other similar bonus payments triggered as a result of the consummation of the transactions contemplated by this Agreement or the Ancillary Documents (including the employer portion of any payroll taxes with respect to any of the foregoing) and payable or reimbursable by any Subject Company, (iii) all costs and expenses expected to be incurred by or on behalf of the Surviving Company or any Subject Company following the consummation of the Transactions in respect of the existence or operation of the Subject Companies prior to the Effective Time, including audit and tax preparation expenses, administration expenses, and legal and compliance expenses, (iv) the Closing Incentive Fee Amount, (v) the Closing Reimbursement Amount and (vi) 30% of the Dollar value of the portion of the Manager Consideration to be issued or delivered to the Mosaic Manager in connection with the Closing. Set forth in Section 1.2 of the Mosaic Disclosure Schedules is an estimate of the Mosaic Transaction Expenses expected to be incurred in connection with the Transactions, which estimate is made as of the date of this Agreement and will be updated pursuant to Section 2.03(e).

“MREC” has the meaning set forth in the Preamble hereto.

“MREC Certificate of Merger” has the meaning set forth in Section 3.02(a)(i).

“MREC Corp Sub 1” has the meaning set forth in the Preamble hereto.

“MREC Corp Sub 2” has the meaning set forth in the Preamble hereto.

“MREC Corp Sub 3” has the meaning set forth in the Preamble hereto.

“MREC Effective Time” has the meaning set forth in Section 3.02(a)(i).

“MREC Exchange Rate” means the quotient (rounded to the nearest ten-thousandth) obtained by dividing (i) the MREC Merger Consideration Shares by (ii) the number of MREC Units outstanding immediately prior to the MREC Effective Time.

“MREC Good Asset” has the meaning set forth in the Recitals hereto.

“MREC IIS” has the meaning set forth in the Preamble hereto.

“MREC IIS Certificate of Merger” has the meaning set forth in Section 3.02(a)(iii).

“MREC IIS Effective Time” has the meaning set forth in Section 3.02(a)(iii).

“MREC IIS Interest” has the meaning set forth in Section 2.02(c).

“MREC IIS Investor Consent” has the meaning set forth in Section 8.01(b)(iii).

“MREC IIS Merger” has the meaning set forth in Section 2.01(c).

“MREC IIS Merger Consideration” has the meaning set forth in Section 2.02(c)(iii).

“MREC IIS Merger Consideration Shares” means a number of shares (rounded to the nearest whole share) of Parent Class B Stock equal to the product of (i) 3.346% and (ii) the Merger Consideration Amount.

“MREC Investor Consent” has the meaning set forth in Section 8.01(b)(i).

“MREC Merger” has the meaning set forth in Section 2.01(a).

“MREC Merger Consideration Shares” means a number of shares (rounded to the nearest whole share) of Parent Class B Stock equal to the product of (i) 66.173% and (ii) the Merger Consideration Amount.

“MREC NU” has the meaning set forth in the Recitals hereto.

“MREC Offshore” has the meaning set forth in the Preamble hereto.

“MREC Per Unit Merger Consideration” has the meaning set forth in Section 2.02(a)(iii).

“MREC Shared Holdings” has the meaning set forth in the Recitals hereto.

“MREC TE” has the meaning set forth in the Preamble hereto.

“MREC TE Certificate of Merger” has the meaning set forth in Section 3.02(a)(ii).

“MREC TE Effective Time” has the meaning set forth in Section 3.02(a)(ii).

“MREC TE Exchange Rate” means the quotient (rounded to the nearest ten-thousandth) obtained by dividing (i) the MREC TE Merger Consideration Shares by (ii) the number of MREC TE Units outstanding immediately prior to the MREC TE Effective Time.

“MREC TE Investor Consent” has the meaning set forth in Section 8.01(b)(ii).

“MREC TE Merger” has the meaning set forth in Section 2.01(b).

“MREC TE Merger Consideration Shares” means a number of shares (rounded to the nearest whole share) of Parent Class B Stock equal to the product of (i) 30.481% and (ii) the Merger Consideration Amount.

“MREC TE Per Unit Merger Consideration” has the meaning set forth in Section 2.02(b)(iii).

“MREC TE Unit” has the meaning set forth in Section 2.02(b).

“MREC U” has the meaning set forth in the Recitals hereto.

“MREC U2” has the meaning set forth in the Recitals hereto.

“MREC Unit” has the meaning set forth in Section 2.02(a).

“NYSE” means the New York Stock Exchange.

“OFAC” has the meaning set forth in Section 4.17(f).

“OP Units” means units of limited partnership of the Operating Partnership.

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any Creative Commons license. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means all Software or other Intellectual Property that is subject to an Open Source License.

“Operating Partnership” has the meaning set forth in the Recitals hereto.

“Ordinary Course of Business” means an action taken by a Person if such action is (a) consistent with the past practices of such Person and is taken in the ordinary course of day-to-day operations of such Person and (b) not required to be specifically authorized or approved by the manager(s) of such Person, or the manager(s), partner(s), board of directors, or similar governing body of any other Affiliate of such Person.

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Other Subject Companies” has the meaning set forth in Section 4.02(b).

“Parent” has the meaning set forth in the Recitals hereto.

“Parent Adjusted Book Value Per Share” means, as of the Determination Date, the result of (i) Parent’s total consolidated common equity that reflects the deduction of the total Parent Preferred Stock liquidation preference and goodwill, and after giving pro forma effect to any dividends or other distributions by Parent that are declared or are anticipated to be declared for which the record date is or will be after the Determination Date and prior to the Effective Time divided by (ii) the number of shares of Parent Common Stock issued and outstanding, plus any shares of Parent Common Stock issuable upon the vesting of any Parent Restricted Stock, in each case as determined in accordance with GAAP applied in a manner consistent with the principles, policies and methodologies used in the preparation of Parent’s audited financial statements. An example calculation of the Parent Adjusted Book Value Per Share and the associated Proposed Book Value Schedule is set forth on Schedule B.

“Parent Articles Supplementary” means the articles supplementary, in substantially the form attached as Exhibit C, to be filed by Parent with the Maryland SDAT pursuant to the MGCL and setting forth the relative rights and privileges of the Parent Class B Stock.

“Parent Average Stock Price” has the meaning set forth in Section 2.02(a)(i).

“Parent Board” has the meaning set forth in the Recitals hereto.

“Parent Board Recommendation” has the meaning set forth in Section 6.02(c).

“Parent Capital Stock” means Parent Common Stock, Parent Preferred Stock and, from and after filing of the Parent Articles Supplementary, Parent Class B Stock.

“Parent Change of Recommendation” has the meaning set forth in Section 7.05(b).

“Parent Class B Stock” means the Class B common stock of Parent, $0.0001 par value per share, to be designated pursuant to the Parent Articles Supplementary.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

“Parent Common Stock Issuance” has the meaning set forth in the Recitals hereto.

“Parent Competing Proposal” means any proposal, inquiry, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with the Mosaic Parties, the Subject Companies or any of their Subsidiaries) involving: (a) any acquisition or purchase by any Person or group, directly or indirectly, of more than 25% of any class of outstanding voting or equity securities of Parent, or any tender offer or exchange offer that, if consummated, would result in any Person or group beneficially owning more than 25% of any class of outstanding voting or equity securities of Parent; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving Parent and a Person or group pursuant to which the Parent Stockholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (c) any sale, lease (other than in the Ordinary Course of Business), exchange, transfer or other disposition to a Person or group of more than 25% of the consolidated assets of Parent and its Subsidiaries (measured by the fair market value thereof).

“Parent Contract” has the meaning set forth in Section 6.13.

“Parent Disclosure Schedules” means the Disclosure Schedules delivered by the Parent Parties concurrently with the execution and delivery of this Agreement.

“Parent Equity Plan” has the meaning set forth in Section 7.02(b)(ii).

“Parent Intellectual Property ” means the Intellectual Property used in the operation of Parent and its Subsidiaries as presently conducted.

“Parent Material Adverse Effect” means a Material Adverse Effect on Parent.

“Parent Parties” means Parent, the Operating Partnership and Merger Sub.

“Parent Parties’ Knowledge” or any other similar knowledge qualification, means the actual knowledge, after due inquiry (including, if applicable, inquiry of such Person’s executive team member with direct responsibility with respect to the relevant matter), of any of the persons named in Section 1.1 to the Parent Disclosure Schedules.

“Parent Permits” has the meaning set forth in Section 6.08(a).

“Parent Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any other insurance coverage, employment, change in control, retention, employee loan, commission, severance, disability, deferred compensation, profit sharing, bonus, stock options, stock purchase, phantom stock, equity or equity-related incentive, incentive compensation, retirement, pension, post-retirement or material fringe or other benefit plan, agreement, program, policy or arrangement, whether or not subject to ERISA, that is sponsored, maintained, or contributed to by Parent, the Operating Partnership or any Subsidiary of Parent or with respect to which Parent, the Operating Partnership or any Subsidiary of Parent could reasonably be expected to have any liability or that provide benefits to any individual performing services to Parent, the Operating Partnership or any of Subsidiary of Parent.

“Parent Preferred Stock” means Parent’s (i) 8.625% Series B Cumulative Preferred Stock, $0.0001 par value per share, (ii) 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share, (iii) 7.625% Series D Cumulative Redeemable Preferred Stock, $0.0001 par value per share, and (iv) 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share.

“Parent SEC Documents” has the meaning set forth in Section 6.04(a).

“Parent Stockholder Approval” means the approval of the Parent Common Stock Issuance by the requisite vote at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent.

“Parent Stockholders” has the meaning set forth in the Recitals hereto.

“Parent Stockholders Meeting” means a meeting of Parent Stockholders to consider the approval of the Parent Common Stock Issuance, including any postponement, adjournment or recess thereof.

“Partnership Agreement” means the Agreement of Limited Partnership, dated as of July 29, 2011, of the Operating Partnership, as amended through the date hereof.

“Party” means each of the Mosaic Parties, on the one hand, and each of the Parent Parties, on the other hand, and “Parties” means the Mosaic Parties and the Parent Parties.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Payment Card Information Data Security Standard” means the proprietary information security standard, as it may be updated from time to time promulgated by the PCI Security Standards Council, or any successor thereto, or by any entity that functions as a card brand, card association, payment processor, acquiring bank, merchant bank or issuing bank with respect to a card, and all audit and filing requirements and all applicable card brand, card association, payment processor and bank rules and requirements for organizations that handle branded credit cards from major credit card schemes, including Visa, Mastercard, American Express, Discover and JCB.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Exceptions” has the meaning set forth in Section 4.07(c).

“Permitted Liens” means collectively, (a) Liens for Taxes not yet delinquent or the validity of which are being contested in good faith by appropriate Proceedings, (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s, consignee’s or other like Liens, including all statutory or common law Liens arising or incurred in the Ordinary Course of Business, (c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate Proceedings, (d) any imperfection of title, easements, encroachments, covenants, rights of way, defects, irregularities or encumbrances on title or similar Lien which does not and would not reasonably be expected to impair in any material respect the operations of a Person or its Subsidiaries, (e) Liens relating to Indebtedness incurred in the Ordinary Course of Business, and (f) Liens which are not material in amount and would not reasonably be expected to materially interfere with the ordinary conduct of business of a Person or its Subsidiaries.

“Permits or Real Property Rights” has the meaning set forth in Section 4.09(c).

“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, group (including a “person” as defined in Section 13(d)(3) of the Exchange Act), Governmental Authority, unincorporated organization, trust, association, or other entity.

“Personal Data” means any information that identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” “personal data,” or other similar terms under applicable Law or otherwise subject to the requirements of the PCI-DSS.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date.

“Primary Holding Entity” or “Primary Holding Entities” has the meaning set forth in the Recitals hereto.

“Privacy and Information Security Requirements” all applicable Laws relating to the (i) collection, storage, processing, use, disclosure, retention or transfer of data or Personal Data, (ii) privacy or (iii) information security, including those concerning the security of the Subject Companies’ and their Subsidiaries’ products, services and Subject Company IT Systems, (b) industry standard regarding the same which the Subject Companies or their Subsidiaries have agreed to comply with, (c) all Contracts to which Subject Companies or their Subsidiaries are a party or are otherwise bound that relate to Personal Data Information or protecting the security or privacy of information or Subject Company IT Systems, (d) the Subject Companies’ and their Subsidiaries’ internal and posted policies and notices relating to Personal Data, privacy and the security of the Subject Companies’ or their Subsidiaries’ products, services, Subject Company IT Systems and other information, and (e) the Payment Card Information Data Security Standards.

“Proceeding” means any actual or threatened claim (including a claim of a violation of applicable Law), action, audit, demand, suit, Proceeding, investigation or other Proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, audit, demand, suit, Proceeding, investigation or other Proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Proposed Book Value Schedule” means a schedule setting forth in reasonable detail the good faith calculation of (i) Parent, with respect to the Parent Adjusted Book Value Per Share, or (ii) the Mosaic Manager, with respect to the Mosaic Adjusted Book Value.

“Proxy Statement” means that certain proxy statement in preliminary and definitive form relating to the Parent Stockholders Meeting.

“Qualified REIT Subsidiary” has the meaning set forth in Section 6.06(c).

“Real Property” means the real property owned, leased or subleased by a Person or its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Receiving Party” means (i) the Mosaic Parties, with respect to the Proposed Book Value Schedule setting forth the Parent Adjusted Book Value Per Share, and (ii) Parent, with respect to the Proposed Book Value Schedule setting forth the Mosaic Adjusted Book Value.

“Registration Statement” has the meaning set forth in Section 7.06(a).

“Regulatory Agreement” has the meaning set forth in Section 4.17(b).

“REIT” has the meaning set forth in the Recitals hereto.

“REIT Holdings” has the meaning set forth in the Recitals hereto.

“REIT Pref Holdings” has the meaning set forth in the Recitals hereto.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment or disposing into the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Reports” has the meaning set forth in Section 4.17(c).

“Representative” means, with respect to any Person, any and all directors, managing members, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Breach” means any actual or reasonably suspected unauthorized access, unauthorized acquisition, unauthorized use, or unauthorized disclosure or theft of Personal Data from any (i) Subject Company, or (ii) third party vendor (including any consultants, service providers, or third party contractors) of any Subject Company that is able to access an environment owned and/or controlled by such Subject Company (a “Covered Third Party”) that occurs while such Personal Data is in the possession or control of such Subject Company or Covered Third Parties, in each case to the extent that any Personal Data is actually, or reasonably suspected to be, affected.

“Services Agreement” means the services agreement, to be entered into in connection with the Closing, among Parent, the Operating Partnership and the Mosaic Manager, in substantially the form attached as an exhibit to the Interest Exchange Agreement.

“Sexual Misconduct Allegation” has the meaning set forth in Section 4.14(l).

“Software” has the meaning set forth in the definition of Intellectual Property.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subject Company” or “Subject Companies” has the meaning set forth in the Recitals hereto.

“Subject Company Intellectual Property” means all Intellectual Property that is owned or purported to be owned in whole or in part by any Subject Company or by any Mosaic Entity (or any Subsidiary) and used in the business of any Subject Company. Subject Company Intellectual Property includes Subject Company IP Registrations.

“Subject Company Investment” has the meaning set forth in Section 4.07(b).

“Subject Company Investment Documentation” has the meaning set forth in Section 4.07(b).

“Subject Company IP Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts relating to Intellectual Property to which (i) any Subject Company is a party, beneficiary or otherwise bound or (ii) any Mosaic Entity (or any Subsidiary) is a party and that relates to Intellectual Property that is used in the business of any Subject Company.

“Subject Company IP Registrations” means all Subject Company Intellectual Property that is subject to any active issuance, active registration or pending application by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued patents, registered trademarks, domain names and copyrights, and pending applications for any of the foregoing.

“Subject Company IT Systems” means all Software; computer hardware, systems, servers, networks, platforms, peripherals, devices, mobile devices; databases; networks and telecommunications systems; information technology assets and related infrastructure and facilities; and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, or licensed (including through cloud-based or other third-party service providers) by (x) any Subject Company or (y) any Mosaic Party (or any Subsidiary thereof) and used in the business of any Subject Company.

“Subject Company Loan” has the meaning set forth in Section 4.07(a).

“Subject Company Loan Documentation” has the meaning set forth in Section 4.07(a).

“Subject Company Loan Files” has the meaning set forth in Section 4.07(a).

“Subject Company Material Adverse Effect” means a Material Adverse Effect on the Subject Companies, taken as a whole.

“Subject Company Note” has the meaning set forth in Section 4.07(a).

“Subject Company Permits” has the meaning set forth in Section 4.18(a).

“Subject Company Property” or “Subject Company Properties” has the meaning set forth in Section 4.09(a).

“Subject Company Releasee” has the meaning set forth in Section 10.02(a).

“Subject Company Software” means all Software that is owned by or exclusively licensed to any Subject Company or its Subsidiaries or to any Mosaic Party and used in business of any Subject Company.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Surviving Company” has the meaning set forth in Section 2.01.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxable REIT Subsidiary” has the meaning set forth in Section 6.06(c).

“Taxing Authority” means any Governmental Authority having jurisdiction in matters relating to Tax matters.

“TE Holdings” has the meaning set forth in the Recitals hereto.

“Terminable Breach” has the meaning set forth in Section 9.01(b)(iii).

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Trade Secret Recipient” has the meaning set forth in Section 4.10(k).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Transactions” has the meaning set forth in the Recitals hereto.

“Transaction Litigation” has the meaning set forth in Section 7.09.

“Transfer Taxes” has the meaning set forth in Section 7.17(d).

“Treasury Regulations” means the United States Tax regulations promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“USA PATRIOT Act” has the meaning set forth in Section 4.17(f).

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Willful and Material Breach” means a material breach that is a consequence of an act or failure to take an act by the breaching Party with the knowledge that the taking of such act (or the failure to take such act) may constitute a breach of this Agreement.

ARTICLE II
TRANSACTIONS

Section 2.01           Mergers.

(a)                Subject to the terms, covenants and conditions of this Agreement, on the Closing Date, MREC will be merged with and into Merger Sub in accordance with the provisions of the DLLCA (the “MREC Merger”). As a result of the MREC Merger, the separate existence of MREC shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the surviving limited liability company (in its capacity as the surviving entity in the Mergers, Merger Sub is sometimes referred to herein as the “Surviving Company”).

(b)                Subject to the terms, covenants and conditions of this Agreement, on the Closing Date, MREC TE will be merged with and into Merger Sub in accordance with the provisions of the DLLCA (the “MREC TE Merger”). As a result of the MREC TE Merger, the separate existence of MREC TE shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the Surviving Company.

(c)                Subject to the terms, covenants and conditions of this Agreement, on the Closing Date, MREC IIS will be merged with and into Merger Sub in accordance with the provisions of the DLLCA (the “MREC IIS Merger”). As a result of the MREC IIS Merger, the separate existence of MREC IIS shall cease and Merger Sub shall continue its existence under the Laws of the State of Delaware as the Surviving Company.

Section 2.02           Merger Consideration.

(a)                At the MREC Effective Time and by virtue of the MREC Merger and without any further action on the part of any Mosaic Party, Subject Company or Parent Party or the holders of any securities of any Mosaic Party, Subject Company or Parent Party, (x) each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding membership interests of the Surviving Company, (y) any membership interests (including any profits interests) in MREC held by an Incentive Party shall be canceled for no consideration, and (z) each of the other membership interests in MREC outstanding immediately prior to the Effective Time (without regard for class designation, each a “MREC Unit”) will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of any certificate representing such MREC Unit or, in the case of an uncertificated MREC Unit, other reasonable evidence of proper surrender of such uncertificated MREC Unit):

(i)                 That number of validly issued, fully-paid and nonassessable shares of Parent Class B Stock equal to the MREC Exchange Rate; provided, that no fractional shares of Parent Class B Stock shall be issued in respect of the MREC Merger, and any holder of MREC Units that is entitled to receive a fractional share of Parent Class B Stock shall instead receive cash with respect to any fractional share of Parent Class B Stock in an amount equal to the product of (I) such fractional part of a share of Parent Class B Stock multiplied by (II) the average of the volume weighted average prices of one share of Parent Common Stock for the five (5) consecutive trading days immediately prior to the Closing Date as reported by Bloomberg, L.P. (the “Parent Average Stock Price”);

(ii)               That number of CERs of Parent equal to the MREC Exchange Rate; and

(iii)             Cash in lieu of any fractional shares of Parent Class B Stock as provided in Section 2.02(a)(i) (clauses (i), (ii) and (iii), collectively, the “MREC Per Unit Merger Consideration”);

(b)                At the MREC TE Effective Time and by virtue of the MREC TE Merger and without any further action on the part of any Mosaic Party, Subject Company or Parent Party or the holders of any securities of any Mosaic Party, Subject Company or Parent Party, (x) each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding membership interests of the Surviving Company, (y) any membership interests (including any profits interests) in MREC TE held by an Incentive Party shall be canceled for no consideration, and (z) each of the other membership interests in MREC TE outstanding immediately prior to the Effective Time (without regard for class designation, each a “MREC TE Unit”) will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of any certificate representing such MREC TE Unit or, in the case of an uncertificated MREC TE Unit, other reasonable evidence of proper surrender of such uncertificated MREC TE Unit):

(i)                 That number of validly issued, fully-paid and nonassessable shares of Parent Class B Stock equal to the MREC TE Exchange Rate; provided, that no fractional shares of Parent Class B Stock shall be issued in respect of the MREC Merger, and any holder of MREC TE Units that is entitled to receive a fractional share of Parent Class B Stock shall instead receive cash with respect to any fractional share of Parent Class B Stock in an amount equal to the product of (I) such fractional part of a share of Parent Class B Stock multiplied by (II) the Parent Average Stock Price;

(ii)               That number of CERs of Parent equal to the MREC TE Exchange Rate; and

(iii)             Cash in lieu of any fractional shares of Parent Class B Stock as provided in Section 2.02(b)(i) (clauses (i), (ii) and (iii), collectively, the “MREC TE Per Unit Merger Consideration”);

(c)                At the MREC IIS Effective Time and by virtue of the MREC IIS Merger and without any further action on the part of any Mosaic Party, Subject Company or Parent Party or the holders of any securities of any Mosaic Party, Subject Company or Parent Party, (x) each membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding membership interests of the Surviving Company, (y) any partnership interests (including any profits interests) in MREC IIS held by an Incentive Party shall be canceled for no consideration, and (z) each other partnership interest in MREC IIS (each a “MREC IIS Interest”) will be automatically cancelled and retired and converted into the right to receive (upon the proper surrender of any certificate representing such MREC IIS Interest or, in the case of an uncertificated MREC IIS Interest, other reasonable evidence of proper surrender of such uncertificated MREC IIS Interest):

(i)                 That number of validly issued, fully-paid and nonassessable shares of Parent Class B Stock equal to the product of (A) the percentage interest in MREC IIS represented by such MREC IIS Interest and (B) the MREC IIS Merger Consideration Shares; provided, that no fractional shares of Parent Class B Stock shall be issued in respect of the MREC IIS Merger, and any holder of MREC IIS Interests that is entitled to receive a fractional share of Parent Class B Stock shall instead receive cash with respect to any fractional share of Parent Class B Stock in an amount equal to the product of (I) such fractional part of a share of Parent Class B Stock multiplied by (II) the Parent Average Stock Price;

(ii)               That number of CERs of Parent equal to the number of shares of Parent Class B Stock issued pursuant to Section 2.02(c)(i); and

(iii)             Cash in lieu of any fractional shares of Parent Class B Stock as provided in Section 2.02(c)(i) (clauses (i), (ii) and (iii), collectively, the “MREC IIS Merger Consideration”).

(d)                From and after the Effective Time, the Mosaic Merger Entity Interest transfer books of the Mosaic Merger Entities shall be closed, and thereafter there shall be no further registration of transfers of Mosaic Merger Entity Interests. From and after the Effective Time, Persons who held any Mosaic Merger Entity Interests immediately prior to the Effective Time shall cease to have rights with respect to such Mosaic Merger Entity Interests, except as otherwise provided for in this Agreement or by applicable Law.

(e)                No dividends or other distributions declared or made after the Effective Time with respect to Parent Class B Stock with a record date after the Effective Time shall be paid to any holder entitled by reason of any of the Mergers to receive shares of Parent Class B Stock and no cash payment in lieu of a fractional share of Parent Class B Stock shall be paid to any such holder until such holder shall have surrendered its Mosaic Merger Entity Interests pursuant to this Article II. Subject to applicable Law, following surrender of any such Mosaic Merger Entity Interest, such holder shall be paid, in each case, without interest, (i) the amount of any dividends or other distributions theretofore paid with respect to the shares of Parent Class B Stock represented by the shares received by such holder and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Class B Stock and having a record date on or after the Effective Time but prior to such surrender and a payment date on or after such surrender.

Section 2.03           Determination of Book Values.

(a)                As promptly as practicable, and in any event within fifteen (15) Business Days after the Determination Date, each Calculating Party shall prepare and deliver to the Receiving Party a Proposed Book Value Schedule, together with such supporting documentation that the Receiving Party may reasonably request. Together with the Mosaic Book Value Schedule, the Mosaic Parties will also deliver to Parent a computation of the Determination Date Funded Amount, as such term is defined in the CER Agreement.

(b)                Within three (3) Business Days of the delivery of each Proposed Book Value Schedule (and with respect to the Mosaic Parties, the Determination Date Funded Amount), the Receiving Party shall notify the Calculating Party whether it accepts or disputes the accuracy of the Proposed Book Value Schedule and/or the Determination Date Funded Amount, as applicable. In the event that the Receiving Party disputes the accuracy of the Proposed Book Value Schedule and/or the Determination Date Funded Amount, as applicable, the Receiving Party shall notify the Calculating Party in reasonable detail of those items and amounts as to which the Receiving Party disagrees and shall set forth the Receiving Party’s calculation of such disputed amounts (a “Dispute Notice”), and the Receiving Party shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule and/or the Determination Date Funded Amount, as applicable. In the event that the Receiving Party notifies the Calculating Party that it accepts the Proposed Book Value Schedule and/or the Determination Date Funded Amount, as applicable, or does not deliver a Dispute Notice to the Calculating Party during such three Business Day period, the Receiving Party shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule and the Determination Date Funded Amount, as applicable, and the calculations of the Parent Adjusted Book Value Per Share, the Mosaic Adjusted Book Value and the Determination Date Funded Amount set forth therein shall be final, conclusive and binding upon the Parties.

(c)                If a Dispute Notice shall be timely delivered by the Receiving Party pursuant to Section 2.03(b), then the Calculating Party and the Receiving Party shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm or a nationally recognized independent valuation expert (in either case, the “Independent Accounting or Valuation Firm”), make a binding determination only as to the items set forth in the Dispute Notice in accordance with the terms of this Agreement. The Independent Accounting or Valuation Firm will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within five (5) Business Days from the date of referral. The Independent Accounting or Valuation Firm shall consider only those items or amounts in the Proposed Book Value Schedule and/or the Determination Date Funded Amount, as applicable, as to which the Receiving Party and the Calculating Party are in disagreement. The Independent Accounting or Valuation Firm shall deliver to the Receiving Party and the Calculating Party a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule and/or the Determination Date Funded Amount based on the Independent Accounting or Valuation Firm’s determination with respect to the disputed items and amounts in accordance with this Agreement and such report shall include the calculations supporting such adjustments; provided, that for each item as to which the Calculating Party or the Receiving Party are in disagreement, the Independent Accounting or Valuation Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by the Calculating Party or the Receiving Party with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the Parties, and no Party nor any of their respective Affiliates or Representatives will seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Accounting or Valuation Firm. The fees and expenses of the Independent Accounting or Valuation Firm for purposes of this Section 2.03(c) shall be shared equally by the Parties, but such fees and expenses of the Independent Accounting or Valuation Firm shall not adjust either the Mosaic Adjusted Book Value, the Determination Date Funded Amount or the Parent Adjusted Book Value Per Share.

(d)                Subject to Section 7.10, as soon as practicable (but not more than two (2) Business Days) following the final determination of the Parent Adjusted Book Value Per Share, the Mosaic Adjusted Book Value and Determination Date Funded Amount, Parent shall make a public statement to disclose the final Merger Consideration, including the Merger Consideration Amount, the MREC Exchange Rate, the MREC TE Exchange Rate and the MREC IIS Merger Consideration Shares (the “Merger Consideration Announcement”).

(e)                Not less than five (5) Business Days prior to the anticipated Closing Date, the Mosaic Parties shall deliver to the Parent Parties an updated good faith estimate of the total amount of Mosaic Transaction Expenses, which update shall amend and replace in its entirety, the estimated Mosaic Transaction Expenses set forth on Section 1.2 of the Mosaic Disclosure Schedules.

Section 2.04           Delivery of Merger Consideration.

(a)                Exchange Agent. Prior to the Effective Time, Parent and Merger Sub shall enter into an agreement with Parent’s transfer agent to act as agent for the Interest Holders in connection with the Mergers (the “Exchange Agent”) and to receive the Merger Consideration and any dividends or other distributions pursuant to Section 2.02(e) to which such holders shall become entitled pursuant to this Article II. On or prior to the Closing Date and prior to the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the Interest Holders, for issuance in accordance with this Article II through the Exchange Agent, the number of shares of Parent Class B Stock and CERs issuable to the Interest Holders outstanding immediately prior to the Effective Time pursuant to Sections 2.02(a), 2.02(b) and 2.02(c). Parent agrees to deposit with the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 2.02(e) and to make payments in lieu of fractional shares pursuant to Sections 2.02(a), 2.02(b) and 2.02(c). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for the Mosaic Merger Entity Interests pursuant to this Agreement out of the Exchange Fund (as hereinafter defined). Except as contemplated by Sections 2.02(a), 2.02(b), 2.02(c), 2.02(e) and this Section 2.04(a), the Exchange Fund shall not be used for any other purpose. Any shares of Parent Class B Stock, CERs and cash deposited with the Exchange Agent (including any cash deposited to pay for fractional shares in accordance with Sections 2.02(a), 2.02(b) and 2.02(c) or any dividends or other distributions in accordance with Section 2.02(e)) shall hereinafter be referred to as the “Exchange Fund.” The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of the Mosaic Merger Entity Interests for the Merger Consideration. Any interest or other income resulting from investment of the cash portion of the Exchange Fund shall become part of the Exchange Fund.

(b)                Exchange Procedures.

(i)                 As soon as practicable after, but in no event more than five (5) Business Days after, the Effective Time, Parent shall instruct the Exchange Agent to mail or otherwise deliver to each Interest Holder of record, as of immediately prior to the Effective Time, of (A) a certificate or certificates that immediately prior to the Effective Time represents a Mosaic Merger Entity Interest of the Mosaic Merger Entities (the “Certificates”) or (B) a Mosaic Merger Entity Interest of the Mosaic Merger Entities, as applicable, represented by book-entry (“Book-Entry Interests”), in each case, which interests or units were converted pursuant to Section 2.02 into the right to receive the applicable Merger Consideration at the Effective Time, (1) a letter of transmittal (“Letter of Transmittal”), which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Interests, upon adherence to the procedures set forth in the Letter of Transmittal, and which shall be in a customary form and agreed to by Parent and the Mosaic Parties prior to the Closing (it being understood that the forms of Letter of Transmittal to be mailed to the Interest Holders may vary in certain respects due to differences in the respective securities) and (2) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Interests, the surrender of such interests or units, for payment of the applicable Merger Consideration set forth in Section 2.02.

(ii)               Upon surrender to the Exchange Agent of a Certificate or Book-Entry Interests, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent, the holder of such Certificate or Book-Entry Interests shall be entitled to receive in exchange therefor (A) the applicable Merger Consideration pursuant to the provisions of this Article II (which shares of Parent Class B Stock and CERs included in such Merger Consideration shall be in uncertificated book-entry form) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Parent Class B Stock pursuant to Sections 2.02(a), 2.02(b) and 2.02(c) and dividends and other distributions pursuant to Section 2.02(e). No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Interests on the applicable Merger Consideration payable in respect of the Certificates or Book-Entry Interests. If payment of the applicable Merger Consideration is to be made to a Person other than the Interest Holder of record, it shall be a condition of payment that interests so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the applicable Merger Consideration to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of the Surviving Company that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 2.04(b)(ii), each Certificate and each Book-Entry Interest shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration payable in respect of such Mosaic Merger Entity Interests pursuant to Sections 2.02(a), 2.02(b) and 2.02(c), and dividends and other distributions with respect to Parent Class B Stock to which the holders thereof are entitled pursuant to Section 2.02(e).

(c)                Lost, Stolen, or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Company, the posting by such Person of a bond in such reasonable amount, pursuant to the policies and procedures of the transfer agent for Parent, as the Surviving Company may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Mosaic Merger Entity Interests formerly represented by such Certificate to which the holders thereof are entitled pursuant to Sections 2.02(a), 2.02(b) and 2.02(c) and any dividends or other distributions with respect to Parent Class B Stock to which the holders thereof are entitled pursuant to Section 2.02(e).

(d)                No Liability. None of the Mosaic Parties, the Parent Parties, or the Surviving Company, or any employee, officer, manager, member, director, partner, agent or Affiliate of such entities, shall be liable to any Person in respect of the Merger Consideration if any portion thereof has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Interest has not been surrendered prior to the time that is immediately prior to the time at which the applicable Merger Consideration in respect of such Certificate or Book-Entry Interest would otherwise escheat to or become the property of any Governmental Authority, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Interest shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(e)                Withholding Taxes. Each and any Mosaic Party, Parent Party, the Surviving Company or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and any other amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Tax Law; provided, however, that the Parties will cooperate to avoid or reduce such withholding amounts. Any such amounts so deducted and withheld shall be timely paid over to the applicable Governmental Authority in accordance with applicable Law and, to the extent properly and timely remitted to the appropriate Governmental Authority, shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.05           Adjustment to Merger Consideration. The Merger Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into OP Units or Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of OP Units or Parent Common Stock outstanding after the date hereof and prior to the Closing. Nothing in this Section 2.05 shall be construed to permit any Mosaic Party, any Subject Company, or any Parent Party to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.06           Closing Incentive Fees and Expenses. The Parties acknowledge that the Mosaic Merger Entities and MREC Offshore have deferred and accrued management fees payable to the Incentive Parties in the amounts set forth on Section 1.2 of the Mosaic Disclosure Schedules (collectively, as such amount may be updated through the Closing Date, the “Closing Incentive Fee Amount”), which will be included as a Mosaic Transaction Expense for all purposes under this Agreement. The Parties also acknowledge that the Mosaic Manager may be entitled to reimbursement of certain expenses incurred by the Mosaic Manager on behalf of the Mosaic Merger Entities and/or MREC Offshore, and it is intended that such expenses are accounted for in calculating the Mosaic Transaction Expenses. Five (5) Business Days prior to the Closing, the Mosaic Manager shall deliver to Parent a schedule setting forth all such expenses to be reimbursed (the amount of such reimbursement, the “Closing Reimbursement Amount”). At the Closing, pursuant to and in accordance with the terms and conditions of the Interest Exchange Agreement, the Parent Parties shall deliver (or cause to be delivered) to the Mosaic Manager an amount in cash equal to the sum of the Closing Incentive Fee Amount and the Closing Reimbursement Amount.

Section 2.07           Transfers of Certain Interests. Subject to consummation of the MREC Merger, at the Closing, MSH will sell, transfer, assign, convey and deliver to Merger Sub (or its designee) all right, title and interest of MSH in and to (i) its equity interests in International Holdings and REIT Holdings (the “Transferred Interests”) and (ii) any Indebtedness owned by International Holdings and REIT Holdings to it (the “Transferred Indebtedness”), in each case, free and clear of all Liens, in exchange for a payment in cash equal to the sum of (x) the net book value of the Transferred Interests, as reflected on the books and records of International Holdings and REIT Holdings and (y) the aggregate amount owed by International Holdings and REIT Holdings under the Transferred Indebtedness (including accrued but unpaid interest thereon), in each case as of the Closing Date (together, the “MSH Payment Amount”).  Not less than five (5) Business Days prior to the Closing Date, MSH shall provide to the Parent Parties a reasonably detailed computation of the MSH Payment Amount, together with wire transfer instructions.

ARTICLE III
CLOSING

Section 3.01           Closing. The closing of the Transactions (the “Closing”) shall take place (a) by electronic exchange of documents and signatures at 9:00 a.m., New York, New York time, on a date that is two (2) Business Days after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or valid waiver of such conditions) shall have been satisfied or validly waived by the Party entitled to the benefit of such condition (subject to applicable Law), or (b) such other place or date as may be agreed in writing by the Parties. “Closing Date” means the date on which the Closing occurs.

Section 3.02           Effective Time.

(a)                Certificates of Merger.

(i)                 As soon as practicable on the Closing Date after the Closing, the Parties shall cause the MREC Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger (the “MREC Certificate of Merger”) in connection with the MREC Merger, in such form as is required by, and executed in accordance with, the DLLCA, and the Parties shall make all other filings or recordings required under the DLLCA in connection with the MREC Merger (such date and time the MREC Merger becomes effective, the “MREC Effective Time”), it being understood and agreed that the Parties shall cause the MREC Effective Time to occur immediately prior to or simultaneously with the MREC TE Effective Time (as defined below) and the MREC IIS Effective Time (as defined below) on the Closing Date (to the extent applicable) (the date and time the last of the Mergers shall become effective, the “Effective Time”).

(ii)               As soon as practicable on the Closing Date after the Closing, subject to the MREC Certificate of Merger having been filed, the Parties shall cause the MREC TE Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger (the “MREC TE Certificate of Merger”) in connection with the MREC TE Merger, in such form as is required by, and executed in accordance with, the DLLCA, and the Parties shall make all other filings or recordings required under the DLLCA in connection with the MREC TE Merger (such date and time the MREC TE Merger becomes effective, the “MREC TE Effective Time”), it being understood and agreed that the Parties shall cause the MREC TE Effective Time to occur at or immediately following the MREC Effective Time.

(iii)             As soon as practicable on the Closing Date after the Closing, subject to the MREC Certificate of Merger having been filed, the Parties shall cause the MREC IIS Merger to be consummated by filing with the Delaware Secretary of State a certificate of merger (the “MREC IIS Certificate of Merger”) in connection with the MREC IIS Merger, in such form as is required by, and executed in accordance with, the DLLCA, and the Parties shall make all other filings or recordings required under the DLLCA in connection with the MREC IIS Merger (such date and time the MREC IIS Merger becomes effective, the “MREC IIS Effective Time”), it being understood and agreed that the Parties shall cause the MREC IIS Effective Time to occur at or immediately following the MREC Effective Time.

(b)                Effects of the Mergers. At the MREC Effective Time, the MREC TE Effective Time and the MREC IIS Effective Time, as applicable, the Mergers shall have the effects set forth in this Agreement and the applicable provisions of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the MREC Effective Time, the MREC TE Effective Time and the MREC IIS Effective Time, as applicable, all the property, rights, privileges, powers and franchises of the applicable Mosaic Merger Entities and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Mosaic Merger Entities and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Company.

(c)                Organizational Documents. At the MREC Effective Time, the MREC TE Effective Time and the MREC IIS Effective Time, as applicable, the Organizational Documents of Merger Sub in effect immediately prior thereto shall be the Organizational Documents of the Surviving Company, until thereafter amended, in accordance with their respective terms and applicable Law.

(d)                Managers and Officers of the Surviving Company. From and after the MREC Effective Time, the MREC TE Effective Time and the MREC IIS Effective Time, as applicable, the managers and officers of Merger Sub immediately prior thereto shall be the managers and officers of the Surviving Company, and such managers and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Organizational Documents of the Surviving Company.

Section 3.03           Parent Articles Supplementary. On the Closing Date, prior to the MREC Effective Time, Parent shall file, and cause to become effective, the Parent Articles Supplementary with the Maryland SDAT, in such form as is required by, and executed in accordance with, the MGCL.

Section 3.04           Closing Deliveries.

(a)                Mosaic Parties’ Closing Deliveries. On the Closing Date, the Mosaic Parties will deliver, or cause to be delivered to Parent or the entity otherwise provided below, the following documents:

(i)                 If the MREC IIS Merger is consummated, a Certification of Non-United States Real Property Holding Corporation Status Pursuant to Treas. Reg. Section 1.897-2(h), signed by the Mosaic Manager on behalf of all Mosaic Parties;

(ii)               All books, records (including financial records), correspondence, files, statements, borrower data, transaction histories, brochures and other advertising materials, tax returns, market studies, codes, combinations and other security and mechanical devices for all assets of the Subject Companies, including any information or materials of any kind owned by or in the possession of the Mosaic Manager which are or may be used by a Subject Company in the use and operation of its business, assets or liabilities (whether in tangible or electronic form, collectively, “Books and Records”), all as required for the orderly transition of the Subject Companies to ownership by Parent and the Operating Partnership;

(iii)             Evidence that the CER Agreement has been executed by all parties thereto and has become effective;

(iv)              Evidence that the Interest Exchange Agreement has been approved by the requisite Mosaic Party investors;

(v)                Evidence that the Closing Incentive Fee Amount and the Closing Reimbursement Amount have been paid in cash to the Mosaic Manager;

(vi)              Evidence that the Services Agreement has been executed by all parties thereto and has become effective; and

(vii)            Documentation reasonably satisfactory to Parent evidencing that the Transferred Interests and Transferred Indebtedness have been transferred to Merger Sub or its designee; and

(viii)          Such other documents as may be reasonably required or appropriate to effectuate the consummation of the Transactions.

(b)                Operating Partnership’s and Parent’s Closing Deliveries. On the Closing Date, the Operating Partnership and Parent will deliver or cause to be delivered to the Mosaic Parties the following:

(i)                 Counterparts of any applicable documents listed in Section 3.04(a) above, duly executed by all parties thereto (other than any Parent Party);

(ii)               Evidence that the Employment Agreements have been executed by all applicable parties and have become effective; and

(iii)             Such other documents as may be reasonably required or appropriate to effectuate the consummation of the Transactions.

Section 3.05           Subsequent Actions. If at any time after the Effective Time, the Surviving Company shall determine, in its sole and absolute discretion, that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Company or the Operating Partnership its right, title or interest in, to or under any of the rights or properties of any of the Mosaic Merger Entities or any other Subject Company as a result of, or in connection with, the Mergers or otherwise to carry out this Agreement, then the managers, partners and officers of the Surviving Company shall be authorized to take all such actions as may be necessary or desirable to vest all right, title or interest in, to or under such rights or properties in the Surviving Company or otherwise to carry out this Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES REGARDING SUBJECT COMPANIES

Except as set forth in the Mosaic Disclosure Schedules delivered to the Parent Parties prior to the execution and delivery of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Mosaic Disclosure Schedules shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face that such disclosure would so apply, notwithstanding the omission of a reference or cross-reference thereto; provided, that nothing in the Mosaic Disclosure Schedules is intended to broaden the scope of any representation or warranty of the Mosaic Parties made herein), each Mosaic Party represents and warrants to the Parent Parties as follows:

Section 4.01           Organization and Authority of Each Subject Company.

(a)                Each Subject Company is a corporation, partnership (general, limited or otherwise), limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Subject Company is duly qualified or licensed to conduct business under the Laws of each jurisdiction where the character of the properties owned, leased or operated by such Subject Company or otherwise where the nature and/or conduct of the business and activities such Subject Company makes such qualification necessary or appropriate (and a true and complete list of all such jurisdictions is set forth on Section 4.01 of the Mosaic Disclosure Schedules), except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect. Each Subject Company has all requisite corporate, limited liability company, limited partnership or other power and authority to carry on its business as presently conducted, and to own and use the properties now owned and used by the Subject Companies. The Mosaic Parties have made available to Parent correct and complete copies of the Organizational Documents of each Subject Company (each as amended to date). No Subject Company is in default under or in violation of any provision of its Organizational Documents. The Mosaic Parties have made available to Parent equity transfer books and minute books or similar records of each Subject Company, and all such records are complete, accurate and current in all material respects.

(b)                Each Mosaic Merger Entity has all requisite limited liability company or partnership power and authority to execute and deliver this Agreement and each other Ancillary Document to which it is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the Mergers and other transactions contemplated hereby and thereby, and each other Subject Company has all requisite corporate, limited liability company, partnership or other power and authority to execute and deliver any Ancillary Documents to which it is or will be a party and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. This Agreement has been validly executed and delivered by each Mosaic Merger Entity and, assuming this Agreement constitutes the valid and binding obligation of each other party thereto (other than any Mosaic Party), constitutes a valid and binding obligation of each Mosaic Merger Entity, enforceable against each Mosaic Merger Entity in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws relating to or affecting the rights of creditors generally and by equitable principles, including those limiting the availability of specific performance, injunctive relief and other equitable remedies and those providing for equitable defenses (the “Equitable Exceptions”). Each Ancillary Document to which a Subject Company is or will be a party has been or will be validly executed and delivered by each such Subject Company and, assuming each such Ancillary Document constitutes the valid and binding obligation of each other party thereto (other than any Mosaic Entity or such Subject Company or any of its Affiliates), constitute a valid and binding obligation of such Subject Company, enforceable against such Subject Company in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

Section 4.02           Capitalization.

(a)                Section 4.02(a)(i) of the Mosaic Disclosure Schedules sets forth a complete and accurate list of all outstanding membership or partnership interests or units (as applicable) of each Mosaic Merger Entity (as applicable), including the holders thereof as of the date hereof (the “Mosaic Merger Entity Interests”). Such Mosaic Merger Entity Interests constitute all of the issued and outstanding equity interests of any kind of each Mosaic Merger Entity. Such Mosaic Merger Entity Interests have been duly authorized and validly issued, are fully paid, nonassessable and free and clear of any preemptive or other similar rights and have not been issued in violation of any applicable Laws or any Mosaic Merger Entity’s Organizational Documents or any Contract to which any Mosaic Merger Entity is a party or by which its properties or assets are bound. Except as set forth on Section 4.02(a)(ii) of the Mosaic Disclosure Schedules, there is no: (i) outstanding security of any Mosaic Merger Entity convertible into or exchangeable or redeemable for membership or partnership interests or any other security of a Mosaic Merger Entity; (ii) outstanding option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from any Mosaic Merger Entity or any member or partner (as applicable) of any Mosaic Merger Entity any membership or partnership interest or other security of a Mosaic Merger Entity, as applicable (or any right, the value of which is related to or based upon the price or value of any membership or partnership interest or other security of a Mosaic Merger Entity, as applicable); or (iii) obligation (whether or not contingent) of any Mosaic Merger Entity to issue any membership or partnership interest or other security of a Mosaic Merger Entity (as applicable), or any option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from any Mosaic Merger Entity or any member or limited partner of any Mosaic Merger Entity (as applicable) any membership or partnership interest or other security of a Mosaic Merger Entity, as applicable (or any right, the value of which is related to or based upon the price or value of any membership or partnership interest or other security of a Mosaic Merger Entity, as applicable). There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any membership or partnership interests or units of any Mosaic Merger Entity. There are no bonds, debentures, notes or other Indebtedness of any Mosaic Merger Entity having voting rights (or convertible into securities having voting rights). Other than the Mosaic Merger Entities’ Organizational Documents, there are no agreements with respect to the voting or control of, or registration under the Securities Act of, any Mosaic Merger Entity Interest. Other than as expressly provided under the terms of any Subject Company Investment Documentation, no Mosaic Merger Entity has the right or obligation to acquire under any Contract or otherwise receive any securities of any other Person.

(b)                Section 4.02(b)(i) of the Mosaic Disclosure Schedules sets forth a complete and accurate list of all outstanding membership interests of each Subject Company that is not a Mosaic Merger Entity (collectively, the “Other Subject Companies”), including the holders thereof as of the date hereof or as otherwise set forth in Section 4.02(b)(i) of the Mosaic Disclosure Schedules. Such membership interests constitute all of the issued and outstanding equity interests of any kind of each Other Subject Company. Such membership interests have been duly authorized and validly issued, are fully paid, nonassessable and free and clear of any preemptive or other similar rights and have not been issued in violation of any applicable Laws or any Other Subject Company’s Organizational Documents or any Contract to which any Other Subject Company is a party or by which its properties or assets are bound. Except as set forth on Section 4.02(b)(ii) of the Mosaic Disclosure Schedules, there is no: (i) outstanding security of any Other Subject Company convertible into or exchangeable or redeemable for membership and units interests or any other security of an Other Subject Company; (ii) outstanding option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from any Other Subject Company or any member of any Other Subject Company any membership interest or other security of an Other Subject Company (or any right, the value of which is related to or based upon the price or value of any membership interest or other securities of an Other Subject Company); or (iii) obligation (whether or not contingent) of any Other Subject Company to issue any membership interest or other security of an Other Subject Company, or any option, warrant, right, subscription, call, put, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire from any Other Subject Company or any member of any Other Subject Company any membership interests or other security of an Other Subject Company (or any right, the value of which is related to or based upon the price or value of any membership interest or other securities of an Other Subject Company). There are no obligations, contingent or otherwise, to repurchase, redeem (or establish a sinking fund with respect to redemption) or otherwise acquire any membership interests of any Other Subject Company. There are no bonds, debentures, notes or other Indebtedness of any Other Subject Company having voting rights (or convertible into securities having voting rights). Other than the Other Subject Companies’ Organizational Documents, there are no agreements with respect to the voting or control of, or registration under the Securities Act of, any membership interests of any Other Subject Company. Other than as expressly provided under the terms of any Subject Company Investment Documentation, no Other Subject Company has the right or obligation to acquire under any Contract or otherwise receive any securities of any other Person.

(c)                Other than as set forth in Section 4.02 of the Mosaic Disclosure Schedules, no Subject Company beneficially owns or controls, directly or indirectly, any shares of stock or other equity interest in any other corporation, firm, partnership, joint venture or other Person (other than another Subject Company or as expressly provided under the terms of any Subject Company Investment Documentation).

Section 4.03           No Conflicts; Consents. Neither the execution and delivery by any Mosaic Merger Entity of this Agreement or by any Subject Company of the Ancillary Documents to which any Subject Company is or will be a party, nor the performance and consummation by any Subject Company of the transactions contemplated hereby and thereby, does or will:

(a)                conflict with or violate any provision of the Organizational Documents of any Subject Company;

(b)                except as described in Section 4.03(b) of the Mosaic Disclosure Schedules, require on the part of any Subject Company any registrations, filings or notices with or to, or any consent or approval of, any third party, including any Governmental Filings;

(c)                assuming the filings, notices, consents or approvals with or by third parties described in Section 4.03(b) of the Mosaic Disclosure Schedules are made and obtained, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, result in the creation of any Lien (other than Permitted Liens) on, or forfeiture of, or require any notice, consent or waiver under, any Designated Contract, except for any conflict, breach, default, acceleration, right to terminate or modify, Lien or forfeiture that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect; or

(d)                assuming the filings, notices, consents or approvals with or by Governmental Authorities described in Section 4.03(b) of the Mosaic Disclosure Schedules are made and obtained, result in the material violation of any Law or Governmental Order applicable to any Subject Company, its business or any of its properties or assets.

Section 4.04           Mosaic Funds Financial Statements; Undisclosed Liabilities.

(a)                Attached to Section 4.04 of the Mosaic Disclosure Schedules are complete copies of the Mosaic Funds Financial Statements, which Mosaic Funds Financial Statements are true and correct in all material respects.

(b)                The Mosaic Funds Financial Statements (i) were prepared from the books of account and other financial records of each Subject Company, (ii) were prepared in accordance with GAAP consistently applied throughout the periods indicated in accordance with each Subject Company’s historical practice, and (iii) present fairly, in all material respects, the consolidated financial condition, results of operations, and changes in members’ equity and cash flows of each Subject Company as of the respective dates thereof and for the periods referred to therein, subject, in the case of the Mosaic Funds Interim Financial Statements, to normal year-end adjustments and the absence of notes and other presentation items required by GAAP with respect to audited financial statements.

(c)                Each Subject Company maintains records that are true and correct in all material respects reflecting its assets and liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance (taking into account such Subject Company’s size and growth stage) that: (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets; (iii) access to its assets is permitted only in accordance with management’s authorization; (iv) the reporting of its assets is compared with existing assets at reasonable intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

(d)                No Subject Company or any director, manager, officer or employee of any Subject Company, nor any auditor, accountant or Representative of any Subject Company has received or been under a duty to report (including any self-reporting obligation) any non-frivolous written complaint, allegation or claim regarding the accounting, reserving or auditing practices, procedures, methodologies or methods of any Subject Company, or their respective internal accounting controls, including any complaint, allegation or claim that any Subject Company engaged in questionable accounting, reserving or auditing practices.

(e)                The Subject Companies have no Liabilities except (i) as reflected or reserved against in the Mosaic Funds Interim Financial Statements, (ii) Liabilities incurred in the Ordinary Course of Business that are not, individually or in the aggregate, material in nature or amount, (iii) performance obligations under Contracts and Employee Benefit Plans, in each case not arising out of any material breach or default by a Subject Company, (iv) Liabilities incurred in connection with this Agreement and the Transactions, or (v) immaterial Liabilities of a type that are not required under GAAP to be disclosed on the balance sheet of a Subject Company or in the notes thereto.

Section 4.05           Absence of Certain Changes. From January 1, 2021 through the date of this Agreement, except for the transactions contemplated in the Ancillary Documents, and except as set forth in Section 4.05 of the Mosaic Disclosure Schedules, each Subject Company (x) has conducted its affairs in the Ordinary Course of Business and (y) has not:

(a)                issued, sold, transferred or pledged, directly or indirectly, any membership interest, notes, bonds or other securities, or any option, interest, warrant or other right or grant to acquire or based on the same (including any right, the value of which is related to or based upon the price or value of any membership interests or other securities of such Subject Company);

(b)                redeemed any of its membership interests or, except in the Ordinary Course of Business and as disclosed in the Mosaic Funds Financial Statements, declared, made or paid any dividends or distributions (whether in cash, securities or other property) to the holders of its membership interests;

(c)                merged with, entered into a consolidation with or acquired an equity interest of any other entity or acquired a substantial portion of the assets or business of any other entity or any division or line of business thereof, or other than in the Ordinary Course of Business otherwise acquired or disposed of any assets (other than fixed maturity securities, equity securities, cash and short-term investments);

(d)                made any single capital expenditure or commitment for any capital expenditure in excess of $500,000 in the aggregate;

(e)                incurred Indebtedness other than in the Ordinary Course of Business;

(f)                 amended the Organizational Documents of such Subject Company;

(g)                materially changed any accounting methods, principles or practices applicable to such Subject Company or its business, except as required by applicable Law or GAAP;

(h)                entered into any employment or compensation arrangement or agreement, including change in control severance arrangements or agreements (or any amendment to any such existing agreement or arrangement) with, or in any manner increased the compensation or benefits of, any employee of any Subject Company, except salary or wage rate increases to any non-executive level employee of any Subject Company in the Ordinary Course of Business;

(i)                 entered into, terminated, adopted or materially amended the terms of any existing Employee Benefit Plans except as required by applicable Law;

(j)                 agreed, whether in writing or otherwise, to take any of the actions specified in this Section 4.05;

(k)                transfer or assignment of or grant of any license or sublicense under or with respect to any Subject Company Intellectual Property or Subject Company IP Agreements;

(l)                 experienced a Subject Company Material Adverse Effect.

Section 4.06           Tax Matters.

(a)                Each Subject Company has timely filed (taking into account all applicable extensions) all U.S. federal Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of each Subject Company (whether or not shown on any Tax Returns) that are due and would be delinquent if not paid have been fully and timely paid. Each Subject Company has timely withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, equity holder, independent contractor or other third party, and all Tax Returns (including Forms K-1, W-2 and 1099) required with respect thereto have been properly completed and timely filed. The unpaid Taxes of each Subject Company (A) did not, as of the most recent fiscal month-end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Mosaic Funds Financial Statements and (B) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of such Subject Company in filing its Tax Returns.

(b)                (i) There are no audits, investigations by any Governmental Authority or other Proceedings pending or, to the Mosaic Parties’ Knowledge, threatened in writing with regard to any material Taxes or Tax Returns of any of the Subject Companies; (ii) no material deficiency for Taxes of any Subject Companies has been claimed, proposed or assessed in writing or, to the Mosaic Parties’ Knowledge, threatened in writing, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect; (iii) no Subject Company has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; and (iv) no Subject Company has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(c)                No Subject Company has been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that such Subject Company is required to file any Tax Return that was not filed or is subject to taxation in that jurisdiction.

(d)                Except as set forth in Section 4.06(e) of the Mosaic Disclosure Schedules, each Subject Company has been properly treated and qualified as a partnership or disregarded entity for all U.S. federal, state and local Tax purposes through their existence and not as a corporation or an association or publicly traded partnership taxable as a corporation.

(e)                Each of REIT Holdings, Domestic REIT Holdings and REIT Pref Holdings (i) for its taxable years commencing with the taxable years identified in Section 4.06(e) of the Mosaic Disclosure Schedules through and including its taxable year ended December 31, 2020 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2021 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2021 and thereafter; (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT, and to the Mosaic Parties’ Knowledge, no such challenge is pending or has been threatened in writing; and (v) since their respective formations, not incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid or incurred any material liability for any other Taxes other than (A) in the Ordinary Course of Business or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property, and no event has occurred, and, to the Mosaic Parties’ Knowledge, no condition or circumstance exists, which presents a material risk that any material amount of Tax described above will be imposed upon any Subject Company.

(f)                 There are no Tax Liens upon any property or assets of any Subject Company except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(g)                No Subject Company has ever participated in a “listed transaction” within the meaning of Section 1.6011-4(b)(2) of the Treasury Regulations.

(h)                No Subject Company is a party to any Tax allocation, sharing or protection agreement, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation, sharing or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements. No Subject Company (A) has been a member of an affiliated group filing a consolidated federal Income Tax Return) or (B) has any liability for the Taxes of any Person (other than such Subject Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. law), as a transferee or successor or by contract (other than contracts entered into in the Ordinary Course of Business not primarily related to Taxes).

(i)                 No Subject Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (B) “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local, or non-U.S. income Tax law); (C) installment sale or open transaction made on or prior to the Closing Date; (D) prepaid amount received on or prior to the Closing Date; or (E) election under Section 108(j) of the Code. With respect to each Subject Company, the Mosaic Parties have made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed and still in effect.

(j)                 No Subject Company holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(k)                The Subject Companies have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(l)                 No Subject Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with Transactions.

(m)              All written powers of attorney that have been granted by any Subject Company, or by any Mosaic Party on behalf of any Subject Company, with respect to any matter relating to Taxes will no longer be in effect as of the Effective Time.

(n)                This Section 4.06 constitutes the exclusive representations and warranties of each Subject Company with respect to Tax matters.

Section 4.07           Loans and Investments.

(a)                As of the date hereof, except as set forth in Section 4.07(a) of the Mosaic Disclosure Schedules, the Subject Companies are the sole legal and beneficial owners of each of the loans set forth in Section 4.07(a) of the Mosaic Disclosure Schedules (each a “Subject Company Loan”) and are the sole legal owners or beneficiaries of or under any related notes (each a “Subject Company Note”), deeds of trust, mortgages, security agreements, guaranties, indemnities, financing statements, assignments, endorsement, bonds, letters of credit, accounts, insurance contracts and policies, escrow documents, participation agreements (if applicable), and all other documents evidencing or securing the Subject Company Loans (collectively, the “Subject Company Loan Documentation”) and all related loan files, servicing files, credit reports, Tax Returns, appraisals, and all other documents relating to the Subject Company Loans (collectively, with the Subject Company Loan Documentation, the “Subject Company Loan Files”), in each case, free and clear of any Liens, except for Permitted Liens. Section 4.07(a) of the Mosaic Disclosure Schedules accurately describes as of the date hereof (i) the maximum principal amount of each Subject Company Loan and the related Subject Company Note outstanding as of the date hereof, (ii) the amount of any escrow or reserves held by or on behalf of each Subject Company with respect to each Subject Company Loan, (iii) the amount of Advances made under each Subject Company Loan as of the date hereof, and (iv) the projected amount of any future Advances or future funding obligations for each Subject Company Loan. The Mosaic Parties have made available to the Parent Parties and their Representatives all Subject Company Loan Files as of the date hereof, all of which are complete, accurate and current in all material respects. No Subject Company Loans have been materially waived, impaired, amended, modified, superseded, extended, satisfied, canceled, rescinded, or subordinated in any respect except as may be expressly set forth in Section 4.07(a) of the Mosaic Disclosure Schedules.

(b)              Section 4.07(b) of the Mosaic Disclosure Schedules sets forth a true and complete list of all investments in any other Person (other than Subject Company Loans and investments in other Subject Companies) owned by the Subject Companies as of the date hereof (collectively, the “Subject Company Investments”), including all documentation evidencing, or setting forth the terms of, such Subject Company Investments (collectively, the “Subject Company Investment Documentation”). As of the date hereof, except as set forth in Section 4.07(b) of the Mosaic Disclosure Schedules, the Subject Companies are the sole legal and beneficial owners of each of the Subject Company Investments and all Subject Company Investment Documentation, in each case, free and clear of any Liens, except for Permitted Liens. The Mosaic Parties have made available to the Parent Parties and their Representatives all Subject Company Investment Documentation, all of which are complete, accurate and current in all material respects.

(c)              The Subject Company Loan Documentation for each Subject Company Loan contains provisions that render the rights and remedies of the holder thereof adequate for the practical realization against any mortgaged property or other collateral of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, nonjudicial foreclosure subject to the limitations set forth in the Equitable Exceptions. Each Subject Company Loan is subject only to “Permitted Exceptions” which consist of the following: (A) Permitted Liens; (B) Liens affecting title acceptable to prudent mortgage lenders generally; and (C) rights of tenants with no options to purchase or rights of first refusal to purchase, except as disclosed in the Subject Company Loan Files that have been made available to Parent prior to the date hereof.

(d)              Each of the Subject Company Loans has been serviced in all material respects in accordance with the terms of the related Subject Company Loan Documentation and otherwise in accordance with industry-accepted servicing practices.

(e)              Except as disclosed in Section 4.07(e) of the Mosaic Disclosure Schedules, no Proceedings are (i) pending against any Subject Company Loan, the related Subject Company Note or other Subject Company Loan Documentation or any Subject Company Investment, or (ii) to the Mosaic Parties’ Knowledge, threatened against any Subject Company before any relevant authority or entity that has had, or would reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect. Except as disclosed in Section 4.07(e) of the Mosaic Disclosure Schedules, no Mosaic Party or Subject Company has (i) received any written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim or right to rescission with respect to any Subject Company Loan, Subject Company Note or other Subject Company Documentation or any Subject Company Investment, or (ii) has Knowledge of (A) any uncured monetary default in excess of thirty (30) days or event of acceleration existing under any Subject Company Loan or the related Subject Company Note or any similar event in respect of any Subject Company Investment, (B) any uncured material non-monetary default, breach, violation or event of acceleration existing beyond the applicable grace or cure period under any Subject Company Loan or the related Subject Company Note or any Subject Company Investment, (C) any condition or event such that, with the passage of time and/or giving of notice and/or the expiration of any grace or cure period, would constitute a monetary default, material non-monetary default, breach, violation or event of acceleration under any Subject Company Loan or the related Subject Company Note or any Subject Company Investment, or (D) any material breach of any Subject Company Loan or Subject Company Investment by any Mosaic Party. As of the date of origination and to the Mosaic Parties’ Knowledge as of the date hereof, neither any mortgaged property underlying any Subject Company Loan, nor any portion thereof, is the subject of, and no borrower or guarantor under a Subject Company Loan or investee in respect of any Subject Company Investment is a debtor in state or federal bankruptcy, insolvency or similar Proceeding.

(f)               At the time of the origination of each Subject Company Loan, the origination, due diligence and underwriting performed by or on behalf of the Subject Company in connection with each Subject Company Loan complied in all material respects with the terms, conditions and requirements of the Mosaic Parties’ origination, due diligence, underwriting procedures, guidelines and standards.

(g)              Except as set forth in Section 4.07(g) of the Mosaic Disclosure Schedules, no Subject Company Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by a Subject Company.

(h)              With respect to any Subject Company Loan where the Subject Company Loan is secured by a ground leasehold estate in whole or in part, and the related Subject Company Loan Documentation does not also encumber the related lessor’s fee interest in such mortgaged property, based upon the terms of the ground lease and any estoppel or other agreement received from the ground lessor in favor of the related Subject Company, its successors and assigns:

(i)                 The ground lease or a memorandum regarding such ground lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The ground lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related mortgaged property and does not restrict the use of the related mortgaged property by such lessee, its successors or assigns in a manner that would adversely affect the security provided by the related Subject Company Loan Documentation. To the Mosaic Parties’ Knowledge, no material change in the terms of the ground lease had occurred since its recordation, except by any written instruments which are included in the related Subject Company Loan File.

(ii)               To the Mosaic Parties’ Knowledge, the ground lease is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the Subject Company Loan Documentation, except for the related fee interest of the ground lessor and the Permitted Exceptions.

(iii)             To the Mosaic Parties’ Knowledge, the ground lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the ground lease is assignable to the holder of the Subject Company Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Subject Company Loan and its successors and assigns without the consent of the lessor.

(iv)              No Mosaic Party or Subject Company has received any written notice of default under or notice of termination of such ground lease. To the Mosaic Parties’ Knowledge, there is no default under such ground lease and no condition that, but for the passage of time or giving of notice, would result in a default under the terms of such ground lease and to the Mosaic Parties’ Knowledge, such ground lease is in full force and effect as of the date hereof.

Section 4.08           Tangible Personal Property. Each Subject Company has good and valid title to, or a valid leasehold interest in, all of the material personal property or other material tangible assets reflected on the Mosaic Funds Interim Financial Statements or acquired after the Interim Balance Sheet Date in the Ordinary Course of Business, free and clear of all Liens (other than Permitted Liens). The personal property and other tangible assets owned or leased by each Subject Company are in all material respects in good working order and repair, subject to ordinary wear and tear, and have been maintained in all material respects in accordance with past practice of such Subject Company.

Section 4.09           Real Property.

(a)             Section 4.09(a) of the Mosaic Disclosure Schedule sets forth a true and correct list of all real property owned or leased as of the date of this Agreement, including ground leases (as lessee or sublessee), by any Subject Company (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Subject Company Property” and collectively referred to herein as the “Subject Company Properties”). Other than the Subject Company Properties, there are no real properties with regards to which any Subject Company is bound by any agreement to purchase or lease (as lessee).

(b)             A Subject Company owns good and valid fee simple title or leasehold title (as applicable) to each of the Subject Company Properties, in each case, free and clear of Liens, except for Permitted Liens.

(c)             No Mosaic Party or Subject Company has received written notice (i) that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Subject Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Subject Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Subject Company Properties (collectively, “Permits or Real Property Rights”) is not in full force and effect, (ii) of any uncured violation of any Laws affecting any of the Subject Company Properties which has had, or would reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect or (iii) of any threat of modification or cancellation of any such Permits or Real Property Rights.

(d)             No Mosaic Party or Subject Company has received any written notice to the effect that (i) any condemnation or rezoning Proceedings are pending or threatened with respect to any of the Subject Company Properties, or (ii) any zoning regulation or ordinance (including with respect to parking), Board of Fire Underwriters rules, building, fire, health or other Law has been violated for any Subject Company Property.

(e)             As of the date of this Agreement, there are no unexpired option agreements, rights of first offer or refusal or similar rights with respect to the purchase of a Subject Company Property or any portion thereof or any direct or indirect interest therein, nor are there any other unexpired rights in favor of any Person other than a Subject Company to purchase or otherwise acquire a Subject Company Property or any portion thereof or any direct or indirect interest therein, or to enter into any contract for sale, ground lease or binding letter of intent to sell or ground lease any Subject Company Property or any portion thereof that is owned by any Subject Company, and no such purchase option has been exercised, nor has any of the Mosaic Parties or any Subject Company received any notice indicating that any Person purports to have exercised such a purchase option.

(f)             No Subject Company is a party to any agreement pursuant to which any Subject Company manages, provides leasing services or provides development services with respect to any real property for any unaffiliated Person.

(g)             Except for brokerage agreements entered into in the ordinary course and except as set forth on Section 4.09(g) of the Mosaic Disclosure Schedules, no Subject Company (or any Mosaic Party on behalf of any Subject Company) is a party to any contract or agreement with any third party that provides for a right of such third party to participate in the profits, sale proceeds or revenue of any Subject Company Property.

(h)              To the Mosaic Parties’ Knowledge, (i) each Subject Company Property is in good operating condition and repair and is structurally sound and free of latent or patent structural, mechanical or other significant defects (excluding ordinary course wear and tear), (ii) no Subject Company Property has suffered any uninsured casualty or other damage that has not been repaired, and (iii) each Subject Company Property is otherwise adequate in all material respects for its current use, operation and occupancy.

(i)               Section 4.09(i) of the Mosaic Disclosure Schedules sets forth a true and complete list of all Leases currently in effect identifying the address or location and use of the Mosaic Party Leased Real Property. Each Mosaic Party has valid leasehold interests in all of the Mosaic Party Leased Real Property, in each case free and clear of all Liens (other than Permitted Liens). With respect to each such Lease, no Mosaic Party has assigned, transferred, conveyed, mortgaged, deeded in trust, encumbered or otherwise created any Lien (other than Permitted Liens) against its leasehold interest in the Mosaic Party Leased Real Property. There is no (a) default under or (b) cancellation of or an intent (on the part of any Mosaic Party) to cancel, in each case, any such Lease, and, except as set forth in Section 4.09(j) of the Mosaic Disclosure Schedules, the Mosaic Parties’ completion of the Transactions shall not create a default under any such Lease. The Mosaic Party Leased Real Property constitutes all the real properties used or occupied by each Mosaic Party in connection with the conduct of the business of the Subject Companies or reflected on the Mosaic Funds Interim Financial Statements. No Mosaic Party has received written notice of any pending or threatened condemnation Proceeding, zoning dispute or local code enforcement action which would preclude or materially impair the use of any of the Mosaic Party Leased Real Property for the purpose for which it is currently used.

Section 4.10           Intellectual Property, Technology and Privacy.

(a)                Section 4.10(a)(i) of the Mosaic Disclosure Schedules sets forth a list of all Subject Company IP Registrations. Section 4.10(a)(ii) of the Disclosure Schedule also contains a list of all material unregistered Trademarks used or held for use by the Subject Companies or by a Mosaic Entity (or a Subsidiary) and used in the business of the Subject Companies. One of the Subject Companies exclusively own all right, title, and interest in and to each item of Subject Company IP Registrations, and all Subject Company IP Registrations are subsisting and all issued Patents and registered Trademarks included in the Subject Company IP Registrations are valid and, to the Mosaic Parties’ Knowledge, enforceable. All necessary registration, maintenance, and renewal fees currently due with respect to each item of the Subject Company IP Registrations have been paid, and all necessary documents, recordations, and certificates have been filed with the relevant Governmental Authority for the purpose of prosecuting and maintaining all Subject Company IP Registrations.

(b)              The Subject Companies own or have a license or other right to use all Subject Company Intellectual Property, Licensed Intellectual Property and Subject Company IT Systems used or held for use in the conduct or operation of the business of the Subject Companies as presently conducted, and to the Mosaic Parties’ Knowledge, all such Subject Company Intellectual Property, Licensed Intellectual Property and Subject Company IT Systems shall continue to be owned or available for use by the Subject Companies on similar contractual terms and conditions immediately after the Closing without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Subject Companies would otherwise be required to pay pursuant to such existing terms and conditions had this Agreement and the Transactions not occurred.

(c)              The conduct of the business of the Subject Companies as presently conducted does not, and in the six (6) years before the Closing did not, infringe, misappropriate, or otherwise violate, and has not infringed, misappropriated, or otherwise violated, the Intellectual Property of any Person, and no Mosaic Party or Subject Company or any Affiliate thereof has received written notice of any such claim (including in the form of offers or invitations to obtain a license) against any Subject Company.

(d)              To the Mosaic Parties’ Knowledge, (i) no Person is infringing, misappropriating, or otherwise violating any Subject Company Intellectual Property (including Subject Company IP Registrations), and (ii) no such claims have been asserted or threatened in writing against any Person by any Mosaic Party or Subject Company or any Affiliate thereof. No Mosaic Party or Subject Company or any Affiliate thereof has received written notice of any claim challenging the scope, validity, or enforceability of any Subject Company Intellectual Property.

(e)              Each Subject Company and the Mosaic Manager in respect of the Subject Companies takes and have taken commercially reasonable measures to protect the confidentiality of the Subject Company Intellectual Property and Licensed Intellectual Property. To the Mosaic Parties’ Knowledge, there has not been any unauthorized disclosure of any such Intellectual Property to any Person in a manner that has resulted or is likely to result in the loss of its proprietary, confidential or trade secret status, and no Person has misappropriated or made any unauthorized disclosure of any such Intellectual Property, or breached any obligations of confidentiality with respect thereto.

(f)               No Subject Company Software exists.

(g)            The products, services and offerings of the Subject Companies do not include Subject Company Software and the Subject Companies and their Subsidiaries have not used any Open Source Materials in a manner that does, will, or would reasonably be expected to, require the (i) disclosure, distribution or accessibility of any Subject Company Intellectual Property in source code form; (ii) license or other provision of any Subject Company Intellectual Property on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under any Subject Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Subject Company Intellectual Property.

(h)              The Subject Companies and the Mosaic Manager in respect of the Subject Companies have implemented, and are in compliance in all material respects with, industry-standard procedures and technical measures to: (i) ensure that the Subject Company IT Systems are in good working order; (ii) ensure the integrity and security of transactions executed through Subject Company IT Systems; and (iii) protect Personal Data, Trade Secrets, and the Subject Companies’ other data against loss, damage, and unauthorized access, use, modification, or other misuse.

(i)               The Subject Company IT Systems: (i) are free from material defects and in sound operating condition, subject to normal wear and tear and maintenance and repair, (ii) are configured and maintained to prevent unauthorized access to and the introduction of viruses, bugs or other similar contaminants into the Subject Company IT Systems; (iii) have sufficient capability, capacity and performance to meet the current requirements of the business of the Subject Companies even during periods of peak load; and (iv) comply with the material terms of all required commitments of Contracts to which any Subject Company is a party. The Subject Companies and the Mosaic Manager in respect of the Subject Companies apply commercially reasonable system redundancy and data back-up measures to the Subject Company IT Systems to avoid disruption or interruption to the business of the Subject Companies.

(j)               All data, including Personal Data, that has been collected, stored, maintained or otherwise used by the Subject Companies has been collected, stored, maintained and used in accordance with all applicable Laws, Contracts and the Privacy and Information Security Requirements. None of the Mosaic Parties, the Subject Companies or their Affiliates have received a notice of any investigation or inquiries from a Governmental Authority, or currently uncured noncompliance with applicable Laws or the Privacy and Information Security Requirements, regarding data protection, (including with respect to Personal Data) concerning any data, including Personal Data, that has been collected, stored, maintained or otherwise used by the Subject Companies. The Subject Companies are not subject to any obligation that would prevent the Subject Companies from using Personal Data in the operation of their businesses as currently conducted. The Transactions shall not cause any of the Subject Companies or the Mosaic Manager in respect of the Subject Companies to be in violation or breach of any such Contract, the Privacy and Information Security Requirements, posted policies or terms and conditions of use. There has been no Security Breach: (i) pursuant to which any Subject Company or the Mosaic Manager in respect of any Subject Company is required to notify any payment network or Governmental Authority that it has experienced a Security Breach or is required to hire a PCI forensics investigator or the equivalent thereof by rules or guidance issued by any payment network; or (ii) causing any Subject Company or the Mosaic Manager in respect of any Subject Company to be required by Privacy and Information Security Requirements to notify any customers or third parties that any Subject Company has experienced a Security Breach.

(k)              Each current and former employee, consultant and independent contractor of the Subject Companies that has invented, created, developed or reduced to practice any Intellectual Property (each, a “Contributor”) has executed a valid and enforceable written agreement substantially in the form provided to Parent that assigns to a Subject Company all right, title and interest in and to any and all Intellectual Property that is invented, created, developed or reduced to practice by such Contributor within the scope of his, her or its engagement by the Subject Company or using the resources of the Subject Company. Each current and former employee, consultant and independent contractor of the Subject Companies that has had access to Trade Secrets (“Trade Secret Recipient”) has executed a valid and enforceable written agreement substantially in the form provided to Parent that contains commercially reasonable provisions designed to prevent unauthorized disclosure or use of Trade Secrets. To the Mosaic Parties’ Knowledge, no Contributor or Trade Secret Recipient who is a party to such written agreements has materially breached or violated the terms thereof or has attempted or threatened to challenge the enforceability, scope or applicability of any such agreement.

(l)               Other than Contracts with customers entered into in the Ordinary Course of Business that do not materially differ in substance from the Subject Companies’ standard form agreements, copies of each of which have been provided to Parent; there are no Contracts between any Subject Company and any other Person wherein or whereby such Subject Company has assumed or agreed to assume any obligation or duty or to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability of such Person with respect to any material Intellectual Property rights.

Section 4.11           Indebtedness. Section 4.11(a) of the Mosaic Disclosure Schedules sets forth all Indebtedness of the Subject Companies as of the date hereof.

Section 4.12           Contracts.

(a)              Section 4.12(a) of the Mosaic Disclosure Schedules sets forth a list of the following Contracts to which each Subject Company is a party, and pursuant to which there are ongoing performance obligations, as of the date of this Agreement (collectively, the “Designated Contracts”):

(i)               any Contract pursuant to which any Subject Company purchases, sells or services any asset, or any Contract with any broker with respect to the purchase of assets or any Contract assigning the duties, benefits and obligations pursuant to any of the foregoing;

(ii)               any repurchase arrangements or settlement agreements related to any asset in which the settlement amount is greater than $100,000;

(iii)              any Contract (or group of related Contracts with the same party) for the lease of personal property from or to third parties providing for annual lease payments in excess of $100,000;

(iv)              any custodial agreements;

(v)              any Contract (or group of related Contracts with the same party) for the purchase or sale of products or services under which the undelivered balance of such products and services (or the balance of remaining payments to be made by any Subject Company) exceeds $100,000;

(vi)             any Contract pursuant to which (A) any Subject Company has been granted or provided any ownership or other rights, or permitted any uses, of Intellectual Property (excluding “click-wrap”, “shrink-wrap” or “off-the-shelf” software that can be replaced for less than $100,000), or (B) any Subject Company has granted or provided any rights, or permitted any uses of, or agreed to any covenant not to sue with respect to, any Subject Company Intellectual Property;

(vii)            any Contract establishing or related to a partnership, joint venture or similar arrangement and any Contract establishing a participation or similar interest in, or in respect of, any Subject Company Loan;

(viii)           any Contract (or group of related Contracts with the same party) under which any Subject Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness the outstanding balance of which is more than $100,000 or under which it has imposed a Lien (other than Permitted Liens) on any of its assets, tangible or intangible;

(ix)              any Contract between any Subject Company, on the one hand, and any Mosaic Entity (or any Subsidiary) or any member of any Subject Company or any of their Affiliates (other than such Subject Company), on the other hand, including any Contract relating to administrative, corporate or other services and benefits provided to such Subject Company by any Mosaic Entity (or any Subsidiary) or any member of such Subject Company or any of its Affiliates (other than such Subject Company) (collectively, the “Affiliate Contracts”);

(x)               any Contract that prohibits or restricts a Subject Company or any of its Affiliates from freely engaging in business anywhere in the world, including any Contract that contains any non-compete, non-solicit, exclusivity or “most favored nation” provision;

(xi)             any Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any properties, assets or businesses of a Subject Company; and

(xii)            any Contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise).

(b)              Prior to the date hereof, each Mosaic Party has made available to Parent an accurate and current copy of each Designated Contract. None of the Mosaic Parties or Subject Companies has received notice of a cancellation of or an intent to cancel any Designated Contract. Each Designated Contract is in full force and effect and is a valid and binding obligation of the applicable Subject Company and, to the Mosaic Parties’ Knowledge, of each other party thereto. Each Subject Company has performed all material obligations required to be performed to date under each Designated Contract, and to the Mosaic Parties’ Knowledge, there has been no breach or default or claim of breach or default by any party thereto under any provision thereof, and no event has occurred which, with or without notice or the passage of time would constitute a default by any Subject Company under any provision thereof or that would permit modification, acceleration or termination of any Designated Contract by any party thereto, except for any breach, default, claim, modification, acceleration or termination that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect.

Section 4.13           Litigation.

(a)              Section 4.13(a) of the Mosaic Disclosure Schedules contains a list of all pending Actions to which any Subject Company is a party before or by any Governmental Authority, other than foreclosure, enforcement, recovery or similar actions relating to the Covered Portfolio that have been initiated by or on behalf of any Subject Company in the ordinary course of servicing the Covered Portfolio and that are not subject to any counterclaims.

(b)             No Mosaic Party or Subject Company is a party to any, nor are there any pending or, to the Mosaic Parties’ Knowledge, threatened, Actions before or by any Governmental Authority against or adverse to any Subject Company or any of their respective properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents.

(c)             There is no Governmental Order imposed upon, or pending against, or to the Mosaic Parties’ Knowledge, threatened against any Mosaic Party or Subject Company or any of their respective properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents.

(d)            There are no claims or assertions for indemnification or advancement of expenses by any Person, whether or not covered by insurance, pending against, or to the Mosaic Parties’ Knowledge, threatened against, any Subject Company.

Section 4.14           Employment Matters.

(a)              Except as set forth in Section 4.14(a) of the Mosaic Disclosure Schedules, each of the Subject Companies is and during the past four (4) years has been in compliance, in all material respects, with all applicable laws governing the employment of labor, including all contractual commitments and all such laws relating to discrimination or harassment in employment; terms and conditions of employment; termination of employment; wages; overtime classification; hours; meal and rest breaks; occupational safety and health; plant closings; employee whistle-blowing; immigration and employment eligibility verification; employee privacy; defamation; background checks and other consumer reports regarding employees and applicants; employment practices; negligent hiring or retention; affirmative action and other employment-related obligations on federal contractors and subcontractors; classification of employees, consultants and independent contractors; labor relations; collective bargaining; unemployment insurance; the collection and payment of withholding and/or social security taxes and any similar tax; employee benefits; and workers’ compensation (collectively, “Employment Matters”).

(b)              Each of the Subject Companies: (i) has taken reasonable steps to properly classify and treat all of their employees as “employees” and independent contractors as “independent contractors”; (ii) has taken reasonable steps to properly classify and treat all of their employees as “exempt” or “nonexempt” from overtime requirements under applicable law; (iii) has maintained legally adequate records regarding the service of all of their employees, including, where required by applicable law, records of hours worked; (iv) is not delinquent in any material payments to, or on behalf of, any current or former employees or independent contractors for any services or amounts required to be reimbursed or otherwise paid; (v) has withheld, remitted, and reported all material amounts required by law or by agreement to be withheld, remitted, and reported with respect to wages, salaries and other payments to any current or former independent contractors or employees; and (vi) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former independent contractors or employees (other than routine payments to be made in the Ordinary Course of Business).

(c)              Except as set forth in Section 4.14(c) of the Mosaic Disclosure Schedules, there are no, and in the past four (4) years there have been no, pending, or to the Mosaic Parties’ Knowledge, threatened lawsuits, arbitrations, administrative charges, controversies, grievances or claims by any employee, independent contractor, former employee, or former independent contractor of any Subject Company before any Governmental Authority relating to any Employment Matters.

(d)              Except as set forth in Section 4.14(d) of the Mosaic Disclosure Schedules, there are no, and in the past four (4) years there have been no, pending, or to the Mosaic Parties’ Knowledge, threatened investigations or audits by any Governmental Authority relating to any Employment Matters of any Subject Company. No Subject Company is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to any Employment Matters.

(e)              Except as set forth in Section 4.14(e) of the Mosaic Disclosure Schedules, no Subject Company is a party to, or bound by, any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreement or arrangement with any labor union, trade union or labor organization. Except as set forth in Section 4.14(e) of the Mosaic Disclosure Schedules, no employees of any Subject Company are represented by any labor union, trade union or labor organization with respect to their employment with any Subject Company. No labor union, trade union, labor organization or group of employees of any Subject Company has made a pending demand (in writing) for recognition or certification, and there are no representation or certification Proceedings or petitions seeking a representation Proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Mosaic Parties’ Knowledge, there are no union organizing activities with respect to any employees of any Subject Company. There has been no actual, or to the Mosaic Parties’ Knowledge, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting any Subject Company. No Subject Company is engaged in, or during the past four years has engaged in, any unfair labor practice, as defined in the National Labor Relations Act or other applicable laws.

(f)               No Subject Company is a party to any contract or subcontract with the United States government or any department or agency thereof that, individually or in the aggregate, trigger any obligations under Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, and no customers are using the products or services of any Subject Company to perform services or provide goods for the United States government or any department or agency thereof, or have included any reference to federal contracting, subcontracting or supplying, or otherwise referenced Executive Order 11246, Section 503 of the Rehabilitation Act of 1973, or the Vietnam Era Veterans’ Readjustment Assistance Act, in any Contract with any Subject Company.

(g)             Since the enactment of the WARN Act, no Subject Company has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Subject Company; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of such Subject Company; and no Subject Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 4.14(g) of the Mosaic Disclosure Schedules, no employee of any Subject Company has suffered an “employment loss” (as defined in the WARN Act) within the past six (6) months.

(h)              Each employee of any Subject Company is (i) a United States citizen, (ii) a United States national, (iii) a lawful permanent resident of the United States, or (iv) an alien authorized to work in the United States either specifically for such Subject Company or for any United States employer. Each Subject Company has completed a Form I-9 (Employment Eligibility Verification) for each employee hired since November 6, 1986, and each such Form I-9 has since been updated as required by applicable Law and, to the Mosaic Parties’ Knowledge, is correct and complete. For each employee of a Subject Company employed in the United States, an authorized official of such Subject Company has reviewed the original documentation relating to the identity and employment authorization of such employee in compliance with applicable law and such documentation appeared, to such official, to be genuine on its face and to relate to the employee presenting such documentation. Further, where required by applicable law, each Subject Company utilizes E-Verify pursuant to the terms of the E-Verify Memorandum of Understanding.

(i)               To the Mosaic Parties’ Knowledge, (i) no employee or independent contractor of any Subject Company is in violation of any term of any employment contract, consulting contract, non-disclosure agreement, common law non-disclosure obligation, non-competition agreement, non-solicitation agreement, proprietary information agreement or any other agreement relating to confidential or proprietary information, intellectual property, competition, or related matters; and (ii) the continued employment by a Subject Company of their respective employees, and the performance of the contracts with a Subject Company by their respective independent contractors, will not result in any such violation. Neither the Mosaic Manager nor any Subject Company has received any notice alleging that any such violation has occurred within the past four (4) years.

(j)               The Mosaic Parties have made available to Parent all material written personnel policies, rules and procedures applicable to employees that have been adopted by any Subject Company.

(k)              Section 4.14(k)(i) of the Mosaic Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual employed by any Subject Company, together with such employee’s position or function; annual base salary or wage; status as “exempt” or “nonexempt” for employment classification purposes; accrued leave as of the date specified therein; any incentive or bonus arrangements with respect to such employee; and any severance potentially payable to such employee upon termination of employment. Section 4.14(k)(ii) of the Mosaic Disclosure Schedules sets forth a true, correct and complete listing, as of the date specified therein, of the name of each individual engaged by any Subject Company as an independent contractor, together with such individual’s compensation arrangement with the Subject Company and whether such individual has entered into a written agreement regarding his or her contractor engagement. Except as set forth in Section 4.14(k)(iii) of the Mosaic Disclosure Schedules, the employment of each employee of any Subject Company and the engagement of each independent contractor of such Subject Company is terminable at will by such Subject Company without any penalty, liability, severance obligation incurred by any Subject Company.

(l)               In the last four (4) years, (i) to the Mosaic Parties’ Knowledge, no allegations of sexual harassment, sexual assault, sexual misconduct, gender discrimination or similar behavior (a “Sexual Misconduct Allegation”) have been made against any employee or independent contractor of any Subject Company, and (ii) no Subject Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any contract or provision similar to any of the foregoing, relating directly or indirectly to any Sexual Misconduct Allegation against such Subject Company.

Section 4.15           Employee Benefits.

(a)              Section 4.15(a) of the Mosaic Disclosure Schedules sets forth a list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Mosaic Parties have made available to Parent a true, correct and complete copy (to the extent applicable) of (i) each Employee Benefit Plan, including all amendments thereto, plan documents, trust agreements, insurance contracts and other funding vehicles (or, if such Employee Benefit Plan is unwritten, a description thereof), (ii) the most recently filed Annual Report (Form 5500 Series) and accompanying schedules, (iii) the most recent determination or opinion letter from the Internal Revenue Service, (iv) the current summary plan description and any material modifications thereto, (v) the most recent annual financial report, (vi) the most recent actuarial report and (vii) results of any nondiscrimination testing for the most recently completed plan year.

(b)              Each Employee Benefit Plan that is intended to meet the tax-qualification requirements under Section 401(a) of the Code is either subject to a favorable determination letter issued from the IRS, or, if such plan is based on a pre-approved plan document, is the subject of a favorable opinion letter issued from the IRS to the plan document sponsor upon which the Mosaic Parties and the Subject Companies may rely upon under IRS pronouncements, and, to the Mosaic Parties’ Knowledge, no act or omission has occurred with respect to any such Employee Benefit Plan that will or could give rise to the disqualification of the plan.

(c)              No Mosaic Party, Subject Company nor any of their respective ERISA Affiliates currently maintains, sponsors, participates in or contributes to (or has an obligation to contribute to), or has within the past six (6) years maintained, established, sponsored, participated in or contributed to (or had any obligation to contribute to) any Employee Benefit Plan that is subject to Title IV of ERISA, Section 412 of the Code, or Section 302 of ERISA, a Multiemployer Plan, or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA). No Subject Company has liability under Title IV of ERISA with respect to any Employee Benefit Plan either directly or through its ERISA Affiliates.

(d)              No act or omission has occurred with respect to any Employee Benefit Plan that would reasonably be expected to subject any Mosaic Party or any Subject Company to any material fine, penalty, Tax, or liability imposed under ERISA or the Code (other than liabilities for benefits accrued under Employee Benefit Plans).

(e)              No Employee Benefit Plan provides medical, death or other welfare benefits after termination of employment to any current or former employee, director or independent contractor of any Mosaic Party or Subject Company (or to any beneficiary of any such individual), other than group health plan continuation coverage required under Section 4980B of the Code or other similar applicable Laws and for which the coverage individual pays the full cost of coverage.

(f)               Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Laws, including ERISA and the Code. There are no pending investigations by any Governmental Authority involving any Employee Benefit Plan. All contributions to, and payments from, each Employee Benefit Plan have been timely made or paid when due in accordance with the terms of the plan document and applicable Laws.

(g)              There are no pending or, to the Mosaic Parties’ Knowledge, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Employee Benefit Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits) that would reasonably be expected to result in material liability to any Mosaic Party or any Subject Company.

(h)              Neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former employee or director or independent contractor of any Mosaic Party or Subject Company to severance pay, any other payment or forgiveness of Indebtedness, or increase any payments or benefits otherwise due to any such individual under any Employee Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any compensation or benefits under any Employee Benefit Plan, (iii) require the pre-funding of any benefits or other payments (other than in the Ordinary Course of Business) under any Employee Benefit Plan, or (iv) result in an amount paid or payable (whether in cash, property, in-kind benefits, the acceleration of vesting or payment, or otherwise) that is an “excess parachute payment” within the meaning of Section 280G of the Code.

(i)               No Employee Benefit Plan provides for a “gross up” or similar payments in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.

Section 4.16           Environmental Matters.

(a)             Each Subject Company is and has been in compliance in all material respects with all applicable Environmental Laws (which compliance includes the possession by such Subject Company of all Environmental Permits required under applicable Environmental Laws, and compliance, in all material respects, with the terms and conditions thereof), and none of the Mosaic Parties or Subject Companies have received written notice from any Person alleging that any Subject Company, or any property currently or formerly owned, leased or operated by such Subject Company, or any real property comprising any investment or loan portfolio, is not in such compliance, in each case which remains pending, unresolved or not fully remediated in accordance with Environmental Laws.

(b)             There is no material Environmental Claim pending or, to the Mosaic Parties’ Knowledge, threatened in writing, against any Subject Company or any property currently or formerly owned, leased or operated by such Subject Company, or any real property comprising any investment or loan portfolio, or to the Mosaic Parties’ Knowledge, against any Person whose Liability for any Environmental Claim any Subject Company has retained or assumed either by any Contract or by operation of Law or otherwise.

(c)              No Subject Company has retained or assumed any liability for any Environmental Claim by any Contract.

(d)             The Mosaic Parties have made available to Parent copies and results of any material electronic, written or verbal communications, reports, studies, analyses, tests or monitoring possessed or initiated by or under the control of each Subject Company pertaining to Hazardous Materials in, on, beneath, adjacent to or materially affecting any property currently or formerly owned, leased or operated by such Subject Company, or any real property comprising any investment or loan portfolio or regarding the compliance by such Subject Company with applicable Environmental Laws.

Section 4.17           Legal Compliance.

(a)              Each Subject Company is, and has been, since January 1, 2018, in material compliance with all applicable Laws. Since January 1, 2018, none of the Subject Companies has received written notification (including audits and corrective action plans) from any Governmental Authority of any asserted past or present failure to comply with any applicable Law, and, to the Mosaic Parties’ Knowledge, there has not been any threat to provide such notification. To the Mosaic Parties’ Knowledge, as of the date hereof, no Governmental Authority is conducting any investigation, examination or inquiry regarding any Subject Company or its businesses which is outstanding relating to compliance with any Law.

(b)              Except as described in Section 4.17(b) of the Mosaic Disclosure Schedules, no Subject Company is, or at any time since January 1, 2018 has been, subject to any cease-and-desist, censure or other disciplinary or similar order or enforcement action or fine or penalty issued by, or is or has been a party to any written agreement, consent agreement or memorandum of understanding or disciplinary agreement with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or since January 1, 2018, has been ordered to pay any civil penalty by, or is a recipient of any supervisory letter from, or has outstanding any board resolutions (or equivalent actions) adopted at the request or suggestion of any Governmental Authority (each, whether or not set forth in the Mosaic Disclosure Schedules, a “Regulatory Agreement”), nor has any Subject Company been advised in writing since January 1, 2018, by any Governmental Authority that it is considering issuing or requiring any such Regulatory Agreement. Each Subject Company is in compliance in all material respects with each Regulatory Agreement to which it is a party or subject, and no Subject Company has received any notice from any Governmental Authority indicating that such Subject Company is not in compliance in all material respects with any such Regulatory Agreement.

(c)              To the Mosaic Parties’ Knowledge, each Subject Company has filed all material reports, forms, filings, correspondences, schedules, prospectuses, proxy statements, financial statements, sales literature, notices, registrations and statements, together with any amendments or supplements required to be made with respect thereto (“Reports”) that they were required to file since January 1, 2018, with any Governmental Authority, including any Report required to be filed pursuant to the Laws of any Governmental Authority, and have paid all material fees and assessments due and payable in connection therewith. Additionally, each such Report (if any) and any statement regarding any Subject Company or its business or operations made in any Report filed with or otherwise submitted to any Governmental Authority (i) complied at the time of filing in all material respects with applicable Law, including as to content, and (ii) did not at the time of filing, and with respect to any sales literature or advertising material, did not during the period of its authorized use, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or are made, not misleading.

(d)              Except for routine examinations conducted by any Governmental Authority in the Ordinary Course of Business, since January 1, 2018, no Governmental Authority has provided written notice to any Mosaic Party or Subject Company that it has initiated any Proceeding, investigation, examination, audit or review, and, to the Mosaic Parties’ Knowledge, no such Proceeding, investigation, examination, audit or review into the business or operations of any Subject Company is ongoing, unresolved or threatened by any Governmental Authority.

(e)              The Subject Companies have implemented (or the Mosaic Entities have implemented on behalf of the Subject Companies) written policies and procedures as required by applicable Laws with respect to the Subject Companies and, since January 1, 2018, the Subject Companies have been in compliance, in all material respects, with such policies and procedures.

(f)               Each of the Subject Companies are in compliance in all material respects with the United States Laws and applicable international Laws relating to currency reporting and money laundering, including (i) the United States Bank Secrecy Act and implementing regulations; and (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) and implementing regulations. To ensure compliance with those Laws, each of the Subject Companies have (or a Mosaic Entity has on behalf of the Subject Companies) (x) established and implemented an anti-money laundering program reasonably designed to comply with such Laws, rules and regulations, (y) a Customer Identification Program (“CIP”) that requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance, and (z) established and implemented an anti-money laundering program that contains processes, procedures, and internal controls reasonably designed to ensure compliance with economic sanctions programs administered or enforced by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), including prohibitions set forth in the list of specially designated nationals and blocked persons.

Section 4.18           Permits.

(a)              Each Subject Company (i) presently holds and maintains in full force and effect and (ii) held and maintained in full force and effect at the relevant time in the past, in each case, all Permits required for the conduct of its business as presently conducted or as conducted at such relevant time, as applicable (collectively, the “Subject Company Permits”), except where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect. Since January 1, 2018, no demand for such qualification has been made upon any Mosaic Party or Subject Company by any Governmental Authority in any state having jurisdiction and in any event such Subject Company is or will be in compliance with the Laws of any such state to the extent necessary to enforce any assets. Section 4.18(a) of the Mosaic Disclosure Schedules sets forth a true and complete list of all material Subject Company Permits that are currently in effect. To the Mosaic Parties’ Knowledge, each Subject Company is, and was at the relevant time, in compliance, in all material respects, with the terms and conditions of the Subject Company Permits.

(b)              No Mosaic Party or Subject Company has received, at any time since January 1, 2018, any written notice or other written communication from any Governmental Authority regarding (i) any actual or alleged violation of, or failure on the part of such Mosaic Party or Subject Company to comply with, any term or requirement of any Subject Company Permit or (ii) any actual or potential revocation, withdrawal, suspension, cancellation, termination of, or material modification to, any Subject Company Permit. All applications required to have been filed for the renewal of each Subject Company Permit have been duly filed on a timely basis with, and the applicable fees paid to, the appropriate Governmental Authority, or the Subject Company Permit nevertheless has been renewed, re-issued or otherwise resolved without adverse consequence to any Subject Company, and all other filings (and payment of fees in connection therewith) required to have been made with respect to each Subject Company Permit have been duly made on a timely basis with the appropriate Governmental Authority or if not filed on a timely basis, the lapse did not cause an adverse consequence to any Subject Company or its business. To the Mosaic Parties’ Knowledge, none of the Subject Company Permits is reasonably expected to be terminated as a result of or in connection with the consummation of the Transactions.

Section 4.19           Business Relationships with Affiliates. Section 4.19 of the Mosaic Disclosure Schedules sets forth a complete list of all Affiliate Contracts whereby any member of any Subject Company or any Affiliate of any member of any Subject Company (other than another Subject Company) directly or indirectly (a) owns any property or right, tangible or intangible, which is used in or material to such Subject Company or its business, (b) has any material claim or cause of action against such Subject Company, or (c) owes any money to, or is owed any money by, such Subject Company, except in each case as otherwise expressly provided in this Agreement, any Ancillary Document or such Subject Company’s limited liability company agreement.

Section 4.20           Insurance.

(a)              Each Subject Company maintains (or a Mosaic Party maintains on behalf of the Subject Companies) insurance policies that include adequate coverage with respect to such Subject Company. Section 4.20(a) of the Mosaic Disclosure Schedules sets forth a complete list of all insurance policies covering each Subject Company.

(b)              (i) There is no material claim by any Subject Company pending under any of such insurance policies as to which coverage has been denied by the insurer or as to which, after reviewing the information provided with respect to such claim, the insurer has advised that it intends to deny; (ii) all premiums due and payable under such policies have been paid when due and each Subject Company has complied in all material respects with the terms and conditions of all such policies; and (iii) such policies of insurance are in full force and effect in accordance with their terms.

Section 4.21          Officer and Director Claims. No Person is pursuing or, to the Mosaic Parties’ Knowledge, has threatened to pursue any Proceeding against any current or former officer, director, manager, or equivalent thereto of any Subject Company in such Person’s capacity as an officer, manager or director, or equivalent thereto of such Subject Company. No Subject Company nor any of its respective Affiliates is pursuing or threatening to pursue any Proceeding against any current or former officer, manager or director, or equivalent thereof of any Subject Company in such Person’s capacity as an officer, manager or director, or equivalent thereto, of such Subject Company.

Section 4.22           Sufficiency of Assets. The tangible and intangible assets and properties each Subject Company owns, leases or licenses together constitute all of the assets and contractual rights, tangible and intangible, of any nature whatsoever, used by the Subject Companies in the operation of business in the manner presently operated by the Subject Companies.

Section 4.23           Certain Payments. In the conduct of its business, to the Mosaic Parties’ Knowledge, no Subject Company or any of its directors, managers, officers, employers or agents, for or on behalf of any Subject Company, has (a) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was or was expected to be in a position to help or hinder any Subject Company or its business (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for the purpose of facilitating any of the matters set forth in clause (a) above.

Section 4.24           Investment Company Act. No Subject Company is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 4.25           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Subject Companies for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (b) the Proxy Statement shall, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Mosaic Consent Solicitation Materials shall, at the date they are first mailed to the investors in the Mosaic Funds and at the time the Mosaic Investor Consents are received, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.26           Broker’s Fees. Except as set forth in Section 4.26 of the Mosaic Disclosure Schedules, no Subject Company has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Document.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MOSAIC ENTITIES

Except as set forth in the Mosaic Disclosure Schedules delivered to the Parent Parties prior to the execution and delivery of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Mosaic Disclosure Schedules shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face that such disclosure would so apply, notwithstanding the omission of a reference or cross-reference thereto; provided, that nothing in the Mosaic Disclosure Schedules is intended to broaden the scope of any representation or warranty of the Mosaic Entities made herein), each Mosaic Entity represents and warrants to the Parent Parties as follows:

Section 5.01           Organization and Authority. Each Mosaic Entity is, as applicable, a limited liability company, limited partnership or exempted limited partnership duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Mosaic Entity has all organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which such Mosaic Entity is or will be a party and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and such Ancillary Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been validly authorized by all necessary action on the part of each Mosaic Entity or its Affiliates, and no other Proceedings on the part of such Mosaic Entity or its Affiliates are necessary or appropriate to approve or authorize, as applicable, this Agreement and the Ancillary Documents, the performance of its obligations hereunder and thereunder, or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and each such Ancillary Document will be, validly executed and delivered by each Mosaic Entity and, assuming this Agreement and each such Ancillary Document constitutes the valid and binding obligation of each other party thereto (other than any Subject Company), this Agreement constitutes, and each such Ancillary Documents will constitute, a valid and binding obligation of such Mosaic Entity, enforceable against such Mosaic Entity in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. Each Mosaic Entity has made available to Parent the Organizational Documents of such Mosaic Entity, and all such documents are complete, accurate and current in all material respects.

Section 5.02           No Conflicts; Consents. Neither the execution and delivery by any Mosaic Entity of this Agreement or the Ancillary Documents to which any Mosaic Entity is a party, nor the performance and consummation by such Mosaic Entity of the transactions contemplated hereby or thereby, does:

(a)              Except as described in Section 5.02(a) of the Mosaic Disclosure Schedules, require, on the part of such Mosaic Entity or its Affiliates, any registrations, filings or notices with or to, or any consent or approval of, any third party, including any Governmental Filings, which if not obtained or made would reasonably be expected to prevent the consummation of the Transactions by any Mosaic Party;

(b)              assuming the filings, notices, consents or approvals with or by third parties described in Section 5.02(a) are made and obtained, conflict with, result in a material breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the material acceleration of obligations under, create in any party the right to terminate or modify, result in the creation of any Lien (other than Permitted Liens) on, or forfeiture of, or require any notice, consent or waiver under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture or other instrument of Indebtedness, or agreement or mortgage for borrowed money to which such Mosaic Entity is a party or by which such Mosaic Entity is bound or to which such Mosaic Entity’s properties or assets is subject, except for (i) any conflict, breach, default, acceleration, right to terminate or modify, Lien or forfeiture that would not reasonably be expected to prevent the consummation of the Transactions by such Mosaic Entity or (ii) any notice, consent or waiver the absence of which would not reasonably be expected to prevent the consummation of the Transactions by any Mosaic Party; or

(c)              assuming the filings, notices, consents or approvals with or by Governmental Authorities described in Section 5.02(a) are made and obtained, violate any Law or Governmental Order applicable to such Mosaic Entity, or any of such Mosaic Entity’s businesses, properties or assets, except for any violation that would not reasonably be expected to prevent the consummation of the Transactions by any Mosaic Party.

Section 5.03           Title to Interests. Each Mosaic Entity is the record and beneficial owner of, and has good and valid title to, such Mosaic Entity’s equity interests in the applicable Mosaic Merger Entities, free and clear of all Liens (other than Permitted Liens). Subject to receipt of the applicable Mosaic Investor Consents, each Mosaic Entity has the full and unrestricted power to consent to the Transactions upon the terms and subject to the conditions of this Agreement.

Section 5.04          Litigation. No Mosaic Entity or any of its Affiliates is a party to any, nor are there any pending or, to such Mosaic Entity’s Knowledge, threatened, Actions against or adverse to such Mosaic Entity or its Affiliates, challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents, and there is no Governmental Order imposed upon, or pending against, or to such Mosaic Entity’s Knowledge, threatened against such Mosaic Entity or any of its Affiliates challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 5.05           Investment Company Act. None of the Mosaic Entities is, or as of immediately prior to the Effective Time will be, required to be registered as an investment company under the Investment Company Act.

Section 5.06           Information Supplied. None of the information supplied or to be supplied by or on behalf of the Subject Companies for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, (b) the Proxy Statement shall, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Mosaic Consent Solicitation Materials shall, at the date they are first mailed to the investors in the Mosaic Funds and at the time the Mosaic Investor Consents are received, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.07           Broker’s Fees. Except as set forth in Section 5.07 of the Mosaic Disclosure Schedules, no Mosaic Entity has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Document.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT PARTIES

Except as set forth in the Parent Disclosure Schedules delivered to the Mosaic Parties prior to the execution and delivery of this Agreement (it being acknowledged and agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosed with respect to the section or subsection of this Agreement to which it corresponds and any other section or subsection of this Agreement to the extent the applicability of such disclosure is reasonably apparent on its face that such disclosure would so apply, notwithstanding the omission of a reference or cross-reference thereto; provided, that nothing in the Parent Disclosure Schedules is intended to broaden the scope of any representation or warranty of the Parent Parties made herein) and except as disclosed in the Parent SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein, but excluding any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward looking in nature), each of the Parent Parties represents and warrants to the Mosaic Parties as follows.

Section 6.01           Organization and Authority of Parent, Merger Sub and the Operating Partnership; Approvals.

(a)              Each of the Parent Parties and the other Subsidiaries of Parent is a corporation, partnership (general, limited or otherwise), limited liability company or other entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Parent Parties and the other Subsidiaries of Parent is duly qualified or licensed to conduct business under the Laws of each jurisdiction where the nature and/or conduct of the business and activities of the Parent Parties or such Subsidiaries makes such qualification necessary or appropriate, except where the failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent, Merger Sub, the Operating Partnership and any other Subsidiary of Parent has all requisite organizational power and authority to carry on its business as presently conducted. Parent has made available to the Mosaic Parties correct and complete copies of the Organizational Documents of the Parent Parties (each as amended to date). None of the Parent Parties or any other Subsidiary of Parent is in default under or in violation of any provision of its Organizational Documents.

(b)              Each of the Parent Parties has all requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is or will be a party and to perform its obligations thereunder, and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the Transactions, including the consummation of the Mergers, have been duly authorized by all necessary organizational action on the part of each of Parent (subject to obtaining Parent Stockholder Approval), the Operating Partnership and Merger Sub, subject, with respect to consummation of the Mergers, to the filing of the Certificates of Merger with, and acceptance for record by, the Delaware Secretary of State. The execution and delivery by each of the Parent Parties of each of the Ancillary Documents to which it is or will be a party, the performance of its obligations thereunder, and the consummation of the transactions contemplated thereby have been validly authorized by all necessary action on the part of each of the Parent Parties and no other proceedings on the part of each of the Parent Parties or their shareholders, members or limited partners, respectively, are necessary or appropriate to approve or authorize, as applicable, the Ancillary Documents, the performance of its obligations thereunder, or to consummate the transactions contemplated thereby. This Agreement has been duly executed and delivered by each of the Parent Parties and, assuming the due and valid execution of this Agreement by the other Parties, constitutes a valid and binding obligation of each of the Parent Parties enforceable against such Parent Parties in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions. When each of the Ancillary Documents has been validly executed and delivered by the Parent Parties and, assuming each such Ancillary Document constitutes the valid and binding obligation of each other party thereto (other than the Parent Parties or any of their respective Affiliates), each such Ancillary Document will constitute a valid and binding obligation of each of the Parent Parties who are party thereto, enforceable against such Parent Parties in accordance with its terms, except as enforceability may be limited by the Equitable Exceptions.

(c)               The Parent Board, as a meeting duly called and held unanimously, (i) determined that this agreement and the Transactions, including the Parent Common Stock Issuance, are in the best interests of Parent and its stockholders, (ii) approved this Agreement and the Transactions, including the Parent Common Stock Issuance, (iii) directed that the Parent Common Stock Issuance be submitted to the holders of Parent Common Stock for its consideration at the Parent Stockholders Meeting and (iv) recommended that the holders of Parent Common Stock approve the Parent Common Stock Issuance (the “Parent Board Recommendation”). The Operating Partnership, as the sole member of Merger Sub, has (i)(A) determined that this Agreement and the Transactions, including the Mergers, are in the best interests of Merger Sub and (B) approved this Agreement and declared that the Transactions, including the Mergers, are advisable, and (ii) executed a written consent pursuant to which it has authorized, adopted and approved this Agreement and the Transactions, including the Mergers. As of the date hereof, none of the foregoing actions by the Parent Board or the sole member of Merger Sub have been rescinded or modified in any way. The affirmative vote of a majority of the votes cast at the Parent Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Parent is the only vote of the holders of any class or series of Parent Capital Stock necessary to approve the Parent Common Stock Issuance and the Transactions, including the Mergers.

Section 6.02           Capitalization.

(a)              As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Common Stock and (ii) 50,000,000 shares of Parent Preferred Stock. At the close of business on September 30, 2021: (A) 72,919,824 shares of Parent Common Stock were issued and outstanding; (B) 334,678 shares of Parent’s 6.25% Series C Cumulative Convertible Preferred Stock, $0.0001 par value per share, were issued and outstanding; (C) 4,600,000 shares of Parent’s 6.50% Series E Cumulative Redeemable Preferred Stock, $0.0001 par value per share, were issued and outstanding; (D) 2,282,225 shares of Parent Common Stock were reserved for issuance pursuant to the 2012 equity incentive plan of Parent; and (E) 7,427,160 shares of Parent Common Stock were reserved for issuance in connection with the conversion of its 7.00% convertible senior notes due 2023. Except as set forth in this Section 6.02, at the close of business on September 30, 2021, there are no other shares of outstanding Parent Capital Stock issued, reserved for issuance or outstanding.

(b)              All outstanding shares of Parent Capital Stock have been, and all shares of Parent Class B Stock to be issued in connection with the Transactions, and all shares of Parent Common Stock to be issued upon conversion of Parent Class B Stock or pursuant to CERs, in each case when so issued in accordance with the terms of this Agreement or the terms of the Parent Articles Supplementary or the CER Agreement, are or will be, as applicable, (i) duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights and (ii) issued and granted in compliance in all material respects with applicable state and federal securities Laws, the MGCL and the Organizational Documents of Parent.

(c)              As of the close of business on September 30, 2021, except as set forth in this Section 6.02, and except for changes since September 30, 2021 resulting from the exercise of stock options outstanding at such date (and the issuance of shares thereunder), or stock grants or other awards granted in accordance with Section 7.02(b)(ii), there are no outstanding (i) shares of Parent Capital Stock, (ii) Voting Debt, (iii) securities of Parent, the Operating Partnership or any other Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, (iv) contractual obligations of Parent, the Operating Partnership or any other Subsidiary of Parent to repurchase, redeem or otherwise acquire any shares of Parent Capital Stock or capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Operating Partnership or any other Subsidiary of Parent, or (v) subscriptions, options, warrants, calls, puts, rights of first refusal or other rights (including preemptive rights), commitments or agreements to which Parent, the Operating Partnership or any other Subsidiary of Parent is a party or by which it is bound, in any case, obligating Parent, the Operating Partnership or any other Subsidiary of Parent to (A) issue, deliver, transfer, sell, purchase, redeem or acquire, or cause to be issued, delivered, transferred, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock, any Voting Debt or other voting securities of Parent, or (B) grant, extent or enter into any such subscription, option, warrant, call, put, right of first refusal or other similar right, commitment or agreement. There are no stockholder agreements, voting trusts or other agreement to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock.

(d)              As of the date of this Agreement, all of the outstanding limited liability company interests of Merger Sub are validly issued, fully paid and nonassessable and are wholly owned by the Operating Partnership.

Section 6.03           No Conflicts; Consents. Neither the execution and delivery by Parent or the Operating Partnership of the Ancillary Documents to which Parent and/or the Operating Partnership is or will be a party, nor the performance and consummation by Parent and/or the Operating Partnership of the transactions contemplated thereby, does or will:

(a)              conflict with or violate any provision of the Organizational Documents of any Parent Party;

(b)              except as described in Section 6.03(b) of the Parent Disclosure Schedules, require on the part of any Parent Party any registrations, filings or notices with or to, or any consent or approval of, any third party, including any Governmental Filings.

(c)              assuming the filings, notices, consents or approvals with or by third parties described in Section 6.03(b) of the Parent Disclosure Schedules are made and obtained, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, result in the creation of any Lien (other than Permitted Liens) on, or forfeiture of, or require any notice, consent or waiver under, any Contract that is material to the Parent or the Operating Partnership, except for any conflict, breach, default, acceleration, right to terminate or modify, Lien or forfeiture that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; or

(d)              assuming the filings, notices, consents or approvals with or by Governmental Authorities described in Section 6.03(b) of the Parent Disclosure Schedules are made and obtained, result in the material violation of any Law or Governmental Order applicable to Parent or the Operating Partnership, their businesses or any of their properties or assets.

Section 6.04           SEC Documents.

(a)              Since December 31, 2019, Parent has filed or furnished with the SEC all forms, reports, schedules and statements required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, schedules and statements, as amended, collectively, the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment made prior to the date hereof, each of the Parent SEC Documents, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)                The consolidated audited and unaudited interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the date of this Agreement, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP, applied on a consistent basis during the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments) the consolidated financial position, results of operations, stockholders’ equity and cash flows of Parent and its Subsidiaries, as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim financial statements, to absence of notes and normal year-end adjustments). To the Parent Parties’ Knowledge, as of the date hereof, none of the Parent SEC Documents is the subject of ongoing SEC review and Parent does not have outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents. None of the Parent SEC Documents as of the date hereof is the subject of any confidential treatment request by Parent.

(c)                Other than any off-balance sheet financings as and to the extent specifically disclosed in the Parent SEC Documents filed or furnished prior to the date hereof, neither Parent nor any Subsidiary of Parent is a party to, or has any contract to become a party to, any joint venture, off-balance sheet partnership or any similar contractual arrangement, including any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC) where the purpose of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Documents.

(d)                Parent has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by the Exchange Act. From January 1, 2020 to the date of this Agreement, Parent’s auditors and the Parent Board have not been advised of (i) any significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting, and, in each case, neither Parent nor any of its Affiliates or Representatives has failed to disclose such information to Parent’s auditors or the Parent Board.

Section 6.05           Absence of Certain Changes. From January 1, 2021 through the date of this Agreement, each of Parent and the Operating Partnership (x) has conducted its affairs in the Ordinary Course of Business and (y) has not:

(a)                materially changed any accounting methods, principles or practices applicable to Parent and the Operating Partnership or their respective businesses, except as required by applicable Law or GAAP;

(b)                agreed, whether in writing or otherwise, to take any of the actions specified in this Section 6.05; or

(c)                experienced a Parent Material Adverse Effect.

Section 6.06           Tax Matters.

(a)                Parent and each of its Subsidiaries has (i) duly and timely filed (or there have been filed on their behalf) with the appropriate Taxing Authority all U.S. federal income and all other material Tax Returns required to be filed by them, taking into account any extensions of time properly obtained within which to file such Tax Returns, and all such Tax Returns were and are true, correct and complete in all material respects, and (ii) duly and timely paid in full (or there has been duly and timely paid in full on their behalf), or made adequate provision for, all material amounts of Taxes required to be paid by them, whether or not shown on any Tax Return.

(b)                Parent (i) for its taxable years commencing with Parent’s taxable year that ended on December 31, 2011 and through and including its taxable year ended December 31, 2020 has been subject to taxation as a REIT and has satisfied all requirements to qualify as a REIT in such years; (ii) has operated since January 1, 2021 until the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending December 31, 2021 and thereafter; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a successful challenge by the IRS or any other Governmental Authority to its qualification as a REIT, and to the Parent Parties’ Knowledge, no such challenge is pending or has been threatened in writing.

(c)                Each of Parent’s Subsidiaries has been since the later of its acquisition or formation and continues to be treated for U.S. federal and state income tax purposes as (i) a partnership (or a disregarded entity) and not as a corporation or an association or publicly traded partnership taxable as a corporation, (ii) a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”), or (iii) a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”).

(d)                Neither Parent nor any of its Subsidiaries holds any asset the disposition of which would be subject to (or to rules similar to) Section 337(d) or Section 1374 of the Code or the regulations thereunder, nor has it disposed of any such asset during its current taxable year.

(e)                (i) There are no audits, investigations by any Governmental Authority or other Proceedings pending or, to the Parent Parties’ Knowledge, threatened with regard to any material Taxes or Tax Returns of Parent or any of its Subsidiaries; (ii) no material deficiency for Taxes of Parent or any of its Subsidiaries has been claimed, proposed or assessed in writing or, to the Parent Parties’ Knowledge, threatened, by any Governmental Authority, which deficiency has not yet been settled except for such deficiencies which are being contested in good faith or with respect to which the failure to pay has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; (iii) neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to the assessment of material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency for any open tax year; (iv) neither Parent nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any material Tax Return; and (v) neither Parent nor any of its Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(f)                 Parent and its Subsidiaries have complied, in all material respects, with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 3102 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Taxing Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g)                There are no Tax Liens upon any property or assets of Parent or any of its Subsidiaries except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings and for which adequate reserves have been established in accordance with GAAP.

(h)                Neither Parent nor any of its Subsidiaries has requested, has received or is subject to any written ruling of a Taxing Authority or has entered into any written agreement with a Taxing Authority.

(i)                 There are no Tax allocation, protection or sharing agreements or similar arrangements with respect to or involving Parent or any of its Subsidiaries, and after the Closing Date neither Parent nor any of its Subsidiaries shall be bound by any such Tax allocation or protection agreements or similar arrangements or have any liability thereunder for amounts due in respect of periods prior to the Closing Date, in each case, other than customary provisions of commercial or credit agreements.

(j)                 Neither Parent nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or (ii) has any liability for the Taxes of any Person (other than any Subsidiary of Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax Law), as a transferee or successor or by contract (other than contracts entered into in the Ordinary Course of Business not primarily related to Taxes) or otherwise by Law.

(k)                Neither Parent nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(l)                 Neither Parent nor any of its Subsidiaries (other than Taxable REIT Subsidiaries) has or has had any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(m)              Neither Parent nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with Transactions.

(n)                Since Parent’s formation, (i) neither Parent nor any of its Subsidiaries has incurred any liability for material Taxes under Sections 857(b), 857(f), 860(c) or 4981 of the Code which have not been previously paid and (ii) neither Parent not any of its Subsidiaries has incurred any material liability for any other Taxes other than (A) in the Ordinary Course of Business or (B) transfer or similar Taxes arising in connection with acquisitions or dispositions of property. No event has occurred, and, to the Parent Parties’ Knowledge, no condition or circumstance exists, which presents a material risk that any material amount of Tax described in the previous sentence will be imposed upon Parent or any of its Subsidiaries.

(o)                No written power of attorney that has been granted by Parent or any of its Subsidiaries (other than to Parent or any of its Subsidiaries) is currently in force with respect to any matter relating to Taxes.

(p)                This Section 6.06 constitutes the exclusive representations and warranties of Parent with respect to Tax matters.

Section 6.07           Litigation.

(a)                None of Parent, the Operating Partnership nor any other Subsidiary of Parent is a party to any, nor are there any pending or, to the Parent Parties’ Knowledge, threatened, Actions before or by any Governmental Authority against or adverse to Parent, the Operating Partnership, or any other Subsidiary of Parent, or any of its or their properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents.

(b)                There is no Governmental Order imposed upon, or pending against, or to the Parent Parties’ Knowledge, threatened against Parent, the Operating Partnership, any other Subsidiary of Parent, or any of their properties or assets, or challenging the validity or propriety of the transactions contemplated by this Agreement or the Ancillary Documents.

Section 6.08           Parent Permits; Legal Compliance.

(a)                Parent, the Operating Partnership and the Subsidiaries of Parent hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Authorities necessary for the lawful conduct of their respective businesses (the “Parent Permits”), except where the failure to so hold has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent, the Operating Partnership and the Subsidiaries of Parent are in compliance with the terms of the Parent Permits, except where the failure to so comply has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor the Operating Partnership or any other Subsidiary of Parent is in violation or breach of, or default under, any Parent Permit, nor has Parent, the Operating Partnership or any other Subsidiary of Parent received any claim or notice indicating that Parent, the Operating Partnership or any other Subsidiary of Parent is currently not in compliance with the terms of any Parent Permits, except where the failure to be in compliance with the terms of any Parent Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                The businesses of Parent, the Operating Partnership and the other Subsidiaries of Parent are not currently being conducted, and at no time since December 31, 2018 have been conducted, in violation of any applicable Law, except for violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                As of the date of this Agreement, to the Parent Parties’ Knowledge, no investigation or review by any Governmental Authority with respect to Parent, the Operating Partnership or any other Subsidiary of Parent is pending or threatened, other than those the outcome of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                Notwithstanding anything to the contrary in this Section 6.08, the provisions of this Section 6.08 shall not apply to matters addressed in Section 6.06.

Section 6.09           No Undisclosed Material Liabilities. Parent, the Operating Partnership and their Subsidiaries have no Liabilities except (a) as reflected or reserved against on the consolidated balance sheet (including the notes thereto) of Parent dated as of the Interim Balance Sheet Date contained in the Parent SEC Documents filed or furnished prior to the date hereof, (b) Liabilities incurred in the Ordinary Course of Business, (c) Liabilities incurred in connection with this Agreement and the Transactions, (d) Liabilities of a type that are not required under GAAP to be disclosed on the consolidated balance sheet of Parent or in the notes thereto, or (e) Liabilities that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.10           Compensation; Benefits.

(a)                Each Parent Plan has been administered, funded (if applicable) and maintained in compliance with its terms and all applicable Laws, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                As of the date of this Agreement, there are no Actions, suits or claims pending (other than routine claims for benefits) or, to the Parent Parties’ Knowledge, threatened against, or with respect to, any of the Parent Plans, except for such pending actions, suits or claims that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                There are no material unfunded benefit obligations that have not been properly accrued for in Parent’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(d)                None of Parent, the Operating Partnership or any Subsidiary of Parent or any entity which would be deemed to be a single employer with Parent, the Operating Partnership or any Subsidiary of Parent under Code Section 414 contributes to or has an obligation to contribute to, and no Parent Plan is, (i) a plan subject to Title IV of ERISA and/or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, or (iv) a multiple employer welfare arrangement (within the meaning of ERISA 3(40)).

Section 6.11           Labor Matters.

(a)                As of the date of this Agreement, (i) none of Parent, the Operating Partnership nor any other Subsidiary of Parent is a party to any collective bargaining agreement or other agreement with any labor union, (ii) there is no pending union representation petition involving employees of Parent or any of its Subsidiaries, and (iii) to the Parent Parties’ Knowledge, there is no activity or Proceeding of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)                As of the date of this Agreement, there is no unfair labor practice, charge or grievance arising out of a collective bargaining agreement, other agreement with any labor union, or other labor-related grievance Proceeding against Parent or any of its Subsidiaries pending, or, to the Parent Parties’ Knowledge, threatened, other than such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c)                As of the date of this Agreement, there is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the Parent Parties’ Knowledge, threatened, against or involving Parent or any of its Subsidiaries, other than such matters that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)                Parent and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance in all respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and bonus, equal opportunity, civil rights, labor relations, occupational health and safety, privacy, worker classification and payroll taxes and there are no Proceedings pending or, to the Parent Parties’ Knowledge, threatened against Parent or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2018, neither Parent nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation with respect to Parent or any of its Subsidiaries which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.12           Intellectual Property. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent or any of its Subsidiaries own or are licensed or otherwise possess valid rights to use all Parent Intellectual Property used in the conduct the business of Parent and its Subsidiaries as it is currently conducted, (b) to the Parent Parties’ Knowledge, the conduct of the business of Parent and its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any Person, (c) there are no pending or, to the Parent Parties’ Knowledge, threatened claims with respect to any of the Parent Intellectual Property rights owned by Parent or any of its Subsidiaries, and (d) to the Parent Parties’ Knowledge, no Person is currently infringing or misappropriating Parent Intellectual Property. Parent and its Subsidiaries have taken reasonable measures to protect the confidentiality of Trade Secrets used in the businesses of each of Parent and its Subsidiaries as presently conducted, except where failure to do so has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 6.13           Material Contracts. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each Parent Contract is legal, valid, binding and enforceable in accordance with its terms on Parent and each of its Subsidiaries that is a party thereto and, to the Parent Parties’ Knowledge, each other party thereto, and is in full force and effect, subject, as to enforceability, to the Equitable Exceptions. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries is in breach or default under any Parent Contract nor, to the Parent Parties’ Knowledge, is any other party to any such Parent Contract in breach or default thereunder. “Parent Contract” shall mean the following:

(a)                other than contracts providing for the acquisition, origination, purchase, sale or divestiture of loans, mortgage backed securities, mortgage servicing rights, debt securities and other financial instruments owned or entered into by Parent or any of its Subsidiaries in the Ordinary Course of Business, each contract that involves a pending or contemplated merger, business combination, acquisition, purchase, sale or divestiture that requires Parent or any of its Subsidiaries to dispose of or acquire assets or properties with a fair market value in excess of $10,000,000;

(b)                each contract relating to outstanding Indebtedness (or commitments or guarantees in respect thereof) of Parent or any of its Subsidiaries (whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than agreements solely between or among Parent and its wholly owned Subsidiaries;

(c)                other than contracts entered into in the Ordinary Course of Business, each contract under which Parent or any of its Subsidiaries has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than Parent or a Subsidiary of Parent);

(d)                each master agreement under which Parent or any of its Subsidiaries enters into any interest rate cap, interest rate collar, interest rate swap or other forward, swap or other hedging transaction of any type, except for contracts entered into for bona fide hedging purposes;

(e)                each contract between or among Parent or any of its Subsidiaries and any officer, manager, director or Affiliate (other than a wholly owned Subsidiary of Parent) of Parent or any of its Subsidiaries or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act); and

(f)                 each other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) with respect to Parent or any of its Subsidiaries.

Section 6.14           Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, (b) the Proxy Statement shall, at the date it is first mailed to the Parent Stockholders and at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (c) the Mosaic Consent Solicitation Materials shall, at the date they are first mailed to the investors in the Mosaic Funds and at the time the Mosaic Investor Consents are received, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement and the Registration Statement will comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder; provided, however, that no representation is made by Parent with respect to statements made therein based on information (i) supplied by the Mosaic Parties specifically for inclusion or incorporation by reference therein or (ii) not supplied by or on behalf of Parent and not obtained from or incorporated by reference to the Parent’s filings with the SEC.

Section 6.15           Business Conduct of Merger Sub. Merger Sub was formed on October 22, 2021. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

Section 6.16           Opinion of Financial Advisor. The Parent Board has received the opinion of Wells Fargo Securities, LLC addressed to the Parent Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of the opinion, the Merger Consideration to be paid in the Mergers is fair, from a financial point of view, to Parent.

Section 6.17           Broker’s Fees. Except as set forth in Section 6.17 of the Parent Disclosure Schedules, none of Parent, the Operating Partnership nor any other Subsidiary of Parent has any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or any Ancillary Document.

ARTICLE VII
COVENANTS

Section 7.01           Conduct of Subject Company Business Pending the Transactions.

(a)                Except (i) as set forth on Schedule 7.01(a) of the Mosaic Disclosure Schedules, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, each Mosaic Merger Entity shall, and cause each other Subject Company to, and each Mosaic Entity shall cause each Subject Company to, use commercially reasonable efforts to (1) conduct its business in all material respects in the Ordinary Course of Business and (2) preserve substantially intact its present business organization and preserve its existing relationships with its partners, members, other investors, borrowers, lenders, vendors, and other key business relationships and counterparties.

(b)                Except (w) as set forth on Schedule 7.01(b) of the Mosaic Disclosure Schedules, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, each Mosaic Merger Entity shall not, and shall cause each other Subject Company not to, and each Mosaic Entity shall cause each Subject Company not to:

(i)                 (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding equity interests in, any of the Subject Companies, except for (1) distributions payable in respect of a Subject Company’s equity interests consistent with past practice in an amount that does not exceed, in any calendar quarter, the amount of cash earnings of such Subject Company for such quarter and having a record date that is prior to the Determination Date; (2) dividends or other distributions to a Subject Company by any directly or indirectly wholly owned Subsidiary of such Subject Company; or (3) without duplication of the amounts described in clauses (1) and (2), any dividends or other distributions reasonably necessary for any Subject Company to maintain its status as a REIT, as applicable, under the Code and avoid the imposition of corporate level Tax under Section 857 of the Code or excise Tax under Section 4981 of the Code or required under the Organizational Documents of the Subject Companies or required under the Organizational Documents of the Subject Companies; (B) split, combine or reclassify any equity interests in the Subject Companies (other than for transactions by a wholly owned Subsidiary of the Subject Companies); or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any equity interests in, the Subject Companies, except as required by the Organizational Documents of the Subject Companies;

(ii)               offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity interests in, any Subject Company or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such equity interests;

(iii)             amend any of their respective Organizational Documents;

(iv)              (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets (other than acquisitions of portfolio assets in the Ordinary Course of Business) or any business or any corporation, partnership, association or other business organization or division;

(v)                sell, lease or otherwise dispose of, or agree to sell, lease or otherwise dispose of, any material portion of its assets, other than sales, leases or dispositions of assets, (A) pursuant to an agreement of any of the Subject Companies in effect on the date of this Agreement, (B) that, if other than in the Ordinary Course of Business, involve consideration that does not exceed $10,000,000 individually or $25,000,000 in the aggregate or (C) made in the Ordinary Course of Business;

(vi)              adopt a plan of complete or partial liquidation or dissolution;

(vii)            change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of any of the Subject Companies except as required by GAAP or applicable Law;

(viii)          except (A) in the Ordinary Course of Business, (B) if required by Law or (C) if and to the extent necessary to qualify or preserve the status of any Subject Company as a disregarded entity, partnership, REIT or subchapter C corporation for U.S. federal income tax purposes, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by a Subject Company, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(ix)              (A) grant any material increases in the compensation payable or to become payable to any of its directors, managers, officers or any other key employees or (B) establish any material Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, that no action will be a violation of this Section 7.01(b)(ix) if it is taken in order to comply with applicable Law;

(x)                (A) enter into any contract that would be a Designated Contract, except for Contracts entered into in the Ordinary Course of Business (including any Contract that would be a Subject Company Loan or a Subject Company Investment had it been executed on or before the date hereof), and as would not reasonably be expected to prevent or materially delay the consummation of the Transactions, or (B) modify, amend, terminate or assign, or waive or assign any rights under, any Designated Contract in any material respect in a manner which is materially adverse to any Subject Company, taken as a whole, or which could reasonably be expected to prevent or materially delay the consummation of the Transactions, and, for the avoidance of doubt, with respect to clauses (A) and (B), except for any termination or renewal in accordance with the terms of any existing Designated Contract that occurs automatically without any action (other than notice of renewal) by the applicable Subject Company;

(xi)              other than the settlement of any Proceeding reflected or reserved against on the balance sheet of a Subject Company (or in the notes thereto) and that would not reasonably be expected to restrict the operations of such Subject Company, settle or offer or propose to settle, any Proceeding (excluding any audit, claim or other Proceeding in respect of Taxes) involving the payment of monetary damages or other transfer of value by such Subject Company of any amount exceeding $1,000,000 individually, or $5,000,000 in the aggregate or involving the award of injunctive or other equitable relief against such Subject Company or any admission of wrongdoing;

(xii)            take any action, or fail to take any action, which action or failure could reasonably be expected to cause any applicable Subject Company to fail to qualify as a REIT, if applicable, or to cease to be treated as a subchapter C corporation, partnership or disregarded entity, as the case may be, for U.S. federal income tax purposes;

(xiii)          other than in the Ordinary Course of Business pursuant to Contracts for Indebtedness in existence on the date hereof, incur, create, assume, refinance, replace or prepay in any material respects any Indebtedness or any derivative financial instruments or arrangements, or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise) of a Subject Company; provided, that the foregoing shall not restrict guarantees by any Subject Company of Indebtedness of any other Subject Company, which Indebtedness is incurred in compliance with this clause (xiii);

(xiv)          take any action, or fail to take any action, which action or failure would reasonably be expected to cause any Subject Company to be required to be registered as an investment company under the Investment Company Act; or

(xv)            agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 7.01(b).

(c)                Except (w) as set forth on Schedule 7.01(c) of the Mosaic Disclosure Schedules, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law, or (z) as otherwise consented to by Parent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, no Mosaic Entity shall:

(i)                 amend any of their respective Organizational Documents;

(ii)               (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets (other than acquisitions of portfolio assets in the Ordinary Course of Business) or any business or any corporation, partnership, association or other business organization or division;

(iii)             adopt a plan of complete or partial liquidation or dissolution;

(iv)              in the case of the Mosaic Manager only, (A) grant any material increases in the compensation payable or to become payable to any of its directors, managers, officers or any other key employees or (B) establish any material Employee Benefit Plan which was not in existence prior to the date of this Agreement, or amend any such plan or arrangement in existence on the date of this Agreement if such amendment would have the effect of enhancing or increasing any benefits thereunder; provided, that no action will be a violation of this Section 7.01(c)(iv) if it is taken in order to comply with applicable Law;

(v)                agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 7.01(c).

(d)                Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit any Subject Company or Mosaic Entity from taking any action, at any time or from time to time, that, upon advice of counsel to such Subject Company or Mosaic Entity, is reasonably necessary for any Subject Company to (i) avoid incurring entity level income or excise Taxes under the Code or applicable state or local Law, including making dividend or other distribution payments to the members or limited partners of the Subject Companies, as applicable, in accordance with this Agreement or otherwise, or (ii) avoid being required to register as an investment company under the Investment Company Act; provided, that prior to taking any action under this paragraph, such Subject Company or Mosaic Entity shall provide Parent with reasonable advance notice of any proposed action and shall in good faith discuss such proposed action with Parent.

Section 7.02           Conduct of Parent Business Pending the Transactions.

(a)                The Parent Parties agree that, except (i) as set forth on Schedule 7.02(a) of the Parent Disclosure Schedules, (ii) as permitted or required by this Agreement, (iii) as may be required by applicable Law or (iv) as otherwise consented to by the Mosaic Manager in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, (A) each of the Parent Parties shall, and shall cause each of the other Subsidiaries of Parent to, use commercially reasonable efforts to (1) conduct their respective businesses in all material respects in the Ordinary Course of Business and (2) preserve substantially intact their respective present business organizations and preserve their existing relationships with their key customers, service providers, suppliers, business relationships, vendors and counterparties and (B) Parent shall maintain its status as a REIT; provided, however, that no action by any Parent Party or any other Subsidiary of Parent with respect to the matters specifically addressed by any provision of Section 7.02(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision of Section 7.02(b).

(b)                Except (w) as set forth on Section 7.02(b) of the Parent Disclosure Schedules, (x) as permitted or required by this Agreement, (y) as may be required by applicable Law or (z) as otherwise consented to by the Mosaic Manager in writing (which consent shall not be unreasonably withheld, delayed or conditioned), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, the Parent Parties shall not, and shall not permit any other Subsidiary of Parent to:

(i)                 (A) declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock, property or otherwise) in respect of any outstanding capital stock of, or other equity interests in, Parent, the Operating Partnership or any other Subsidiary of Parent, except for (1) regular quarterly dividends payable in respect of the Parent Common Stock consistent with past practice except to the extent that the Parent Board determines to modify its regular quarterly dividend rate payable in respect of the Parent Common Stock; (2) regular quarterly dividends payable in respect of the Parent Preferred Stock consistent with past practice and the terms of such Parent Preferred Stock; (3) dividends or other distributions to Parent or the Operating Partnership by any directly or indirectly wholly owned Subsidiary of Parent; or (4) without duplication of the amounts described in clauses (1) through (3), dividends or other distributions reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid the imposition of corporate level tax under Section 857 of the Code or excise Tax under Section 4981 of the Code or required under the Organizational Documents of Parent, the Operating Partnership or any other Subsidiary of Parent;

(ii)               offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any common equity interests in, Parent, the Operating Partnership or any other Subsidiary of Parent, or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such common equity interests, other than: (A) the issuance or delivery of Parent Common Stock upon the vesting or lapse of any restrictions on any awards granted under the 2012 equity incentive plan of Parent (“Parent Equity Plan”) and outstanding on the date hereof or issued in compliance with clause (B) below; (B) issuances of awards granted under the Parent Equity Plan to employees and directors in amounts and at times consistent with past practice; and (C) issuances of Parent Common Stock at a price (without regard for underwriter discounts and offering and sale expenses) not less than the per share value of the Parent’s net assets as of the date of such issuance in offerings with aggregate proceeds of up to $225,000,000;

(iii)             amend the Organizational Documents of any Parent Party;

(iv)              (A) merge, consolidate, combine or amalgamate with any Person or (B) acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner) any assets (other than acquisitions of portfolio assets in the Ordinary Course of Business) or any business or any corporation, partnership, association or other business organization or division thereof, in each case, if such action could reasonably be expected to prevent or materially delay Parent’s or the Operating Partnership’s ability to consummate the Transactions contemplated hereby;

(v)                adopt a plan of complete or partial liquidation or dissolution of Parent, the Operating Partnership or any other Subsidiary of Parent, other than such transactions among Parent and any wholly owned Subsidiary of Parent (other than Merger Sub and the Operating Partnership) or between or among wholly owned Subsidiaries of Parent (other than Merger Sub and the Operating Partnership);

(vi)              change in any material respect its accounting principles, practices or methods in a manner that would materially affect the consolidated assets, liabilities or results of operations of Parent, the Operating Partnership and any other Subsidiary of Parent except as required by GAAP or applicable Law;

(vii)            except (A) in the Ordinary Course of Business, (B) if required by Law or (C) if and to the extent necessary (1) to preserve Parent’s qualification as a REIT under the Code or the qualification of any Subsidiary of Parent as a REIT under the Code or (2) to qualify or preserve the status of any Subsidiary of Parent as a disregarded entity or partnership for U.S. federal income tax purposes, or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be, make or change any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, file any amended Tax Return if the filing of such amended Tax Return would result in a material increase in the Taxes payable by Parent, the Operating Partnership or any other Subsidiary of Parent, settle or compromise any material liability for Taxes or any Tax audit or other Proceeding relating to a material amount of Taxes, enter into any closing or similar agreement with any Taxing Authority, surrender any right to claim a material refund of Taxes, or agree to any extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(viii)          take any action, or fail to take any action, which action or failure could reasonably be expected to cause Parent to fail to qualify as a REIT or any of the Operating Partnership or any other Subsidiary of Parent to cease to be treated as any of (A) a partnership or disregarded entity for U.S. federal income tax purposes or (B) a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(ix)              take any action, or fail to take any action, which action or failure would reasonably be expected to cause any Parent Party or any other Subsidiary of Parent to be required to be registered as an investment company under the Investment Company Act; or

(x)                agree or enter into any arrangement or understanding to take any action that is prohibited by this Section 7.02(b).

Section 7.03           Access to Information.

(a)                Each Party shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 9.01, reasonable access, during normal business hours and upon reasonable prior notice, to the officers, any other employees, and offices of such Party and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to the other Party and its Representatives such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as such other Party may reasonably request, including information about the Mosaic Parties’ and the Subject Companies’ financing, hedging activities, portfolio risk and portfolio activities. Each of the Mosaic Parties and the Parent Parties will use commercially reasonable efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Notwithstanding the foregoing provisions of this Section 7.03(a), each Party shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to the other Party or any of its Representatives to the extent that (i) such information is subject to an attorney/client privilege, the attorney work product doctrine or other legal privilege or (ii) such access or the furnishing of such information is prohibited by applicable Law or an existing contract or agreement or a contract or agreement entered into after the date of this Agreement in the Ordinary Course of Business. Each Party agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 7.03(a) for any purpose unrelated to the consummation of the Transactions.

(b)                The Mutual Non-Disclosure Agreement, dated as of April 8, 2021, between Parent and the Mosaic Manager (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder; provided, that from and after the Effective Time, the provisions of the Confidentiality Agreement applicable to information of, or pertaining to, the Subject Companies shall constitute “Evaluation Material” of Parent, rather than of the Mosaic Parties. All information provided to any Party or its Representatives pursuant to or in connection with this Agreement is deemed to be “Evaluation Material” as defined under the Confidentiality Agreement.

(c)                Prior to the Closing, the Mosaic Manager shall, and the Mosaic Manager shall cause each Affiliate of the Mosaic Manager to, deliver to the Subject Companies (or to Parent, the Operating Partnership or the external manager of Parent on behalf of the Subject Companies) all Books and Records in the Mosaic Manager’s or any of its Affiliates’ possession or control to the extent they pertain to the business or operations of the Subject Companies.

Section 7.04           No Solicitation by Mosaic Parties and Subject Companies.

(a)                From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article IX, the Mosaic Parties will, and will cause each of the Subject Companies and instruct and use commercially reasonable efforts to cause their respective Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by the Mosaic Parties or any of the Subject Companies or their respective Representatives with respect to a Mosaic Competing Proposal.

(b)                Except as otherwise permitted by this Section 7.04, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article IX, the Mosaic Parties will not, and will cause each of the Subject Companies and will instruct and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Mosaic Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Mosaic Competing Proposal, (iii) furnish any non-public information regarding the Subject Companies, or access to the properties, assets or employees of the Subject Companies, to any Person in connection with or in response to a Mosaic Competing Proposal, or (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement providing for a Mosaic Competing Proposal.

(c)                From and after the date of this Agreement, the Mosaic Parties shall advise Parent of the receipt by any Mosaic Party or Subject Company or any of their respective Representatives of any Mosaic Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to any of the Mosaic Parties or Subject Companies made by any Person in connection with a Mosaic Competing Proposal or any request for discussions or negotiations with the Mosaic Parties or any Subject Company or any of their respective Representatives relating to a Mosaic Competing Proposal (in each case within two (2) Business Days thereof), and the Mosaic Parties shall provide to Parent (within such two Business Day time frame) either (i) a copy of any such Mosaic Competing Proposal made in writing provided to any Mosaic Party or Subject Company or Representative thereof or (ii) a written summary of the material terms of such Mosaic Competing Proposal, if not made in writing. The Mosaic Parties shall keep Parent reasonably informed on a current basis with respect to the status and material terms of any such Mosaic Competing Proposal and any material changes to the status of any such discussions or negotiations.

Section 7.05           No Solicitation by Parent.

(a)                From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article IX, Parent will, and will cause the Operating Partnership and each other Subsidiary of Parent and instruct and use commercially reasonable efforts to cause their respective Representatives to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Parent, the Operating Partnership or any other Subsidiary of Parent or their respective Representatives with respect to a Parent Competing Proposal.

(b)                Except as otherwise permitted by this Section 7.05, from and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article IX, Parent will not, and will cause the Operating Partnership and any other Subsidiary of Parent and will instruct and use commercially reasonable efforts to cause their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the making of a Parent Competing Proposal, (ii) engage in any discussions or negotiations with any Person with respect to a Parent Competing Proposal, (iii) furnish any non-public information regarding Parent, the Operating Partnership or any other Subsidiary of Parent, or access to the properties, assets or employees of Parent, the Operating Partnership and any other Subsidiary of Parent, to any Person in connection with or in response to a Parent Competing Proposal, (iv) enter into any binding or nonbinding letter of intent or agreement in principle, or other agreement (other than a confidentiality agreement) providing for a Parent Competing Proposal, or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Mosaic Parties or the Subject Companies, the Parent Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, any Parent Competing Proposal (the taking of any action described in clause (v) being referred to as a “Parent Change of Recommendation”).

(c)                From and after the date of this Agreement until the Effective Time or if earlier, the termination of this Agreement in accordance with Article IX, Parent shall advise the Mosaic Parties of any Parent Competing Proposal made on or after the date of this Agreement or any request for non-public information or data relating to Parent, the Operating Partnership or any other Subsidiary of Parent made by any Person in connection with a Parent Competing Proposal or any request for discussions or negotiations with Parent, the Operating Partnership or any other Subsidiary of Parent or any of their respective Representatives relating to a Parent Competing Proposal (in each case within two (2) Business Days thereof), and Parent shall provide to the Mosaic Parties (within such two Business Day time frame) either (i) a copy of any such Parent Competing Proposal made in writing provided to Parent, the Operating Partnership or any other Subsidiary of Parent or Representative thereof or (ii) a written summary of the material terms of such Parent Competing Proposal, if not made in writing. Parent shall keep the Mosaic Parties reasonably informed on a current basis with respect to the status and material terms of any such Parent Competing Proposal and any material changes to the status of any such discussions or negotiations.

(d)                Notwithstanding anything in this Agreement to the contrary, Parent, directly or indirectly through one or more of its Representatives, may, after consultation with its outside counsel, make such disclosures as the Parent Board or any committee thereof determines are necessary to comply with Rule 14e-2(a), Item 1012(a) of Regulation M-A and Rule 14d-9 promulgated under the Exchange Act or other applicable securities laws; provided, however, that none of Parent, the Parent Board or any committee thereof shall, except as expressly permitted by Section 7.05(e), effect a Parent Change of Recommendation in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements.

(e)                Notwithstanding anything in this Agreement to the contrary, the Parent Board shall be permitted, at any time prior to the receipt of the Parent Stockholder Approval, to make a Parent Change of Recommendation if, prior to taking such action, (i) the Parent Board (or a committee thereof) determines, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with the directors’ duties under applicable Law and (ii) Parent shall have given notice to the Mosaic Parties that Parent intends to effect a Parent Change of Recommendation (which notice will reasonably describe the reasons for such Parent Change of Recommendation), and either (A) the Mosaic Parties shall not have proposed revisions to the terms and conditions of this Agreement prior to the earlier to occur of the scheduled time for the Parent Stockholders Meeting and the third Business Day after the date on which such notice is given to the Mosaic Parties, or (B) if the Mosaic Parties within the period described in the foregoing clause (A) shall have proposed revisions to the terms and conditions of this Agreement in a manner that would form a binding contract if accepted by Parent, the Parent Board (or any committee thereof), after consultation with its outside legal counsel, shall have determined that such proposed changes do not obviate the need for the Parent Board to effect a Parent Change of Recommendation and that the failure to make a Parent Change in Recommendation would be reasonably likely to be inconsistent with the directors’ duties under applicable Law.

Section 7.06           Stockholder and Investor Consent Matters.

(a)                Promptly following the date hereof, Parent shall prepare and shall cause to be filed with the SEC a Proxy Statement relating to the matters to be submitted to the holders of Parent Common Stock at the Parent Stockholders Meeting, and Parent shall prepare and file with the SEC a registration statement on Form S-4 (of which the Proxy Statement will be a part) pursuant to which the shares of Parent Class B Stock issuable in the Transactions and the shares of Parent Common Stock issuable upon conversion of Parent Class B Stock or pursuant to the CERs issued by Parent will be registered with the SEC (including any amendments or supplements, the “Registration Statement”). In connection with the preparation and filing of the Registration Statement, the Mosaic Parties shall prepare and supply to Parent, for inclusion in the Registration Statement, consent solicitation materials relating to the matters to be submitted to the partners, members and other investors of the Mosaic Funds pursuant to the Mosaic Funds Consent Solicitation (“Mosaic Consent Solicitation Materials”). Parent shall use commercially reasonable efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff, and the Mosaic Parties shall cooperate in responding to any such comments. Parent shall use commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as practicable, and Parent shall use commercially reasonable efforts to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Parent will advise the Mosaic Parties promptly after it receives any request by the SEC for amendment of the Proxy Statement or the Registration Statement (including the Mosaic Consent Solicitation Materials) or comments thereon and responses thereto or any request by the SEC for additional information. Parent shall use commercially reasonable efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Parent will (i) provide the Mosaic Parties with an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the Mosaic Manager, which approval shall not be unreasonably withheld, conditioned or delayed; provided, that with respect to documents filed by Parent that are incorporated by reference in the Proxy Statement or Registration Statement, this right of approval shall apply only with respect to information relating to the Mosaic Parties, the Subject Companies and their Affiliates, their business, financial condition or results of operations or the Transactions.

(b)                Parent shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Parent to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Parent Stockholder Approval, to be held as promptly as reasonably practicable following the Registration Statement is declared effective by the SEC; provided, that the date of the Parent Stockholders Meeting shall not be earlier than five (5) Business Days following the Merger Consideration Announcement. Parent, through the Parent Board, shall recommend to the Parent Stockholders that they vote in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting and the Parent Board shall solicit from Parent Stockholders proxies in favor of the Parent Common Stock Issuance at the Parent Stockholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent (i) shall be required to adjourn or postpone the Parent Stockholders Meeting (A) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Parent Stockholders or (B) if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to establish a quorum at such Parent Stockholders Meeting and (ii) may adjourn or postpone the Parent Stockholders Meeting if, as of the time for which the Parent Stockholders Meeting is scheduled, there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to obtain the Parent Stockholder Approval; provided, that unless otherwise agreed to by the Parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 30 days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) or (i)(B) exist, and such Parent Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); and provided, further, that the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is on or after two (2) Business Days prior to the End Date. If requested by the Mosaic Parties, Parent shall promptly provide the Mosaic Parties with all voting tabulation reports relating to the Parent Stockholders Meeting that have been prepared by Parent or Parent’s transfer agent, proxy solicitor or other Representative.

(c)                Each of the Mosaic Funds shall take all action necessary in accordance with applicable Laws and its Organizational Documents to duly give notice of and solicit the applicable Mosaic Investor Consents; provided, that the final date on which Mosaic Investor Consents are required to be returned to the Mosaic Entities shall not be earlier than five (5) Business Days following the Merger Consideration Announcement and not later than two (2) Business Days prior to the End Date.

(d)                Parent will promptly furnish to the Mosaic Parties such data and information relating to it, the Operating Partnership, its Subsidiaries (including Merger Sub) and the holders of Parent Capital Stock, as the Mosaic Parties may reasonably request for the purpose of including such data and information in the Mosaic Consent Solicitation Materials and any amendments or supplements thereto. The Mosaic Parties will promptly furnish to Parent such data and information relating to the Mosaic Parties and the Subject Companies as Parent may reasonably request for the purpose of including such data and information in the Registration Statement (including the Proxy Statement and the Mosaic Consent Solicitation Materials) and any amendments or supplements thereto.

(e)                Parent shall make all necessary filings with respect to the Transactions under the Securities Act and the Exchange Act and applicable blue sky laws and, in each case, the rules and regulations thereunder. Parent will advise the Mosaic Parties, promptly after it receives notice thereof, of the issuance of any stop order, the suspension of the qualification of the Parent Capital Stock issuable in connection with the Transactions for offering or sale in any jurisdiction. Parent will use commercially reasonable efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(f)                 If at any time prior to the Effective Time, any information relating to the Parent Parties or the Mosaic Parties or any of their respective Affiliates, officers or directors should be discovered by Parent or the Mosaic Parties that should be set forth in an amendment or supplement to the Registration Statement, the Proxy Statement or the Mosaic Consent Solicitation Materials, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party, and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Parent Stockholders and the partners, members and other investors in the Mosaic Entities.

Section 7.07           Directors of Parent. Prior to the Effective Time, Parent shall take all necessary corporate action so that upon and immediately after the Effective Time, the size of the Parent Board is increased by one member, and an individual to be designated by the Mosaic Manager and reasonably acceptable to the Parent Board (the “Mosaic Director Designee”) is appointed to the Parent Board; provided that the Mosaic Director Designee has been designated by the Mosaic Manager no later than the fifth Business Day prior to the Closing Date, has provided a satisfactorily completed directors’ questionnaire to Parent prior to such appointment, satisfies the director qualification standards set forth in the Corporate Governance Guidelines of Parent, and provides to Parent the information required by Article II, Section 11 of Parent’s Amended and Restated Bylaws regarding such Mosaic Director Designee. The Mosaic Director Designee shall be elected or appointed to the Parent Board to fill the vacancy on the Parent Board created by such increase to serve until the first annual meeting of stockholders following the Closing or until their successors are elected and qualified. The provisions of this Section 7.07 are intended to be for the benefit of, and shall be enforceable by, the Mosaic Director Designee. The obligations of Parent under this Section 7.07 shall not be terminated or modified in such a manner as to adversely affect the rights of the Mosaic Director Designee unless (x) such termination or modification is required by applicable Law or (y) the Mosaic Director Designee has consented in writing to such termination or modification (it being expressly agreed that, once designated, the Mosaic Director Designee shall be a third-party beneficiary of this Section 7.07).

Section 7.08           Reasonable Efforts.

(a)                Subject to the terms and conditions of this Agreement, each Party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Authority in order to consummate the Transactions and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.08, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

(b)                In connection with and without limiting the foregoing, each of the Parties shall give any required notices to third parties, and each of the Parties shall use, and cause each of their respective Subsidiaries and Affiliates to use, commercially reasonable efforts to obtain any third party consents that are necessary, proper or advisable to consummate the Transactions. Each of the Parties will furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required filings or submissions with any Governmental Authority and will cooperate in responding to any inquiry from a Governmental Authority, including promptly informing the other Parties of such inquiry, consulting in advance before making any presentations or submissions to a Governmental Authority, and supplying each other with copies of all material correspondence, filings or communications between either Party and any Governmental Authority with respect to this Agreement. To the extent reasonably practicable, the Parties and their Representatives shall have the right to review in advance and each of the Parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Governmental Authority in connection with the Transactions, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, none of the Parties shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any Governmental Authority in respect of any filing, investigation or other inquiry without giving the other Party prior notice of such meeting or conversation and, to the extent permitted by applicable Law, without giving the other Parties the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such Governmental Authority.

(c)                In connection with obtaining any approval or consent from any Person with respect to the Transactions, none of the Mosaic Parties or the Subject Companies shall pay or commit to pay to any Person whose approval or consent is being solicited any cash or other consideration (other than fees or expenses expressly set forth in the Contract governing the relationship requiring such approval or consent), make any accommodation or commitment or incur any liability or other obligation to such Person without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed). The Parties shall cooperate to obtain such consents.

Section 7.09           Transaction Litigation. In the event any Proceeding is commenced or, to any Party’s Knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, in each case, in connection with, arising from or otherwise relating to the Transactions or any other transaction or matter contemplated by this Agreement or any Ancillary Document (collectively, “Transaction Litigation”), the Parties agree to cooperate and use commercially reasonable efforts to defend against and respond thereto. Each Party shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consider in good faith the other Party’s advice with respect to such Transaction Litigation; provided, that no Mosaic Party or Subject Company shall settle, or agree to settle, any Transaction Litigation without the prior written consent of Parent.

Section 7.10           Public Announcements. The initial press release with respect to the execution of this Agreement shall be in such form as is reasonably agreed upon by the Parties. From and after the date hereof, so long as this Agreement is in effect, neither the Mosaic Parties nor Parent, nor any of their respective controlled Affiliates or Subsidiaries, nor the Parent Manager, shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the Transactions without the prior consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless (a) such Party determines, after consultation with outside counsel, that it is required by applicable Law or the rules of any stock exchange upon which such Party’s capital stock is traded to issue or cause the publication of any press release or other announcement with respect to the Transactions, including the Transactions or this Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; or (b) such press release or other announcement is made pursuant to Section 7.06; provided, that each Party and their respective controlled Affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Mosaic Parties in compliance with this Section 7.10.

Section 7.11           Control of Business. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give (a) any Parent Party, directly or indirectly, the right to control or direct any Mosaic Party’s or any Subject Company’s operations, in each case prior to the Effective Time, and (b) any Mosaic Party, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 7.12           Notification. The Mosaic Parties shall give prompt notice to Parent, and Parent shall give prompt notice to the Mosaic Parties, (a) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Mosaic Parties or Parent, (b) of any Transaction Litigation commenced or, to any Party’s knowledge, threatened against, such Party or any of its Affiliates or otherwise relating to, involving or affecting such Party or any of its Affiliates, and (c) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Subject Companies or any of the Subsidiaries of Parent, respectively, which has had, or would reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, that in each case, the delivery of any notice pursuant to this Section 7.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 7.13           Listing Application. Parent shall take all actions necessary to cause the Parent Common Stock to be issued in connection with the Transactions (including upon conversion of Parent Class B Stock or OP Units or in respect of CERs) to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance.

Section 7.14           Indemnification of Directors, Managers and Officers.

(a)                Parent agrees that all rights to indemnification, advancement of expenses and exculpation for acts or omissions occurring prior to the Closing existing as of the date hereof of the current or former directors, managers or officers of any Subject Company, including the Mosaic Manager and its current and former directors, managers or officers, who have the right to indemnification, advancement of expenses and exculpation by any Subject Company (collectively, the “Covered Persons”) as provided in its respective Organizational Documents, indemnity or indemnification agreements or as required by Law, as the case may be, shall survive the transactions contemplated hereby and shall continue in full force and effect in accordance with their current terms for a period of not less than six (6) years from the Effective Time. Without limiting the foregoing, for a period of not less than six (6) years from the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or any of the Subject Companies to, amend, modify or terminate any Organizational Document, Contract or resolution regarding or related to such indemnification matters in any manner that would adversely affect the rights thereunder of individuals who, as of the Effective Time or at any time prior to the Effective Time, were directors, managers, officers, employees or agents of any Subject Company, unless such modification is required by applicable Law.

(b)                The provisions of this Section 7.14 are intended to be for the benefit of, and shall be enforceable by, each Covered Person, and each such Person’s heirs, legatees, successors and assigns, it being expressly agreed that such Persons shall be third party beneficiaries of this Section 7.14.

(c)                If Parent or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent shall assume all of the obligations of Parent set forth in this Section 7.14.

Section 7.15           Termination of CAIS Agreement. The Mosaic Parties shall take all actions necessary to terminate the CAIS Listing Agreement, with such termination to be effective no later than the MREC Effective Time.

Section 7.16           No Additional Representations.

(a)                Except for the representations and warranties made in Articles IV, V and VI, none of the Mosaic Parties, Parent Parties nor any other Person makes any express or implied representation or warranty with respect to themselves or any of their respective Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Parties hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of the Mosaic Parties, Parent Parties nor any other Person makes or has made any representation or warranty to the other Parties or any of their respective Affiliates or Representatives with respect to (i) any financial projections, forecasts, estimates, budgets or prospect information relating to themselves or their respective properties, assets or businesses, including information that may have been made available to the other Parties or any of their respective Affiliates or Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Transactions); or (ii) except for the representations and warranties made by the applicable Parties in Articles IV, V and VI, any oral or written information presented to the other Parties or any of their respective Affiliates or Representatives in the course of their respective due diligence investigations, the negotiation of this Agreement or in the course of the Transactions.

(b)                Notwithstanding anything contained in this Agreement to the contrary, the Mosaic Parties and Parent Parties acknowledge and agree that neither Party or any other Person has made or is making, and each Party expressly disclaims reliance upon, any representations, warranties or statements relating to the Parties or their respective Subsidiaries whatsoever, express or implied, beyond those expressly given by the applicable Parties in Articles IV, V, and VI, the Mosaic Disclosure Schedules or Parent Disclosure Schedules, as applicable, or in any other document or certificate delivered by any Party or their respective Affiliates or Representatives in connection herewith, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Parties furnished or made available to any other Party, or any of their respective Affiliates or Representatives.

Section 7.17           Tax Matters.

(a)                Tax Returns for Straddle Periods and Pre-Closing Periods.

(i)                 The Mosaic Manager, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed, all Tax Returns of the Subject Companies for Pre-Closing Tax Periods that have not been filed as of the Closing Date, and all such Tax Returns shall be prepared in a manner consistent with past practice with respect to the Subject Companies unless otherwise required by applicable Law. The Mosaic Manager shall provide drafts of each such Tax Return to Parent for Parent’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions), and the Mosaic Manager shall accept all reasonable comments made in writing by the Parent at least fifteen (15) days prior to the due date for filing such Tax Return. Parent shall, and shall cause its Affiliates (including the Subject Companies) to, cooperate to the extent necessary in signing and filing any Tax Returns with respect to Pre-Closing Tax Periods pursuant to this Section 7.17(a)(i).

(ii)               Parent, at its sole cost and expense, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Subject Companies for any Straddle Period. Parent shall provide drafts of each such Tax Return to the Mosaic Manager for the Mosaic Manager’s review and comment at least thirty (30) days prior to the due date for filing such Tax Return (including any applicable extensions). Parent shall accept all reasonable comments made in writing by the Mosaic Manager at least fifteen (15) days prior to the due date for filing such Tax Return.

(iii)             For the avoidance of doubt, the Parties hereby acknowledge and agree that, to the extent permitted under applicable Law, all deductible Mosaic Transaction Expenses shall either (A) be deducted in the Pre-Closing Tax Period, or (B) if deducted in a Straddle Period, shall be allocated to the portion of such Straddle Period ending on the Closing Date.

(b)                Other Tax Return Matters. Without the prior written consent of the Mosaic Manager, which shall not be unreasonably withheld, conditioned or delayed, neither Parent nor any of its Subsidiaries shall, or cause or permit any Affiliate (including any Subject Company) to: (i) make, change, or revoke any Tax election with respect to a Subject Company that has any retroactive effect for any Pre-Closing Tax Period or Straddle Period; (ii) file any Tax Return with respect to a Subject Company for any Pre-Closing Tax Period or Straddle Period; (iii) amend or cause to be amended any Tax Return of a Subject Company for any Pre-Closing Tax Period or Straddle Period; (iv) initiate discussions or examinations with any Taxing Authority or make any voluntary disclosures with respect to any Tax of any Subject Company for any Pre-Closing Tax Period or Straddle Period; or (v) extend or waive any statute of limitations with respect to any Taxes of any Subject Company for any Pre-Closing Tax Period or Straddle Period.

(c)                Cooperation on Tax Matters. Parent and its Subsidiaries (including the Subject Companies), on the one hand, and the Mosaic Manager, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Tax Returns pursuant to this Section 7.17 and any Proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other party’s request, the provision of records and information that are reasonably relevant to any such Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and its Subsidiaries, on one hand, and the Mosaic Manager, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Subject Companies relating to any Pre-Closing Tax Period or Straddle Period for a period of seven (7) years and to abide by all record retention agreements entered into with any Taxing Authority.

(d)                Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be paid one-half by the Mosaic Manager and one-half by Parent when due, and the Party required by applicable Law to file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes shall do so, and all other Parties shall cooperate as necessary with respect to the execution and filing of any such Tax Returns and other documentation. Each Party further agrees to use its commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Taxes.

(e)                Tax Contests. Parent shall promptly notify the Mosaic Manager upon receipt of a notice of any Proceeding relating to Taxes with respect to a Pre-Closing Tax Period, or to the portion of a Straddle Period ending on the Closing Date (a “Mosaic Tax Contest”). The Mosaic Manager, at its sole expense, shall have the right to control any such Mosaic Tax Contest by written notice to Parent within thirty (30) days after notification of such Mosaic Tax Contest by Parent; provided, that if Mosaic Manager elects to control such Mosaic Tax Contest, Mosaic Manager shall (A) keep Parent reasonably informed concerning the progress of such Tax Contest, (B) provide Parent copies of all correspondence and other documents relevant to such Mosaic Tax Contest, and (C) not settle, compromise or discharge such Mosaic Tax Contest without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed. Parent shall have the right to participate (at Parent’s expense) in any Mosaic Tax Contest and to employ counsel of its choice. Parent shall have the right to control any Tax contest other than a Mosaic Tax Contest.

ARTICLE VIII
CONDITIONS PRECEDENT

Section 8.01           Conditions to Each Party’s Obligation to Consummate the Transactions. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived jointly by Parent and the Mosaic Manager, in whole or in part, to the extent permitted by applicable Law:

(a)                Parent Stockholder Approval. The Parent Stockholder Approval shall have been obtained in accordance with applicable Law, the rules and regulations of the NYSE and the Organizational Documents of Parent.

(b)                Mosaic Fund Investor Consents.

(i)                 It shall be a condition to the consummation of the MREC Merger that MREC shall have obtained the consent of its members and other investors to the MREC Merger in accordance with applicable Law and its Organizational Documents (the “MREC Investor Consent”).

(ii)               It shall be a condition to the consummation of the MREC TE Merger that MREC TE shall have obtained the consent of its members and other investors to the MREC TE Merger in accordance with applicable Law and its Organizational Documents (the “MREC TE Investor Consent”).

(iii)             It shall be a condition to the consummation of the MREC IIS Merger that MREC Offshore shall have obtained the consent of its partners and other investors to the MREC IIS Merger in accordance with applicable Law and its Organizational Documents (the “MREC IIS Investor Consent” and, together with the MREC Investor Consent and the MREC TE Investor Consent, each, a “Mosaic Investor Consent” and collectively, the “Mosaic Investor Consents”).

(c)                No Injunctions or Restraints. No Governmental Authority having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of any of the Transactions and no Law (or interpretation thereof by a Governmental Authority) shall have been adopted that makes consummation of any of the Transactions illegal or otherwise prohibited.

Section 8.02           Additional Conditions to Obligations of Parent Parties. The obligations of the Parent Parties to consummate the Transactions are subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part, to the extent permitted by applicable Law:

(a)                Representations and Warranties regarding the Subject Companies; Representations and Warranties of the Mosaic Merger Entities. (i) The representations and warranties regarding the Subject Companies set forth in Section 4.01 (Organization and Authority of Each Subject Company), Section 4.05(l) (Material Adverse Effect) and Section 4.26 (Broker’s Fees) and of the Mosaic Entities set forth in Section 5.01 (Organization and Authority of the Mosaic Merger Entities) and Section 5.07 (Broker’s Fees) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties regarding the Subject Companies in Section 4.02 (Capitalization) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties regarding the Subject Companies set forth in Article IV and the Mosaic Entities set forth in Article V shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Subject Company Material Adverse Effect.

(b)                Performance of Obligations of the Mosaic Parties. The Mosaic Parties shall have performed, or complied with, in all material respects each of the agreements and covenants required to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c)                Compliance Certificate. The Parent Parties shall have received a certificate of each Mosaic Party signed by an executive officer of the Mosaic Manager, dated the Closing Date, confirming that the conditions in Sections 8.02(a) and 8.02(b) have been satisfied.

(d)                REIT Opinion. The Parent Parties shall have received a written opinion of Venable LLP (or other counsel to the Mosaic Parties reasonably satisfactory to Parent), dated as of the Closing Date and in form and substance reasonably satisfactory to the Parent Parties, to the effect that each of REIT Holdings, Domestic REIT Holdings and REIT Pref Holdings, commencing with the later of each entity’s first taxable year or the entity’s taxable year ended December 31, 2015, has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled it to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit it to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by the Mosaic Manager, provided, that the Parent Parties are given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)                Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Subject Company Material Adverse Effect.

(f)                 Closing Deliveries. Each of the Mosaic Parties shall have delivered the documents and other matters described in Section 3.04(a).

(g)                Closing of MREC Merger. It shall be a condition to the consummation of each of the MREC TE Merger and MREC IIS Merger that the MREC Merger is consummated prior to or concurrently therewith.

(h)                Certain Consents and Waivers. The Parent Parties shall have received evidence that each of the consents and waivers set forth as an exhibit to the Interest Exchange Agreement has been executed by all parties thereto and has become effective.

(i)                 Termination of CAIS Listing Agreement. The Parent Parties shall have received evidence that the CAIS Listing Agreement has been terminated.

Section 8.03           Additional Conditions to Obligations of Mosaic Parties. The obligation of the Mosaic Parties to consummate the Transactions is subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any or all of which may be waived exclusively by the Mosaic Manager, in whole or in part, to the extent permitted by applicable Law:

(a)                Representations and Warranties of Parent and the Operating Partnership. (i) The representations and warranties of Parent and the Operating Partnership set forth in Section 6.01 (Organization and Authority of Parent and the Operating Partnership), Section 6.05(c) (Material Adverse Effect) and Section 6.17 (Broker’s Fees) shall be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date shall have been true and correct only as of such date), (ii) the representations and warranties of Parent and the Operating Partnership set forth in Section 6.02 (Capitalization) shall be true and correct in all but de minimis respects as of the specific date set forth therein, and (iii) all other representations and warranties of Parent and the Operating Partnership set forth in Article VI of this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of specified date shall have been true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to qualification or exceptions contained therein as to “materiality” or “Material Adverse Effect”) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)                Performance of Obligations of Parent and the Operating Partnership. Parent and the Operating Partnership each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

(c)                Compliance Certificate. The Mosaic Parties shall have received a certificate of Parent signed by an executive officer of Parent, dated the Closing Date, confirming that the conditions in Sections 8.03(a) and 8.03(b) have been satisfied.

(d)                REIT Opinion. The Mosaic Parties shall have received a written opinion of Alston & Bird LLP (or other counsel to Parent reasonably satisfactory to the Mosaic Manager), dated as of the Closing Date and in form and substance reasonably satisfactory to the Mosaic Manager, to the effect that, commencing with Parent’s taxable year ended December 31, 2015, Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled Parent to meet, through the Effective Time, the requirements for qualification and taxation as a REIT under the Code, and that its past, current and intended future organization and operations will permit Parent to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Effective Time and thereafter. Such opinion will be subject to customary exceptions, assumptions and qualifications and based on customary representations contained in officer’s certificates executed by Parent, provided, that the Mosaic Manager is given a reasonable opportunity to review such representations and finds them reasonably acceptable.

(e)                Listing. The shares of Parent Common Stock to be issued in connection with the Transactions shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)                 Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have been any Parent Material Adverse Effect.

(g)                Closing Deliveries. Each of the Parent Parties shall have delivered the documents and other matters described in Section 3.04(b).

Section 8.04           Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transactions or for terminating this Agreement, on the failure of any condition set forth in Sections 8.01, 8.02 or 8.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

ARTICLE IX
TERMINATION

Section 9.01           Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Parent Stockholder Approval or Mosaic Investor Consents have been obtained:

(a)                by mutual written consent of the Mosaic Manager, on behalf of all Mosaic Parties, or Parent, on behalf of all Parent Parties;

(b)                by either the Mosaic Manager, on behalf of all Mosaic Parties, or Parent, on behalf of all Parent Parties:

(i)                 if any Governmental Authority of competent jurisdiction shall have issued a final and non-appealable order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, or if there shall have been adopted prior to the Effective Time any Law that permanently makes the consummation of the Transactions illegal or otherwise permanently prohibited;

(ii)               if the Effective Time shall not have occurred on or before 5:00 p.m. New York, New York time, on June 30, 2022 (such date and time being the “End Date”); provided, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party whose breach of any representation, warranty, covenant or agreement contained in this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before the End Date;

(iii)             (A) in the event of a breach by the other Party of any covenant or other agreement contained in this Agreement (other than Section 7.04 or 7.05) or if any representation and warranty of the other Party contained in this Agreement fails to be true and correct which (x) would give rise to the failure of a condition set forth in Section 8.02(a) or 8.02(b) or Section 8.03(a) or 8.03(b), as applicable, if it were continuing as of the Closing Date and (y) cannot be or has not been cured (or is incapable of becoming true or does not become true) by the earlier of (1) the End Date and (2) the date that is thirty (30) days (or five (5) Business Days in the case of any breach of Section 7.06) after the giving of written notice to the breaching Party of such breach or failure to be true and correct and the basis for such notice (a “Terminable Breach”); provided, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement or (B) in the event of a Willful and Material Breach by the other Party of Section 7.04 or 7.05;

(iv)              if the Parent Stockholder Approval shall not have been obtained upon a vote held at a duly held Parent Stockholders Meeting on or before the date that is two (2) Business Days prior to the End Date; or

(v)                if the MREC Investor Consent shall have not been obtained on or before the date that is two (2) Business Days prior to the End Date.

Section 9.02           Notice of Termination; Effect of Termination.

(a)                A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination, and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)                In the event of termination of this Agreement by any Party as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 9.02, Section 7.03(b), Article I and Article X, which sections and articles shall not terminate; provided, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or intentional fraud, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE X
MISCELLANEOUS

Section 10.01       Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission) or, if sent after normal business hours of the recipient, on the next Business Day or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):

If to any Mosaic Party:	MREC Management, LLC 4500 Park Granada, Suite 204 Calabasas, CA 91302 Attention: Ethan Penner Email: ep@mosaicrei.com,
with a copy to:	Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112 Attention: Greg Grigorian Email: ggrigorian@sheppardmullin.com
If to any Parent Party:	Ready Capital Corporation 1251 Avenue of the Americas, 50th Floor New York, NY 10020 Attention: Andrew Ahlborn Email: aahlborn@waterfallam.com

with a copy to:	Alston & Bird LLP 90 Park Avenue, New York, NY 10016 Attention: Michael Kessler, David Brown Email: michael.kessler@alston.com, david.brown@alston.com

Section 10.02       Releases.

(a)                Effective as of the Closing, each Mosaic Offshore Entity and MSH, for itself and on behalf of its Affiliates and each of its and their successors, assigns, heirs and executors (each, a “Mosaic Entity Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, Liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature, whether known or unknown, which any Mosaic Entity Releasor has, may have or might have or may assert now or in the future, against the Subject Companies and any of their respective successors, assigns, heirs, executors, officers, directors, partners, managers and employees (in each case in their capacity as such) (each, a “Subject Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted or begun prior to the Closing; provided, that nothing contained in this Section 10.02(a) shall release, discharge, waive or otherwise affect the rights or obligations of any Party to the extent arising under this Agreement or the Ancillary Documents. Each Mosaic Offshore Entity and MSH shall, and shall cause each other Mosaic Entity Releasor to, refrain from, directly or indirectly, asserting any claim or demand or commencing, instituting or maintaining, or causing to be commenced, any legal or arbitral Proceeding of any kind against any Subject Company Releasee based upon any matter released pursuant to this Section 10.02(a). The Parties hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Mosaic Entity Releasor or Subject Company Releasee of the existence of any such claims or of Liability for any matter or precedent upon which any Liability may be asserted.

(b)                Each Mosaic Offshore Entity and MSH expressly agrees and acknowledges that the foregoing is a general release which includes all third-party claims which may exist as of the date of this Agreement, but which it does not know to exist in its favor, whether through ignorance, oversight, error or otherwise, and which might, if known, have materially affected its decision to enter into this Agreement. Each Mosaic Offshore Entity and MSH acknowledges and agrees that: (i) it has had adequate opportunity, in consultation with counsel of its choice, to ascertain the facts and the law relevant to this Agreement and its decision to enter into it; and (ii) the facts and/or the law may be materially different from what it understands them to be, it expressly assumes the risk thereof, and such shall not affect the validity or enforceability of this Agreement.

Section 10.03       No Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, the agreements of the Parties in Article I, Article II, Article III, Section 7.03 and this Article X will survive the Closing.

Section 10.04       Expenses and Other Payments. Each Party shall pay its own costs and expenses (including legal fees and expenses) incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Transactions shall be consummated; provided, however, the Mosaic Transaction Expenses shall be taken into account in determining the Mosaic Adjusted Book Value in calculating the Merger Consideration Amount.

Section 10.05       Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and exhibits mean the Articles and Sections of, and Disclosure Schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, it is the intention of the Parties hereto that this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Person by virtue of the authorship of any of the provisions of this Agreement. Further, prior drafts of this Agreement or the fact that any clauses have been added, deleted or otherwise modified from any prior drafts of this Agreement shall not be used as an aid of construction or otherwise constitute evidence of the intent of the Parties; and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of such prior drafts. The Disclosure Schedules referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.06       Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.07       Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.08       Entire Agreement. This Agreement and the Ancillary Documents, together with the Confidentiality Agreement, constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

Section 10.09       Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Mosaic Party may assign its rights or obligations hereunder without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. No Parent Party may assign its rights or obligations hereunder without the prior written consent of the Mosaic Manager, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.10       No Third-Party Beneficiaries. Except for the provisions of Articles II and III and Sections 7.07 and 10.02 (which from and after the Effective Time are intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and representatives), nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.11       Amendment and Modification; Extension and Waiver.

(a)                This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

(b)                At any time prior to the Effective Time, either the Mosaic Manager, on the one hand, and Parent, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or acts of the other Party hereunder; (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions of the other Party contained herein. Notwithstanding the foregoing, no failure or delay by the Mosaic Manager, on the one hand, or Parent, on the other hand, in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

Section 10.12       Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

(b)                THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE CIRCUIT COURT OF BALTIMORE CITY, MARYLAND AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE STATE OF MARYLAND AND ANY APPELLATE COURTS THEREOF (COLLECTIVELY, THE “MARYLAND COURTS”) IN ANY ACTION OR PROCEEDING THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN THE MARYLAND COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH COURTS. IN ANY SUCH JUDICIAL PROCEEDING, EACH OF THE PARTIES FURTHER CONSENTS TO THE ASSIGNMENT OF ANY PROCEEDING IN THE CIRCUIT COURT FOR BALTIMORE CITY, MARYLAND TO THE BUSINESS AND TECHNOLOGY CASE MANAGEMENT PROGRAM PURSUANT TO MARYLAND RULE 16-205 (OR ANY SUCCESSOR THEREOF). THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH MARYLAND COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.01 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

(c)                EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.12.

Section 10.13       Remedies; Specific Performance.

(a)                The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

(b)                Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(c)                The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 9.01, it is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 10.13, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity.

(d)                This Parties’ rights in this Section 10.13 are an integral part of the Transactions and each Party accordingly agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 10.13. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.13, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

Section 10.14       Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

READY CAPITAL CORPORATION

By:	/s/ Thomas E. Capasse
Name:	Thomas E. Capasse
Title:	Chairman of the Board & Chief Executive Officer

OPERATING PARTNERSHIP:

SUTHERLAND PARTNERS, L.P.

By: Ready Capital Corporation, its General Partner

By:	/s/ Thomas E. Capasse
Name:	Thomas E. Capasse
Title:	Chairman of the Board & Chief Executive Officer

MERGER SUB:

RC MOSAIC SUB, LLC

By: Sutherland Partners, L.P., its sole Member

By: Ready Capital Corporation, its sole General partner

By:	/s/ Thomas E. Capasse
Name:	Thomas E. Capasse
Title:	Chairman of the Board & Chief Executive Officer

MOSAIC PARTIES:

MOSAIC REAL ESTATE CREDIT, LLC

By:	MREC Management, LLC,
Its:	Manager

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MOSAIC REAL ESTATE CREDIT TE, LLC

By:	MREC Management, LLC,
Its:	Manager

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MREC INTERNATIONAL INCENTIVE SPLIT, LP

By:	MREC Management, LLC,
Its:	General Partner

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MOSAIC REAL ESTATE CREDIT OFFSHORE, LP

By:	MREC Management, LLC,
Its:	General Partner

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MREC CORP SUB 1 (VO), LLC

By:	Mosaic Real Estate Credit Offshore, LP, its sole member

By:	MREC Management, LLC,
Its:	General Partner

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MREC CORP SUB 2 (LA OFFICE), LLC

By:	Mosaic Real Estate Credit Offshore, LP, its sole member

By:	MREC Management, LLC,
Its:	General Partner

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MREC CORP SUB 3 (SUPERBLOCK), LLC

By:	Mosaic Real Estate Credit Offshore, LP, its sole member

By:	MREC Management, LLC,
Its:	General Partner

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MOSAIC SPECIAL MEMBER, LLC

By:	MREC Management, LLC,
Its:	Managing member

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

MOSAIC SECURED HOLDINGS, LLC

By:	LA Real Estate Finance LLC,
Its:	Member

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Sole Member and Manager

MREC MANAGEMENT, LLC

By:	/s/ Ethan Penner
Name:	Ethan Penner
Its:	Managing Partner

SCHEDULE A

EXAMPLE MOSAIC BOOK VALUE SCHEDULE

The amounts reflected in this Schedule A are as of June 30, 2021 or, in certain instances, are preliminary estimates, and are included solely for illustrative purposes.

Mosaic Adjusted Book Value ($ in thousands)
Mosaic Funds Aggregate Combined Consolidated Members’ Equity	$552,517
Minus: Book Value of Assets of Mosaic Offshore Entities Not Held in MREC IIS	[(0	)]
Minus: Mosaic Transaction Expenses:
Pro rata share of Mosaic Manager Compensation	[(7,485	)]
Mosaic Transaction Expenses other than pro rata share of Mosaic Manager Compensation	[(5,000	)]
Total Mosaic Transaction Expenses:	[(12,485	)]
Mosaic Adjusted Book Value	$540,032
Minus: Discount Amount	(98,900)
Plus or Minus: Adjustment Amount	[(0	)]

Sch. A-1

SCHEDULE B

EXAMPLE PARENT BOOK VALUE SCHEDULE

The amounts reflected in this Schedule B are as of June 30, 2021 or, in certain instances, are preliminary estimates, and are included solely for illustrative purposes.

Parent Adjusted Book Value ($ in thousands, except share and per share data)
Parent Shareholders’ Equity	$1,288,383
Less: Non-Controlling Interest	(18,857)
Less: Goodwill	(18,578)
Less: Preferred Equity	(213,241)
Parent Adjusted Book Value	$1,037,707
Parent Existing Shares	71,385,858
Parent Adjusted Book Value Per Share	$14.54

B-1

Exhibit B to
Merger Agreement

FORM OF CONTINGENT EQUITY RIGHTS AGREEMENT

THIS CONTINGENT EQUITY RIGHTS AGREEMENT, dated as of [●] (this “Agreement”), is entered into by and among Ready Capital Corporation, a Maryland corporation (“Parent”), Sutherland Partners, L.P., a Delaware limited partnership (the “Operating Partnership”), and [●], a [●] (the “Rights Agent”).

RECITALS

WHEREAS, Parent is a Maryland corporation operating as a real estate investment trust within the meaning, and under the provisions, of Sections 856 through 860 of the Code for U.S. federal income tax purposes and the sole general partner of the Operating Partnership, which is the operating partnership of Parent;

WHEREAS, Parent, the Operating Partnership, RC Mosaic Sub, LLC, a Delaware limited liability company and a wholly owned Subsidiary of the Operating Partnership (“Merger Sub”), Mosaic Real Estate Credit, LLC, a Delaware limited liability company (“MREC”), Mosaic Real Estate Credit TE, LLC, a Delaware limited liability company (“MREC TE”), MREC International Incentive Split, LP, a Delaware limited partnership (“MREC IIS,” and together with MREC and MREC TE, each a “Mosaic Merger Entity” and, collectively, the “Mosaic Merger Entities”), Mosaic Real Estate Credit Offshore, LP, a Cayman Islands exempted limited partnership (“MREC Offshore”), MREC Corp Sub 1 (VO), LLC, a Delaware limited liability company (“MREC Corp Sub 1”), MREC Corp Sub 2 (LA Office), LLC, a Delaware limited liability company (“MREC Corp Sub 2”), MREC Corp Sub 3 (Superblock), LLC, a Delaware limited liability company (“MREC Corp Sub 3” and with MREC Offshore, MREC Corp Sub 1 and MREC Corp Sub 2, each individually a “Mosaic Offshore Entity” and collectively, the “Mosaic Offshore Entities”), Mosaic Special Member, LLC, a Delaware limited liability company (the “Mosaic Special Member”), Mosaic Secured Holdings, LLC, a Delaware limited liability company (“Mosaic Secured Holdings”), MREC Management, LLC, a Delaware limited liability company (the “Mosaic Manager” and with the Mosaic Offshore Entities, Mosaic Special Member and Mosaic Secured Holdings, each individually a “Mosaic Entity” and collectively, the “Mosaic Entities,” and with the Mosaic Merger Entities, each individually a “Mosaic Party” and, collectively, the “Mosaic Parties”), have entered into a Merger Agreement, dated as of November 3, 2021 (as it may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”);

WHEREAS, the Mosaic Merger Entities, collectively own, directly or indirectly, a majority of the equity interests in MREC Shared Holdings General Partnership, a Delaware general partnership (“MREC Shared Holdings”), MREC REIT Holdings, LLC, a Delaware limited liability company (“REIT Holdings”), MREC TE REIT Pref Holdings, LLC, a Delaware limited liability company (“REIT Pref Holdings”), MREC TE Holdings, LLC, a Delaware limited liability company (“TE Holdings”), and MREC International Holdings, LLC, a Delaware limited liability company (“International Holdings”), and MREC Domestic REIT Holdings, LLC, a Delaware limited liability company (“Domestic REIT Holdings,” and with MREC Shared Holdings, REIT Holdings, REIT Pref Holdings, TE Holdings and International Holdings, each individually a “Mosaic Holding Entity” and, collectively, the “Mosaic Holding Entities”), and, directly and through the Mosaic Holding Entities, all of the interests in MREC Good Asset, LLC, a Delaware limited liability company (“MREC Good Asset”), MREC U Asset Pool, LLC, a Delaware limited liability company (“MREC U”), MREC U2 Asset Pool, LLC, a Delaware limited liability company (“MREC U2”), and MREC NU Asset Pool, LLC, a Delaware limited liability company (“MREC NU” and, together with MREC Good Asset, MREC U and MREC U2, collectively, the “Primary Holding Entities” and each individually a “Primary Holding Entity”);

WHEREAS, pursuant to, and subject to the terms and conditions of, the Merger Agreement, the parties intended that Parent and the Operating Partnership acquire control of the Subject Companies by means of (a) the merger of MREC with and into Merger Sub (the “MREC Merger”), (b) the merger of MREC TE with and into Merger Sub (the “MREC TE Merger”), and (c) the merger of MREC IIS with and into Merger Sub (the “MREC IIS Merger”);

WHEREAS, contemporaneously with execution of this Agreement, pursuant to the Merger Agreement, the parties have consummated [(a)] the MREC Merger pursuant to which Parent has issued the MREC Merger Consideration described in the Merger Agreement, which MREC Merger Consideration includes MREC CERs (as defined herein) issued pursuant to this Agreement[, (b) the MREC TE Merger in exchange for the MREC TE Merger Consideration described in the Merger Agreement, which MREC TE Merger Consideration includes MREC TE CERs (as defined herein) issued pursuant to this Agreement,]1 [and (c) the MREC IIS Merger in exchange for the MREC IIS Merger Consideration described in the Merger Agreement, which MREC IIS Merger Consideration includes MREC IIS CERs (as defined herein) issued pursuant to this Agreement]2, pursuant to which Parent and the Operating Partnership have acquired control of [the Mosaic Holding Entities,]3 [Domestic REIT Holdings, REIT Holdings, MREC Shared Holdings, REIT Pref Holdings,]4 [TE Holdings,]5 [International Holdings,]6 the Primary Holding Companies and their Subsidiaries (each individually a “Subject Company” and, collectively, the “Subject Companies”); and

WHEREAS, the parties intend to set forth the manner and basis upon which Holders (as defined herein) will hold, and potentially become entitled to receive payments in respect of, CERs (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, Parent, the Operating Partnership and the Rights Agent agree, for the equal and proportionate benefit of all Holders, as follows:

1.            DEFINITIONS

1.1               Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.  As used in this Agreement, the following terms shall have the following meanings:

1     Note: Include only if the MREC TE Merger is consummated.

2     Note: Include only if the MREC IIS Merger is consummated.

3     Note: Include if all Mergers are consummated.

4     Note: Include if only the MREC Merger is consummated.

5     Note: Include if only the MREC Merger and MREC TE Merger are consummated.

6     Note: Include if only the MREC Merger and the MREC IIS Merger are consummated.

“Acting Holders” means, at the time of determination, Holders of at least 50% of the outstanding CERs as set forth on the CER Register.

“Advance” means (i) in respect of any Subject Company Loan in the Covered Portfolio or the Updated Covered Portfolio, any disbursement of funds made by (or on behalf of) any of the Subject Companies (prior to the date hereof) or the Parent Parties (on or after the date hereof) (it being understood that any interest or fees on a Subject Company Loan that have been capitalized and treated as principal of such Subject Company Loan will be considered to have been such a disbursement of funds) in accordance with the loan agreement or other instrument governing such Subject Company Loan and (ii) in respect of any Subject Company Investment in the Covered Portfolio or the Updated Covered Portfolio, the purchase price paid for, or other investment made in respect of, such Subject Company Investment (including any accrued but unpaid dividends or other distributions and all capitalized costs and expenses, such as real-estate-owned marketing and carrying costs and third-party expenses, in respect thereof).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate CER Consideration” means an amount (expressed in Dollars) equal to the product of (i) 90% and (ii) the lesser of (x) the Valuation Excess and (y) the Initial Discount Amount.

“Aggregate Parent Party Funded Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum of all Advances made by or on behalf of any of the Subject Companies or Parent Parties in respect of the Updated Covered Portfolio during the CER Accrual Period (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Parent Party and under the terms of which such participation shares in credit losses on a pari passu basis with retained Parent Party interests)).

“Aggregate Principal Recovery Amount” means, as of the Revaluation Date, an amount (expressed in Dollars) equal to the sum, without duplication, of all payments of principal or return of capital, as applicable, received by any Parent Party in respect of the Updated Covered Portfolio (excluding, for the avoidance of doubt, payments in respect of Post-Determination Date Returns and all payments that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment), and all Liquidation Proceeds received by Parent Parties in respect of the Covered Portfolio (excluding, for the avoidance of doubt, Liquidation Proceeds that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in any Subject Company Loan or Subject Company Investment), in each case during the CER Accrual Period.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“CER” or “CERs” means the contingent rights of the Holders to receive [(i)] in respect of MREC CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement[, (ii) in respect of MREC TE CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement]7 [and (iii) in respect of MREC IIS CERs, shares of Parent Common Stock (and cash in lieu of any fractional shares of Parent Common Stock) pursuant to this Agreement]8.

“CER Accrual Period” means the period beginning on the first day following the Determination Date and ending on the Revaluation Date.

“CER Consideration” means [(i)] in respect of MREC CERs, the MREC Per CER Consideration [, (ii) in respect of MREC TE CERs, the MREC TE Per CER Consideration]9 [and (iii) in respect of MREC IIS CERs, the MREC IIS Per CER Consideration]10.

“CER Notice” has the meaning set forth in Section 2.4(b).

“CER Register” has the meaning set forth in Section 2.3(b).

“Covered Portfolio” means the portfolio of Subject Company Loans and Subject Company Investments listed and more particularly described in Exhibit A hereto.

“Determination Date” means [●], 2021.11

“Determination Date Funded Amount” means $[●],12 which amount is equal to the sum of all Advances made by or on behalf of the Subject Companies in respect of the Covered Portfolio on or prior to the Determination Date that remained unpaid as of such date (excluding, for the avoidance of doubt, any portion of such Advances in respect of which a participation has been sold (which participation is a binding obligation of a Person that is not a Subject Company and under the terms of which such participation shares in credit losses on a pari passu basis with retained Subject Company interests)), as determined pursuant to the Merger Agreement.

“Dispute Notice” has the meaning set forth in Section 2.4(c).

“Dollars” or “US$” means dollars in lawful currency of the United States of America.

“Event of Default” has the meaning set forth in Section 5.1.

“Fair Value” means, as of the Revaluation Date, the fair value of the Updated Covered Portfolio (excluding any Post-Determination Date Returns otherwise reflected therein and excluding any portion of such fair value attributable to the rights of any Person that is not a Subject Company in any participation in any Subject Company Loan or Subject Company Investment contained in the Updated Covered Portfolio) as determined by the Parent using valuation methodologies reasonably consistent with those used by Parent in determining the Initial Discount Amount.

7     Note: Include only if the MREC TE Merger is consummated.

8     Note: Include only if the MREC IIS Merger is consummated.

9     Note: Include only if the MREC TE Merger is consummated.

10     Note: Include only if the MREC IIS Merger is consummated.

11     Note: Insert final Determination Date as determined pursuant to the Merger Agreement.

12     Note: Insert final Determination Date Funded Amount as determined pursuant to the Merger Agreement.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Holder” means a MREC CER Holder, MREC TE CER Holder or MREC IIS CER Holder.

“ICC” has the meaning set forth in Section 6.6.

“Initial Discount Amount” means $98,900,000.

“Initial Discounted Valuation” means $[●], which is an amount (expressed in Dollars) equal to the sum of (i) the Determination Date Funded Amount minus (ii) the Initial Discount Amount.

“Issuance Date” means the date that is the later of (i) twenty five (25) Business Days following the date of the CER Notice or (ii) if a Dispute Notice is delivered on a timely basis, ten (10) Business Days following the date on which all disputed items in such Dispute Notice are finally resolved pursuant to Section 6.6.

“Liquidation Proceeds” means, in respect of the disposal (whether by sale, transfer, assignment, participation or otherwise) by any Parent Party to any Person (other than to another Parent Party) of any Subject Company Loan or Subject Company Investment during the CER Accrual Period, all proceeds received by any Parent Parties as a result thereof (excluding, for the avoidance of doubt, any proceeds in respect of Post-Determination Date Returns and any proceeds that are required to be allocated or remitted to any Person (other than another Parent Party) holding a participation interest in such Subject Company Loan or Subject Company Investment) less any expenses incurred by such Parent Party in connection therewith.

“MREC CER” means a CER received as MREC Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC CER Holder” means a Person in whose name a MREC CER is registered in the CER Register at the applicable time.

“MREC CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC CER Share Percentage” means 66.173%, which represents the percentage interest of all MREC CER Holders in the Aggregate CER Consideration.

[“MREC IIS CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC IIS CER Holder” means a Person in whose name a MREC IIS CER is registered in the CER Register at the applicable time.

“MREC IIS CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC IIS Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC IIS CER Share Percentage” means 3.346%, which represents the percentage interest of all MREC IIS CER Holders in the Aggregate CER Consideration.

“MREC IIS Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC IIS Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC IIS CER Share Percentage by (ii) the initial number of MREC IIS CERs.] 13

“MREC Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC CER Share Percentage by (ii) the initial number of MREC CERs.

[“MREC TE CER” means a CER received as MREC TE Merger Consideration pursuant to the Merger Agreement and designated as such pursuant to this Agreement.

“MREC TE CER Holder” means a Person in whose name a MREC TE CER is registered in the CER Register at the applicable time.

“MREC TE CER Payment Ratio” means the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the MREC TE Per CER Consideration Amount by (ii) the Parent Share Value.

“MREC TE CER Share Percentage” means 30.481%, which represents the percentage interest of all MREC TE CER Holders in the Aggregate CER Consideration.

“MREC TE Per CER Consideration” has the meaning set forth in Section 2.4(a).

“MREC TE Per CER Consideration Amount” means an amount (expressed in Dollars) equal to the quotient (rounded to the nearest one ten-thousandth) obtained by dividing (i) the product of (x) the Aggregate CER Consideration and (y) the MREC TE CER Share Percentage by (ii) the initial number of MREC TE CERs.]14

“Officer’s Certificate” means a certificate signed by the chief executive officer, president, chief financial officer, any vice president, the controller, the treasurer or the secretary, in each case of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent.

“Parent Common Stock” means the common stock of Parent, par value $0.0001 per share.

13     Note: Include only if the MREC IIS Merger is consummated.

14     Note: Include only if the MREC TE Merger is consummated.

“Parent Party” means each of Parent, the Operating Partnership, and their respective Subsidiaries (including the Subject Companies).

“Parent Share Value” means the greater of (i) (A) the average of the volume weighted average prices of one share of Parent Common Stock for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, as reported by Bloomberg, L.P., or (B) if the Parent Common Stock is not then listed on a United States national securities exchange, the average of the last quoted bid prices for Parent Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or another similar organization for the ten consecutive trading days immediately preceding, but not including, the Revaluation Date, and (ii) the most recent publicly reported book value per share of Parent Common Stock immediately preceding the Revaluation Date.

“Permitted Transfer” means a transfer of CERs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity, including any Plan of Liquidation; or (d) as provided in Section 2.6.

“Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Plan of Liquidation” has the meaning set forth in the Merger Agreement.

“Post-Determination Date Returns” means, with respect to the Subject Company Loans and Subject Company Investments as of any date of determination, the aggregate of all interest and fees (whether or not paid or accrued) with respect to each Subject Company Loan and all accrued dividends and other distributions (whether or not paid or accrued) with respect to each Subject Company Investment, in each case to the extent attributable to the period beginning on the first day following the Determination Date and ending on such date of determination.

“Revaluation Date” means the day that is the three-year anniversary of the date hereof (or if such day is not a Business Day, the next following Business Day).

“Revaluation Value” means an amount (expressed in Dollars) equal to the Fair Value of the Updated Covered Portfolio as of the Revaluation Date.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent becomes such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” shall mean such successor Rights Agent.

“Rules” has the meaning set forth in Section 6.6.

“Subject Company Investment” has the meaning set forth in the Merger Agreement.

“Subject Company Loan” has the meaning set forth in the Merger Agreement.

“Subsidiary” means any corporation, partnership, trust, limited liability company or other non-corporate business enterprise in which the applicable Person holds, directly or indirectly, stock or other equity ownership interests representing more than 50% of the voting power of all outstanding stock or equity ownership interests of such entity.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum or estimated tax, including any interest, penalty, additions to tax or additional amounts imposed with respect thereto, whether disputed or not.

“Updated Covered Portfolio” means the Covered Portfolio as updated, adjusted or modified by Parent on or prior to the Revaluation Date in order to reflect (i) any dispositions (whether by sale, transfer, assignment, participation or otherwise) of any portion of any Subject Company Loan or Subject Company Investment (other than to another Parent Party), (ii) any changes in the aggregate outstanding principal amount and/or commitment amounts (whether funded or unfunded) of Subject Company Loans, in each case as the result of repayments of principal by the underlying obligors of such loans, Advances made by any Parent Party in respect of such loans, or otherwise, and (iii) any changes resulting from any redemption or repurchase of a Subject Company Investment by the issuer thereof or any of its Affiliates, in each case during the CER Accrual Period.

“Valuation Excess” has the meaning set forth in Section 2.4(a).

1.2               Rules of Construction.  For purposes of this Agreement, the parties hereto agree that: (a) whenever the context requires, the singular number shall include the plural, and vice versa; (b) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders; (c) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if”; (d) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation;” (e) the meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders; (f) where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning unless the context otherwise requires; (g) a reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto; (h) references to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented; (i) they have been represented by legal counsel during the negotiation and execution and delivery of this Agreement and therefore waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document; and (j) the word “or” shall not be exclusive (i.e., “or” shall be deemed to mean “and/or”) unless the subjects of the conjunction are mutually exclusive.  The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

2.            CONTINGENT VALUE RIGHTS

2.1               CERs. The CERs represent the contingent rights of Holders to receive the CER Consideration, in each case pursuant to, on the terms provided in, and in accordance with, this Agreement.

2.2               Initial Holders; CERs Non-Transferable.

(a)                The initial Holders shall be determined pursuant to the terms of the Merger Agreement. As soon as practicable after the date hereof, Parent shall furnish or cause to be furnished to the Rights Agent, in a form reasonably satisfactory to the Rights Agent, the names and addresses of the initial Holders.

(b)                The CERs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer.  Any such sale, assignment, transfer, pledge, encumbrance or disposal that is not a Permitted Transfer shall be void ab initio and of no effect.

2.3               No Certificate; Registration; Registration of Transfer; Change of Address.

(a)                The CERs shall not be evidenced by a certificate or other instrument.

(b)                The Rights Agent shall keep a register (the “CER Register”) for the purpose of (i) identifying which CERs are MREC CERs and which are MREC TE CERs or MREC IIS CERs, (ii) identifying the Holders of CERs and (iii) registering CERs and Permitted Transfers thereof.

(c)                Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CER must be in writing and accompanied by a written instrument of transfer and other documentation reasonably requested by the Rights Agent in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative or the Holder’s survivor, as applicable, and setting forth in reasonable detail the circumstances relating to the transfer.  Upon receipt of such written notice, the Rights Agent shall, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CERs in the CER Register and notify Parent and the Operating Partnership of the same.  No service charge shall be made for any registration of transfer of a CER, but Parent, the Operating Partnership and the Rights Agent may require payment of a sum sufficient to cover any stamp or other Tax or charge that is imposed in connection with any such registration of transfer.  The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CER of applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid.  All duly transferred CERs registered in the CER Register shall be the valid obligations of Parent or the Operating Partnership, as applicable, and shall entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor.  No transfer of a CER shall be valid unless and until registered in the CER Register in accordance with this Agreement.

(d)                A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CER Register.  The written request must be duly executed by the Holder.  Upon receipt of such written request, the Rights Agent is hereby authorized to, and shall promptly, record the change of address in the CER Register.

2.4               CER Consideration.

(a)                If, on the Revaluation Date, (A) the sum of (x) the Revaluation Value minus the Aggregate Parent Party Funded Amount, in each case as of the Revaluation Date, and (y) the Aggregate Principal Recovery Amount exceeds (B) the Initial Discounted Valuation (the amount of such excess, the “Valuation Excess”), then, on the Issuance Date, Parent will issue and the Operating Partnership will deliver [(i)] to the MREC CER Holders, in respect of each MREC CER, a number of shares of Parent Common Stock equal to the MREC CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC Per CER Consideration”)[, (ii) to the MREC TE CER Holders, in respect of each MREC TE CER, a number of shares of Parent Common Stock equal to the MREC TE CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC TE Per CER Consideration”)]15 [and (iii) to the MREC IIS CER Holders, in respect of each MREC IIS CER, a number of shares of Parent Common Stock equal to the MREC IIS CER Payment Ratio (together with any additional shares of Parent Common Stock or cash to be paid pursuant to Section 2.5(b) and any cash being paid in lieu of a fractional share, the “MREC IIS Per CER Consideration”)]16. No fractional shares of Parent Common Stock shall be issued in respect of any CERs, and any Holder that is entitled to receive a fraction of a share of Parent Common Stock (taking into account all CERs held by such Holder) shall instead receive cash with respect to any fractional share of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value. For the avoidance of doubt, if the Valuation Excess is less than or equal to $0, then neither Parent nor the Operating Partnership shall have any obligation to issue or deliver any CER Consideration and the CERs shall be extinguished and shall have no further force or effect.

(b)                Not later than thirty (30) Business Days following the Revaluation Date, Parent shall deliver to the Rights Agent a written notice (the “CER Notice”) setting forth a computation of the Valuation Excess and, if the Valuation Excess is greater than $0, computations of the CER Consideration, in substantially the form attached hereto as Exhibit B, together with an Officer’s Certificate certifying such computations. The Rights Agent shall promptly, and in any event within five (5) Business Days of receipt of the CER Notice, send each Holder at its registered address a copy of such CER Notice.

(c)                Within twenty (20) Business Days of the delivery of the CER Notice, the Rights Agent may, if so directed by the Acting Holders, deliver to Parent a written notice (a “Dispute Notice”) stating that the Acting Holders dispute the accuracy of the CER Notice, setting forth the basis for such dispute and, in reasonable detail, those items and amounts as to which the Acting Holders disagree, and the Acting Holders shall be deemed to have agreed with all other items and amounts contained in the CER Notice. Within five (5) days after receipt of a Dispute Notice, Parent shall (i) designate a nationally recognized independent valuation expert to make a binding determination only as to the matters in dispute as specified in the Dispute Notice and (ii) give written notice of such designation (a “Designation Notice”) to the Rights Agent and to the Acting Holders at whose direction the Dispute Notice was delivered.  If the Rights Agent, at the written direction of such Acting Holders, gives Parent written notice that such Acting Holders object to such designation within five (5) Business Days after the Rights Agent’s receipt of the Designation Notice (such notice, a “Rights Agent Objection Notice”), Rights Agent, within five (5) business days following the date of the Right Agent Objection Notice, shall provide a written proposal to Parent for the appointment of an alternate independent valuation expert to make a binding determination as to the matters in dispute as specified in the Dispute Notice (such proposal, and “Alternate Valuation Proposal”).  If, within five (5) business days of the Alternate Valuation Proposal, Parent gives Rights Agent written notice that such Parent objects to such Alternate Valuation Proposal (a “Parent Objection Notice”), within five (5) Business Days after the Parent Objection Notice, Parent and Rights Agent shall jointly request the then head of the Capital Markets Group at CBRE to appoint another nationally recognized independent valuation expert, whose appointment shall be final, conclusive, and binding on the parties and the Holders; provided, that if the Acting Holders do not reject such valuation expert within such five (5) Business Day period, the Holders shall be deemed to have accepted the appointment of such valuation expert (in each case, the “Valuation Expert”). The Valuation Expert will, under the terms of its engagement, as an expert and not an arbitrator, be required to render its written decision with respect to such disputed items and amounts within thirty (30) Business Days from the date of such appointment. The Valuation Expert shall deliver to the Parties a written report setting forth its adjustments, if any, to the CER Notice based on the Valuation Expert’s determination, solely with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item set forth in the Dispute Notice, the Valuation Expert shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or set forth in the CER Notice or the Dispute Notice with respect to such item, as the case may be. The Valuation Expert shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono. The Valuation Expert’s report shall be final, conclusive, and binding on the parties and the Holders, shall not be subject to further review by any court, and no party or Holder nor any of their respective Affiliates or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Valuation Expert. The fees and expenses of the Valuation Expert for purposes of this Section 2.4(c) shall be borne solely by Parent.

15     Note: Include only if the MREC TE Merger is consummated.

16     Note: Include only if the MREC IIS Merger is consummated.

(d)                In the event that the Rights Agent does not deliver a Dispute Notice to Parent during such twenty (20) Business Day period, the Holders shall be deemed to have accepted the accuracy of the CER Notice, and the calculations of the Valuation Excess and the CER Consideration (if any) set forth therein shall be final, conclusive and binding upon the parties and the Holders.

(e)                On the Issuance Date, Parent and the Operating Partnership shall deliver the CER Consideration to the Rights Agent, along with any letter of instruction reasonably required by the Rights Agent, and the Rights Agent shall promptly, and in any event within ten (10) Business Days of receipt of the CER Consideration, subsequently deliver the CER Consideration to the Holders at their respective registered addresses in accordance with this Agreement.

(f)                 Each of Parent, the Operating Partnership and the Rights Agent shall be entitled to deduct or withhold, or cause to be deducted or withheld, from any payments made pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code, the U.S. Treasury Regulations thereunder, or any other applicable Tax law, as may be reasonably determined by Parent, the Operating Partnership or the Rights Agent, as applicable. Prior to making any Tax withholdings or causing any Tax withholdings to be made with respect to any Holder, the Rights Agent shall use commercially reasonable efforts to solicit from such Holder an IRS Form W-9 or other applicable Tax form in order to provide a reasonable opportunity for the Holder to provide such Tax forms to avoid or reduce such withholding amounts, and delivery of CER Consideration to such Holder may be reasonably delayed in order to gather such necessary Tax forms.  The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts it withholds in respect of Taxes to the appropriate Governmental Authority. To the extent any amounts are deducted or withheld and properly and timely remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement and the Merger Agreement as having been paid to the Holder to whom such amounts would otherwise have been paid, and, to the extent required by applicable Law, Parent or the Operating Partnership, as applicable, shall deliver (or shall cause the Rights Agent to deliver) to the Holder to whom such amounts would otherwise have been paid an Internal Revenue Service Form 1099, an Internal Revenue Service Form W-2 or other reasonably acceptable evidence of such withholding.

(g)                If any CER Consideration delivered to the Rights Agent for payment to Holders remains undistributed to any Holders on the date that is six (6) months after the Issuance Date, Parent shall be entitled to require the Rights Agent to deliver to Parent or its designee any CER Consideration which had been made available to the Rights Agent and not disbursed to the Holders (including, all interest and other income received by the Rights Agent in respect of all funds made available to it), and, thereafter, such Holders shall be entitled to payment from Parent and the Operating Partnership (subject to abandoned property, escheat and other similar Law and Section 2.4(f)) as general creditors thereof with respect to the CER Consideration that may be payable.

(h)                Neither Parent, the Rights Agent nor any of their Affiliates shall be liable to any Holder for any CER Consideration delivered to a public official pursuant to any abandoned property, escheat or other similar Law. If, despite Parent’s and/or the Rights Agent’s commercially reasonable efforts to deliver any CER Consideration to the applicable Holder, such CER Consideration has not been paid prior to two (2) years after the Issuance Date (or immediately prior to such earlier date on which such CER Consideration would otherwise escheat to or become the property of any Governmental Authority), such CER Consideration will, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent agrees to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent, unless such liability, penalty, cost or expense has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct.

(i)                 Except to the extent any portion of any CER Consideration is required to be treated as imputed interest pursuant to applicable Law, Parent and the Operating Partnership intend to treat the CER Consideration for all U.S. federal and applicable state and local income Tax purposes as additional Merger Consideration paid at the Effective Time pursuant to the Merger Agreement; provided that notwithstanding the foregoing, consistent with the provisions of Section 2.5, Parent and the Operating Partnership agree that the CER Consideration constitutes contingent consideration that will be considered received by, and taxable to, the Holders if and when received pursuant to the installment method of Section 453 of the Code, except to the extent that a Holder elects out of the installment method.

(j)                 The CER Consideration shall be equitably adjusted to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parent Common Stock, as applicable), subdivision, reorganization, reclassification, recapitalization, combination, exchange of equity interests or other like change with respect to the number of shares of Parent Common Stock outstanding after the Revaluation Date and prior to the Issuance Date.

2.5               No Voting, Dividends or Interest; No Equity or Ownership Interest.

(a)                The CERs shall not represent any equity or ownership interest in Parent or the Operating Partnership or in Merger Sub or any other constituent company in the Mergers or any of their respective Subsidiaries or Affiliates. The CERs shall not have any voting, dividend or distribution rights, and interest shall not accrue on any amounts payable on or in respect of the CERs to any Holder.

(b)                Notwithstanding the provisions of Section 2.5(a), as a component of the CER Consideration to which such Holder is entitled to receive, a Holder shall be entitled to receive, in each case, without interest, (x) a number of shares of Parent Common Stock equal to the quotient obtained by dividing (A) the amount of any dividends or other distributions paid with respect to the shares of Parent Common Stock represented by the number of whole shares of Parent Common Stock received by such Holder in respect of such Holder’s CERs and having a record date on or after the Effective Time and a payment date prior to the Issuance Date by (B) the Parent Share Value (with cash being paid in lieu of any fractional shares of Parent Common Stock in an amount equal to the product of (I) such fractional part of a share of Parent Common Stock multiplied by (II) the Parent Share Value) and (y) at the appropriate payment date or as promptly as practicable thereafter, the amount of any dividends or other distributions payable with respect to such shares of Parent Common Stock and having a record date on or after the Effective Time but prior to the Issuance Date and a payment date on or after the Issuance Date.

2.6               Ability to Abandon CER. A Holder may at any time, at such Holder’s option, abandon any or all of such Holder’s remaining rights in a CER by transferring such CER to Parent, the Operating Partnership or any of their respective Affiliates without consideration therefor.  Nothing in this Agreement shall prohibit Parent, the Operating Partnership or any of their respective Affiliates from offering to acquire or acquiring any CERs for consideration from the Holders, in private transactions or otherwise, in their sole discretion.  Any CERs acquired by Parent, the Operating Partnership or any of their respective Affiliates shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders.

2.7               Books and Records; Segregation of Covered Portfolio; Quarterly Reporting.

(a)                Parent shall, and shall cause its Affiliates to, keep true, complete and accurate records in sufficient detail with respect to the Updated Covered Portfolio to enable the Rights Agent and the Acting Holders and their consultants and professional advisors to confirm the applicable CER Consideration payable to each Holder hereunder in accordance with the terms specified in this Agreement.

(b)                Parent shall use commercially reasonable efforts to avoid commingling the assets contained in the Updated Covered Portfolio with other assets of Parent and its Subsidiaries that are not part of the Updated Covered Portfolio, including holding the assets constituting the Updated Covered Portfolio in separate subsidiaries from those that hold assets that are not part of the Updated Covered Portfolio; provided, that Parent shall have the flexibility to make such adjustments as it believes are required to maintain its qualification as a REIT or to preserve any exemption under the Investment Company Act of 1940.

(c)                Within forty-five (45) days after the end of each calendar quarter ending after the date of this Agreement and before the Revaluation Date, Parent shall prepare and deliver to the Rights Agent and to the Mosaic Manager a written report, in such form as Parent shall determine, summarizing the performance of, and significant activity in, the Updated Covered Portfolio during such calendar quarter; provided, that such report shall be provided for information purposes only, and shall have no bearing on the determination of, and may not be used as a basis for determining, any Valuation Excess or the amount of CER Consideration.

2.8               Certain Actions. Neither Parent nor any of its Affiliates will take any action that is intended primarily to reduce the amount of any CER Consideration or restrict Parent’s ability to issue or pay any of the CER Consideration hereunder; provided, that the foregoing shall be subject in all respects to the prudent business judgment of Parent’s board of directors or management in connection with the conduct of its business, including management of the Updated Covered Portfolio, and shall not require Parent or any of its Affiliates to take or refrain from taking, or prohibit Parent or any of its Affiliates from taking or refraining from taking, any actions in respect of the Updated Covered Portfolio, including (i) any liquidation or disposition of a Subject Company Loan or Subject Company Investment, or any interests therein, (ii) any negotiations with borrowers or other counterparties with respect to any matters relating to any Subject Company Loans or Subject Company Investments, including any agreement or failure to agree to compromise or amend the terms of, or effect a discounted payoff of, any Subject Company Loan or Subject Company Investment, or (iii) any actions taken or not taken on the advice, or against the advice of, the Mosaic Manager under the Services Agreement.

3.            THE RIGHTS AGENT

3.1               Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or omitted to be taken in connection with this Agreement, except to the extent of its fraud, gross negligence, bad faith or willful or intentional misconduct.

3.2               Certain Rights of the Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Rights Agent.  In addition:

(a)                the Rights Agent may rely and shall be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)                whenever the Rights Agent shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Rights Agent may rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of fraud, gross negligence, bad faith or willful or intentional misconduct on its part, incur no liability and be held harmless by Parent for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reliance upon such certificate;

(c)                the Rights Agent may engage and consult with counsel of its selection and the written advice of such counsel or any opinion of counsel shall be full and complete authorization and protection and shall be held harmless by Parent in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(d)                the permissive rights of the Rights Agent to do things enumerated in this Agreement shall not be construed as a duty;

(e)                the Rights Agent shall not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the premises;

(f)                 the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)                the Rights Agent shall have no liability and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent); nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)                Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, claim, demands, suits or expense arising out of or in connection with Rights Agent’s duties under this Agreement, including the reasonable out-of-pocket costs and expenses of defending Rights Agent against any claims, charges, demands, suits or loss, unless such loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, bad faith or willful or intentional misconduct;

(i)                 Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof, and (ii) to reimburse the Rights Agent for all Taxes and governmental charges, reasonable documented out-of-pocket expenses incurred by the Rights Agent in the execution of this Agreement (other than Taxes imposed on or measured by the Rights Agent’s net income and franchise or similar Taxes imposed on it (in lieu of net income Taxes)).  The Rights Agent shall also be entitled to reimbursement from Parent for all reasonable and necessary out-of-pocket expenses paid or incurred by it in connection with the administration by the Rights Agent of its duties hereunder; and

(j)                 No provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

3.3               Resignation and Removal; Appointment of Successor.

(a)                The Rights Agent may resign at any time by giving written notice thereof to Parent specifying a date when such resignation shall take effect, which notice shall be sent at least sixty (60) days prior to the date so specified but in no event shall such resignation become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Parent has the right to remove the Rights Agent at any time by specifying a date when such removal shall take effect but no such removal shall become effective until a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.4. Notice of such removal shall be given by Parent to the Rights Agent, which notice shall be sent at least sixty (60) days prior to the date so specified.

(b)                If the Rights Agent provides notice of its intent to resign, is removed or becomes incapable of acting, Parent shall, as soon as is reasonably practicable, appoint a qualified successor Rights Agent who shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank.  The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)                Parent shall give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CER Register.  Each notice shall include the name and address of the successor Rights Agent.  If Parent fails to send such notice within ten (10) Business Days after acceptance of appointment by a successor Rights Agent, the successor Rights Agent shall cause the notice to be mailed at the expense of Parent.  Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

3.4               Acceptance of Appointment by Successor. Every successor Rights Agent appointed hereunder shall execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Rights Agent.  On request of Parent or the successor Rights Agent, the retiring Rights Agent shall execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers, trusts and duties of the retiring Rights Agent.

4.            AMENDMENT

4.1               Amendments without Consent of Holders.

(a)                Without the consent of any of the Holders or the Rights Agent, Parent and the Operating Partnership at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)               to evidence the succession of another Person as a successor Rights Agent and the assumption by any such successor of the covenants and obligations of the Rights Agent herein;

(ii)              to add to the covenants of Parent or the Operating Partnership such further covenants, restrictions, conditions or provisions as Parent or the Operating Partnership shall consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)             to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein or in the Merger Agreement, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)             as may be necessary or appropriate to ensure that the CERs are not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” laws and to ensure that the CERs are not subject to any similar registration or prospectus requirement under applicable securities laws outside the United States;

(v)              to evidence the assignment of this Agreement by Parent or the Operating Partnership as provided in Section 6.3; or

(vi)            any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)                Without the consent of any Holders (other than the Holder of interests affected by this Section 4.1(b)), Parent, the Operating Partnership and the Rights Agent, at any time and from time to time, may enter into one or more amendments thereto to reduce the number of CERs, to the extent that any Holder agrees to renounce such Holder’s rights under this Agreement in accordance with Section 6.4 or to transfer CERs to Parent or the Operating Partnership pursuant to Section 2.6.

(c)                Promptly after the execution by Parent and/or the Rights Agent of any amendment pursuant to the provisions of this Section 4.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.2               Amendments with Consent of Holders.

(a)                Subject to Section 4.1 (which amendments pursuant to Section 4.1 may be made without the consent of any of the Holders or the Rights Agent), with the written consent of the Acting Holders, Parent, the Operating Partnership and the Rights Agent may enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interest of the Holders.

(b)                Promptly after the execution by Parent, the Operating Partnership and the Rights Agent of any amendment pursuant to the provisions of this Section 4.2, Parent and the Operating Partnership shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CER Register, setting forth such amendment.

4.3               Execution of Amendments. Prior to executing any amendment permitted by this Section 4, the Rights Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel selected by Parent (and at Parent’s sole expense) stating that the execution of such amendment is authorized or permitted by this Agreement.  The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, powers, trusts or duties under this Agreement or otherwise.

4.4              Effect of Amendments. Upon the execution of any amendment under this Section 4, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

5.            REMEDIES OF THE HOLDERS

5.1               Event of Default. “Event of Default” with respect to the CERs, means any material default in the performance, or breach in any material respect, of any covenant or warranty of Parent hereunder (other than a default in whose performance or whose breach is elsewhere in this Section 5.1 specifically dealt with), and continuance of such default or breach for a period of thirty (30) days after a written notice specifying such default or breach and requiring it to be remedied is given, which written notice states that it is a “Notice of Default” hereunder and is sent by registered or certified mail to Parent by the Rights Agent, at the direction of the Acting Holders (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of Law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Authority).

If an Event of Default described above occurs and is continuing (and has not been cured or waived), then, and in each and every such case, the Rights Agent upon the written request of the Acting Holders by notice in writing to Parent, shall commence an arbitration proceeding to protect the rights of the Holders, including to obtain payment for any amounts then due and payable, pursuant to Section 6.6.

The foregoing provisions of this Section 5.1, however, are subject to the condition that if, at any time after the Rights Agent shall have commenced such arbitration proceeding, and before any award shall have been obtained, Parent shall pay or shall deposit with the Rights Agent a sum sufficient to pay all amounts which shall have become due and such amount as shall be sufficient to cover reasonable compensation to the Rights Agent, its agents, attorneys and counsel, and all Events of Default under this Agreement shall have been cured, waived or otherwise remedied as provided herein, then and in every such case the Acting Holders, by written notice to Parent and to the Rights Agent, may waive all defaults that are the subject of such arbitration proceeding, but no such waiver or rescission and annulment shall extend to or shall affect any subsequent default.

5.2               Arbitration Proceedings for Enforcement. If an Event of Default has occurred, has not been waived and is continuing, the Rights Agent may in its discretion proceed to protect and enforce the rights vested in it by this Agreement by commencing arbitration proceedings pursuant to Section 6.6.

5.3               Limitations on Suits by Holders. Subject to the last sentence of this Section 5.3, no Holder of any CER shall have any right under this Agreement to commence arbitration proceedings under or with respect to this Agreement, or for the appointment of a Rights Agent, receiver, liquidator, custodian or other similar official, for any other remedy hereunder, unless (i) such Holder previously shall have given to the Rights Agent written notice of default, (ii) the Acting Holders shall have made written request upon the Rights Agent to commence such arbitration proceeding in its own name as Rights Agent hereunder and shall have offered to the Rights Agent such reasonable indemnity as it may require against the costs, expenses and liabilities to be incurred therein or thereby and (iii) the Rights Agent for fifteen (15) days after its receipt of such notice, request and offer of indemnity shall have failed to commence any such arbitration proceeding and no direction inconsistent with such written request shall have been given to the Rights Agent pursuant to Section 5.4.  Notwithstanding any other provision in this Agreement, the right of any Holder of any CER to receive payment of the amounts that a CER Notice indicates are payable in respect of such CER on or after the applicable due date, or to commence arbitration proceedings for the enforcement of any such payment on or after such due date, shall not be impaired or affected without the consent of such Holder.

5.4               Control by Acting Holders.  Subject to the last sentence of this Section 5.4, the Acting Holders shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Rights Agent, or exercising any power conferred on the Rights Agent by this Agreement; provided that such direction shall not be otherwise than in accordance with Law and the provisions of this Agreement; provided, further that (subject to the provisions of Section 3.1) the Rights Agent shall have the right to decline to follow any such direction if the Rights Agent, being advised by counsel, shall determine that the action or proceeding so directed may not lawfully be taken or if the Rights Agent (acting in good faith through its board of directors, the executive committee, or a committee of directors of the Rights Agent) shall determine that the action or proceedings so directed would involve the Rights Agent in personal liability or if the Rights Agent in good faith shall so determine that the actions or forbearances specified in or pursuant to such direction would be unduly prejudicial to the interests of Holders not joining in the giving of said direction.  Nothing in this Agreement shall impair the right of the Rights Agent in its discretion to take any action deemed proper by the Rights Agent and which is not inconsistent with such direction or directions by the Acting Holders.

6.                   OTHER PROVISIONS OF GENERAL APPLICATION

6.1               Notices to the Rights Agent and Parent.  Any notice or other communication required or permitted to be delivered to Parent or the Rights Agent under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after being sent by registered mail or by courier or express delivery service, (c) if sent by email transmission prior to 6:00 p.m. recipient’s local time, upon transmission when transmission is confirmed or (d) if sent by email transmission after 6:00 p.m. recipient’s local time and receipt is confirmed, the Business Day following the date of transmission; provided that in each case the notice or other communication is sent to the physical address or email address, as applicable, set forth beneath the name of such party below (or to such other physical address or email address as such party shall have specified in a written notice given to the other party):

If to the Rights Agent, to it at:

[●]

with a copy (which shall not constitute notice) to:

[●]

If to Parent or the Operating Partnership, to Parent at:

Ready Capital Corporation

1251 Avenue of the Americas, 50th Floor

New York, NY 10020

Attention: Andrew Ahlborn

Email: aahlborn@waterfallam.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue,

New York, NY 10016

Attention: Michael Kessler, David Brown

Email: michael.kessler@alston.com, david.brown@alston.com

The Rights Agent or Parent may specify a different address or email address by giving notice in accordance with this Section 6.1.

6.2               Notice to Holders.  Where this Agreement provides for notice to Holders, such notice shall be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CER Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice.  In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder shall affect the sufficiency of such notice with respect to other Holders.

6.3               Parent Successors and Assigns.  Parent may not assign this Agreement without the consent of the Acting Holders, except Parent may assign (a) in its sole discretion and without the consent of any other Person, any or all of its rights, interests and obligations hereunder to one or more of its Affiliates (each, an “Assignee”), provided that the Assignee agrees to assume and be bound by all of the terms and conditions of this Agreement, and provided, further, that in connection with any assignment to an Assignee, Parent shall agree to remain liable for the performance by each Assignee of obligations of Parent hereunder, with such Assignee substituted for Parent under this Agreement, and (b) this Agreement in its entirety without the consent of any other Person to its successor in interest in connection with the sale of all or substantially all of its assets or of its stock, or in connection with a merger, acquisition or similar transaction (such successor in interest, the “Acquiror”). This Agreement will be binding upon, inure to the benefit of and be enforceable by Parent’s successors, Acquiror and each Assignee. Each reference to “Parent” in this Agreement shall be deemed to include Parent’s successors, Acquiror and all Assignees. Each of Parent’s successors, Acquirors and Assignees shall, by a supplemental contingent equity rights agreement or other instrument supplemental hereto, executed and delivered to the Rights Agent, expressly assume payment of amounts on all of the CERs and the performance of every obligation, agreement and covenant of this Agreement on the part of Parent and the Operating Partnership to be performed or observed.  The Rights Agent may not assign this Agreement without Parent’s written consent.  Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

6.4               No Third Party Beneficiaries. Nothing in this Agreement, express or implied, shall give to any Person (other than the Rights Agent, Parent, Parent’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted Transfer, each of whom is intended to be, and is, a third party beneficiary hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Rights Agent, Parent, Parent’s successors and Assignees, and the Holders.  The Holders of CERs shall have no rights except the contractual rights as are expressly set forth in this Agreement and the Merger Agreement.  Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted Transfer may at any time agree to renounce, in whole or in part, whether or not for consideration, such Holder’s rights under this Agreement by written notice to the Rights Agent and Parent, which notice, if given, shall be irrevocable, and Parent may, in its sole discretion, at any time offer consideration to Holders in exchange for their agreement to irrevocably renounce their rights, in whole or in part, hereunder.

6.5               Governing Law.  This Agreement, the CERs and all actions arising under or in connection herewith and therewith (whether based in contract, tort, or otherwise) shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

6.6               Arbitration.  Any dispute, controversy or claim (including any claim for breach hereof) based upon, relating to or arising out of this Agreement or any transaction contemplated hereby (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations hereunder, and other than matters that are the subject of a Dispute Notice, which shall be resolved in the manner described in Section 2.4(c)) shall be resolved by binding arbitration conducted in accordance with the Rules of Arbitration (“Rules”) of the International Chamber of Commerce (the “ICC”).  The arbitration shall be conducted by a panel of three arbitrators, each of whom shall be independent and a lawyer or retired judge with at least fifteen years’ experience in the real estate industry and with mergers and acquisitions.  No later than fifteen (15) days after an arbitration proceeding is commenced under this Section 6.6, Parent shall nominate one arbitrator and the Holder (or, if more than one Holder is a party to the arbitration proceeding, all such Holders collectively) shall nominate one arbitrator, and the two so nominated arbitrators shall select the third arbitrator.  If the two arbitrators cannot or fail to agree upon the third arbitrator within fifteen (15) days of their confirmation by the ICC, the third arbitrator shall be appointed by the ICC in accordance with the Rules.  The arbitration shall be administered by the ICC acting through its International Court of Arbitration. The arbitration shall be conducted in the English language and the seat, or place, of the arbitration shall be the city of New York, New York.  Hearings shall be conducted in New York, New York, or at such other location as mutually agreed by Parent and the Holder or Holders that are party to the arbitration proceeding.  The arbitration award shall be final, conclusive, binding and non-appealable and shall not be subject to further review by any court.  The arbitrator shall have no power to amend or supplement the terms of this Agreement or the Merger Agreement or act ex aequo et bono.  Judgment upon the award may be entered in any court having jurisdiction thereof.  Each party shall bear his, her or its own costs of any such arbitration or investigation in respect of any dispute.  Any award payable in favor of the Holders or the Rights Agent as a result of arbitration shall be distributed to the Holders on a pro rata basis, based on the number of CERs held by each Holder.

6.7               Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

6.8               Termination.  This Agreement shall be terminated and of no force or effect, the parties hereto shall have no liability hereunder (other than with respect to monies due and owing by Parent to Rights Agent), and no payments shall be required to be made, upon the earlier to occur of (a) the date that is six (6) months after the date of the CER Notice, (b) the date on which it is finally determined that the Valuation Excess is less than or equal to $0, and (c) the date on which all CER Consideration is delivered to Holders in accordance with this Agreement.  Notwithstanding the foregoing, no such termination shall affect any rights or obligations accrued prior to the effective date of such termination or Sections 5.1, 5.2, 5.3, 5.4, 6.4, 6.5, 6.6, 6.7, 6.9 or this Section 6.8, which shall survive the termination of this Agreement, or the resignation, replacement or removal of the Rights Agent.

6.9               Entire Agreement; Counterparts.  This Agreement, the Merger Agreement (including its Exhibits and Schedules, including Disclosure Schedules) and the other Ancillary Documents constitute the entire agreement and supersede all contemporaneous and prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and thereof. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by PDF shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

READY CAPITAL CORPORATION

By:
Name:
Title:

SUTHERLAND PARTNERS, L.P.

By: Ready Capital Corporation, its General Partner

By:
Name:
Title:

[Signature Page to Form Of Contingent Equity Rights Agreement]

[●]

By:
Name:
Title:

[Signature Page to Form Of Contingent Equity Rights Agreement]

EXHIBIT A

Covered Portfolio

EXHIBIT B

Form of CER Notice

Exhibit C to

Merger Agreement

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

Ready Capital Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, has reclassified and designated [__________] authorized but unissued shares of Common Stock, $0.0001 par value per share (the “Common Shares”), of the Company as [_______] shares of Class B Common Stock, $0.0001 par value per share (the “Class B Common Shares”). There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: Except as set forth in the immediately following sentences, (i) the Class B Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Shares and all provisions of the Charter applicable to the Common Shares, including, without limitation, the provisions of Articles VI and VII, shall apply to the Class B Common Shares, and (ii) the Class B Common Shares and the Common Shares shall rank equally, share ratably and be identical in all respects as to all matters. All of the Class B Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the date that is three hundred sixty-six (366) calendar days (or, if such date is not a business day, the next business day) after the date these Articles Supplementary become effective (the “Conversion Date”); provided that if the Board determines to establish an earlier date and time on which such conversion shall occur, such determination shall be set forth in a Certificate of Notice filed with the SDAT, whereupon such earlier date and time shall be the Conversion Date. No fractional Common Shares shall be issued upon conversion of Class B Common Shares on the Conversion Date and each holder of Class B Common Shares otherwise entitled to a fractional Common Share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a Common Share multiplied by the closing trading price per Common Share on such date as reported by the national securities exchange on which the Common Shares are then listed for trading. Each unissued Class B Common Share shall automatically be reclassified as one (1) unissued Common Share as of the close of business on the first business day following the Conversion Date.

THIRD: A description of the Common Shares is contained in the Charter.

FOURTH: The Class B Common Shares have been reclassified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at [__:__] [a.m.][p.m.] Eastern Time on [_______], 20[__].

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this [__] day of [____], 20[__].

ATTEST:		READY CAPITAL CORPORATION

		By:	(SEAL)
Name:	Andrew Ahlborn	Name:	Thomas E. Capasse
Title:	Chief Financial Officer	Title:	Chief Executive Officer

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